As filed with the Securities and Exchange Commission on March 23, 1998
                                                      Registration No. 333-44473


================================================================================
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549
                               ---------------


                                AMENDMENT NO. 2
                                       to


                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ---------------
                             HOLMES PRODUCTS CORP.
            (Exact name of registrant as specified in its charter)

           MASSACHUSETTS                          506                           04-2768914
 (State or other jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer Identification No.)
  incorporation or organization)      Classification Code Number)

                             233 FORTUNE BOULEVARD
                         MILFORD, MASSACHUSETTS 01757
                                 (508) 634-8050
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      SEE TABLE OF ADDITIONAL REGISTRANTS

                                 ---------------

                                 Jordan A. Kahn
                     President and Chief Executive Officer
                             Holmes Products Corp.
                             233 Fortune Boulevard
                          Milford, Massachusetts 01757
                                 (508) 634-8050
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                       Copies of all communications to:

                           Michael L. Andresino, Esq.
                      Posternak, Blankstein & Lund, L.L.P.
                            100 Charles River Plaza
                        Boston, Massachusetts 02114-2723
                                 (617) 973-6100

                               ---------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                ----------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

                                ---------------

                       TABLE OF ADDITIONAL REGISTRANTS(1)

=================================================================================================
   Exact Name of Registrant         State or Other Jurisdiction       Primary Standard Industrial
 As Specified in its Charter     of Incorporation or Organization     Classification Code Number
--------------------------------------------------------------------------------------------------
Holmes Manufacturing Corp.                Massachusetts                          506
--------------------------------------------------------------------------------------------------
Holmes Air (Taiwan) Corp.                 Massachusetts                          506
==================================================================================================

(1) The address, including zip code, and telephone number, including area code, of the additional Registrants' principal executive offices is 233 Fortune Boulevard, Milford, Massachusetts 01757, (508) 634-8050.

                  SUBJECT TO COMPLETION, DATED MARCH 23, 1998



PRELIMINARY PROSPECTUS


                               [Holmes Logo]



                               OFFER TO EXCHANGE
                             UP TO $105,000,000 OF
               9 7/8% SENIOR SUBORDINATED NOTES DUE 2007, SERIES B
                       FOR ANY AND ALL OF THE OUTSTANDING
                    9 7/8% SENIOR SUBORDINATED NOTES DUE 2007
                                       OF
                             HOLMES PRODUCTS CORP.

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                 ON ---------------- , 1998, UNLESS EXTENDED.

     Holmes Products Corp., a Massachusetts corporation (the "Issuer"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer"), to exchange an aggregate of up to $105,000,000 principal amount of 9 7/8% Senior Subordinated Notes due 2007, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for an identical face amount of the issued and outstanding 9 7/8% Senior Subordinated Notes due 2007 (referred to individually as the "144A Notes" and "Reg S Notes"; collectively as the "Series A Notes"; and, together with the Exchange Notes, the "Notes") of the Issuer from the Holders (as defined herein) thereof in integral multiples of $1,000 principal amount. As of the date of this Prospectus, there are $105,000,000 in aggregate principal amount of the Series A Notes outstanding. The terms of the Exchange Notes are identical in all material respects to the Series A Notes, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer described in the Registration Rights Agreement (as defined herein), the provisions of which generally will terminate as to all of the Notes upon the consummation of the Exchange Offer. The Exchange Notes will be obligations of the Issuer evidencing the same indebtedness as the Series A Notes, and will be entitled to the benefits of the same Indenture (as defined herein). See "The Exchange Offer."


     Interest on the Exchange Notes will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 1998. The Exchange Notes will mature on November 15, 2007. The Exchange Notes are redeemable at any time on or after November 15, 2002 at the option of the Issuer, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. Upon the occurrence of a Change of Control (as defined herein), each holder of the Exchange Notes may require the Issuer to purchase all or a portion of such holder's Exchange Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Exchange Notes -- Repurchase at the Option of the Holders."




     The Exchange Notes will be unsecured senior subordinated obligations of the Issuer and, as such, will be subordinated in right of payment to all existing and future senior indebtedness of the Issuer. The Exchange Notes will rank pari passu in right of payment with all other existing and future senior subordinated indebtedness, if any, of the Issuer, and senior in right of payment to all existing and future subordinated indebtedness, if any, of the Issuer. The Exchange Notes will be guaranteed, fully, unconditionally and jointly and severally, on a senior subordinated basis (the "Guarantees") by the Issuer's Domestic Restricted Subsidiaries (the "Guarantors" and, together with the Issuer and its other subsidiaries on a consolidated basis, the "Company"). The Guarantees will be unsecured senior subordinated obligations of the Guarantors and will be subordinated to all existing and future senior indebtedness of the Guarantors. See "Description of the Exchange Notes -- Subsidiary Guarantees." As of December 31, 1997, the Company and the Guarantors had approximately $30.4 million in aggregate principal amount of Senior Debt (as defined herein) outstanding, including guarantees of the Company's obligations under the Credit Facility (as defined herein), and no indebtedness junior to the Series A Notes.


     See "Risk Factors" beginning on page 14 for a discussion of certain factors that should be considered by participants in the Exchange Offer.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
 A CRIMINAL OFFENSE. UNTIL               , 1998 (90 DAYS AFTER THE DATE OF THIS
 PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.



             The Date of this Prospectus is                , 1998.


Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     The Company will accept for exchange any and all validly tendered Series A Notes on or prior to the Expiration Date (as defined herein). Tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date; otherwise such tenders are irrevocable. The Exchange Offer is not conditioned upon any minimum principal amount of Series A Notes being tendered for exchange. For certain conditions to the Exchange Offer, see "The Exchange Offer -- Conditions."

     The Series A Notes were offered and sold on November 19, 1997 in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof. In general, the Series A Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act.

     The Exchange Notes are being offered hereby in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement. The Company has agreed to pay the expenses of the Exchange Offer. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Series A Notes may be offered for resale, resold or otherwise transferred by any person in whose name Series A Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder (a "Holder") thereof (other than any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. In some cases, certain broker-dealers may be required to deliver a prospectus in connection with the resale of such Exchange Notes.


     Any beneficial owner of Series A Notes whose Series A Notes are registered in the name of a broker, commercial bank, trust company or other nominee and who wishes to participate in the Exchange Offer should contact such registered Holder promptly and instruct such Holder to tender the Series A Notes on such beneficial owner's behalf. See "The Exchange Offer -- Procedures for Tendering."


     This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of Exchange Notes received in exchange for such Series A Notes where such Series A Notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities (other than Series A Notes acquired directly from the Company). The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

     Prior to this Exchange Offer, there has been no public market for the Notes. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their principal amount. The Company does not intend to list the Exchange Notes on any securities exchange nor does the Company intend to apply for quotation of the Exchange Notes on the NASDAQ National Market or other quotation system. BancBoston Securities Inc. and Lehman Brothers Inc. (the "Initial Purchasers") have indicated to the Company that they intend to make a market in the Notes, but are not obligated to do so and such market-making activities may be discontinued at any time. As a result, no assurance can be given that an active trading market for the Exchange Notes will develop.

     The Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Exchange Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depository" or "DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. Notwithstanding the foregoing, Series A Notes held in certificated form will be exchanged solely for Certificated Exchange Notes (as defined herein). After the initial issuance of the Global Exchange Note, Certificated Exchange Notes will be issued in exchange for the Global Exchange Note only on the terms set forth in the Indenture. See "Description of the Exchange Notes -- Book-Entry, Delivery and Form."


     All statements, other than statements of historical fact, included in this Prospectus, including without limitation the statements under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," are, or may be, forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "intends," "plans," "expects," and similar expressions are intended to identify forward-looking statements. Various economic and competitive factors could cause actual results or events to differ materially from those discussed in such forward-looking statements, including without limitation, the Company's degree of leverage, the integration of future acquisitions, the Company's dependence on major customers and key personnel, competition, risks associated with foreign manufacturing, risks of the retail industry, potential product liability claims, and the other factors discussed in this Prospectus with respect to the Company's business, including those set forth under "Risk Factors." Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized.

                               ----------------

                             AVAILABLE INFORMATION

     The Issuer has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission and to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     For further information with respect to the Issuer and the Notes, reference is made to such Registration Statement. A copy of the Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     While any Series A Notes remain outstanding, the Company will make available, upon request, to any Holder and any prospective purchaser of Series A Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Company at 233 Fortune Boulevard, Milford, Massachusetts 01757, Attention:
Chief Financial Officer (telephone number (508) 634-8050).


     Upon completion of the Exchange Offer, the Issuer will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, will file reports and other information with the Securities and Exchange Commission.


                                 ------------
     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE ISSUER SINCE THE DATE HEREOF.

     UNTIL , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus, and is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Market data (including market share data) used throughout this Prospectus were obtained from internal Company surveys, independent market research companies and industry publications. Independent market research companies and industry publications generally indicate that the information provided by them or contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The Company has not independently verified such market data. Similarly, internal Company surveys, while believed by the Company to be reliable, have not been verified by any independent sources. Unless otherwise specified, all market share data contained in this Prospectus are estimates by the Company measured in units sold. Unless the context otherwise requires, references in this Prospectus to "Holmes" and the "Company" are to Holmes Products Corp. and its subsidiaries after giving effect to the Transactions.


                                  The Company


     Holmes is a leading developer, manufacturer and marketer of quality, branded home comfort products, including fans, heaters, humidifiers and air purifiers. The Company believes that it has a leading U.S. market share in each of these product categories, which, in the aggregate, accounted for approximately 91.7% of the Company's net sales for the year ended December 31, 1997. In addition, the Company markets and distributes dehumidifiers and a variety of decorative and home office lighting products. The Company believes that its strong market position and success are attributable to its continuous product innovation, engineering and manufacturing expertise, close customer relationships, breadth of product offerings and reputation for quality. From 1993 to 1997, Holmes' net sales increased from $61.8 million to $192.2 million, a compound annual growth rate of 32.8%. For the year ended December 31, 1997, after giving pro forma effect to the Transactions, the Company would have had net sales and net income of $192.2 million and $6.2 million, respectively.


     The Company's products are sold to consumers through major retail channels, including mass merchants, do-it-yourself home centers, warehouse clubs, hardware stores and national drugstore chains. Representative customers in these channels include Wal-Mart, Kmart, Target, Home Depot, Costco, BJ's Wholesale Club, TruServ (formerly True Value and ServiStar) and Walgreens. These customers, in the aggregate, accounted for 49.5% of the Company's net sales during fiscal year 1997. Wal-Mart, Kmart and Target represented 17.4%, 11.0% and 11.0%, respectively, of net sales in fiscal year 1997. The Company believes that the strength, scope and visibility of its retail account base provide a competitive advantage with respect to brand recognition, shelf space and penetration of the consumer market.


     Holmes was founded in 1982 by its current Chief Executive Officer, Jordan
A. Kahn, an innovator in the home comfort market with over 30 years of industry experience. Holmes opened its first manufacturing facility in China in 1989, and currently operates two facilities in China where it manufactures its products and electric motors for use in its products. The Company also produces electric motors for manufacturers of other electric appliances. The Company's vertically integrated manufacturing facilities provide the Company with control over the production process and product quality. These facilities also enhance operational flexibility and allow the Company to quickly respond to changes in consumer demand and to specialized production needs. The Company maintains offices in Hong Kong and Taiwan that are responsible for sourcing raw materials, processing orders and shipping the Company's products. The Company coordinates product development, marketing, sales and distribution from the Company's Milford, Massachusetts headquarters. The Company markets and distributes products primarily under the Holmes[RegTM] brand name.

     The principal executive offices of the Company are located at 233 Fortune Boulevard, Milford, Massachusetts 01757 and the telephone number is (508) 634-8050.


                             Competitive Strengths

     The home comfort product market is highly competitive and fragmented. The Company believes successful industry participants (i) deliver quality products in a timely and cost effective manner, (ii) provide innovative product introductions, (iii) offer a broad line of product categories across the entire home comfort appliance market and (iv) provide value-added services to retailers. Holmes believes that the following factors contribute to the

Company's position as a leader in the home comfort appliance market and serve as the foundation for the Company's growth strategy:


     Leading Market Share. Holmes believes that it has a leading U.S. market share in each of the Company's four primary product categories: fans, heaters, humidifiers and air purifiers. Management estimates that total retail sales of these products in the United States exceeded $1.0 billion in 1996. Management believes that the Company's leading market share provides Holmes with a competitive advantage in terms of retail account relations and enhanced brand awareness.


     Innovation in Product Design. The Company has established a reputation for innovation in product design, incorporating functional enhancements as well as aesthetic improvements. Management believes that innovation in these areas has contributed to the growth of the home comfort industry. In creating new products, the Company seeks to develop product concepts and features not offered in the marketplace, and which the Company can produce at strategic price points. Holmes typically has introduced more than 20 new stock keeping units ("SKUs") annually (excluding new color introductions of previous models) to its primary home comfort product offerings. The Company's expenditures for product development and tooling totaled $9.5 million for the year ended December 31, 1997.



     Product innovations by the Company include:

       [bullet] Oscillating heater
       [bullet] Warm mist humidifier
       [bullet] Accutemp[RegTM] digital temperature control
       [bullet] Oscillating window fan
       [bullet] Air purifier with sound conditioning feature
       [bullet] Twin ceramic heater


     New products and product line extensions introduced since January 1, 1994 accounted for a majority of the Company's net sales during the year ended December 31, 1997. Management believes product innovation will continue to stimulate demand for the Company's products. In addition, management believes that product innovations provide opportunities to earn higher gross margins for both the Company and the retailer.

     Strong Retailer Network. The Company has established strong relationships with leading retailers in each of the major channels of retail distribution. The Company's 25 largest accounts represented 70.1% of net sales in 1997, with the three largest, Wal-Mart, Kmart and Target, representing 39.4% of net sales in 1997. The Company believes that home comfort products provide retailers with higher profit potential than many alternative product offerings. Management believes that this profit potential, together with the Company's strong relationships with its retail customers, has led many retailers to increase shelf space for the Company's products. Over the years, Holmes has also received a number of awards from its customers in recognition of the Company's contribution to retailers' profitability and success, including Vendor of the Year in 1996 from Target, True Value, Pamida and Venture Stores.


     Focus on the Retailer and the Consumer. Holmes has established a reputation among leading retailers for quality products, timely shipment and value-added assistance in merchandising. The Company works with current and potential retail customers to develop products at strategic price points that meet consumer needs. Holmes also employs an in-house graphics team to develop attractive and informative product packaging designed to educate the consumer at the point of purchase. In addition, Holmes works closely with each retailer to develop customized product displays, point-of-purchase signage and educational materials. The Company also provides after-sale consumer services such as a toll-free consumer information line.

     Low Cost / High Quality Manufacturer. Management believes that Holmes is both a low cost manufacturer and a quality leader in the home comfort industry. The Company manufactures the majority of its products at its customized production facilities in China. The Company believes that it has a cost advantage as a result of its degree of vertical integration, purchasing power and low labor costs. In addition, by operating its own vertically integrated manufacturing facilities, Holmes has control over the quality of its products from design through final distribution. Through rigorous control of the manufacturing process, Holmes has established a strict quality control system to ensure the highest quality of products.

     Design and Engineering Expertise. Through its engineering expertise and state-of-the-art technology, Holmes is able to rapidly and cost effectively develop new products. The Company uses advanced CAD software in conjunction with laser-based stereolithography to design and engineer new products. These combined technologies allow the Company to design and produce prototypes of new products quickly, thus enabling Holmes to accurately assess the feasibility, cost and tooling requirements of new products before manufacturing the products. The Company believes it is one of only a few U.S. manufacturers to employ stereolithography technology and thereby enjoys a competitive advantage in the design and rapid prototyping of new products and product line extensions. These technologies also enhance the sales process by allowing customers to view working samples of new products before they are tooled. The Company has reduced the average time from product conception to market introduction from approximately 20 months three years ago to approximately nine months currently.


     Talented Senior Management Team with Significant Equity Ownership. Holmes has an experienced and entrepreneurial management team, with an average of over 11 years of industry experience. The Company's Chief Executive Officer, Jordan
A. Kahn, founded the Company in 1982 and is recognized as an innovator in the home comfort appliance industry. The Company's senior management team also includes Stanley Rosenzweig (Chief Operating Officer), Gregory F. White (Executive Vice President, Sales and Marketing) and Tommy Liu (Managing Director of the Company's Far East operations). The Company's senior management team owns an aggregate of approximately 25.7% of the Company's common stock.


                               Business Strategy

     The Company's strategy is to achieve further growth in net sales, profitability and cash flow by: (i) increasing sales of existing products; (ii) introducing new product categories and product line extensions; and (iii) expanding geographically. The Company intends to implement this strategy by pursuing the following initiatives:

     Further Penetrate Existing Distribution Channels. The Company believes that it can further penetrate its existing distribution channels as a result of favorable industry dynamics and the Company's strong relationships with mass merchant retailers, the fastest growing segment in retail distribution. Holmes currently sells to the largest, most sophisticated mass merchant retailers and believes it is well suited to grow this business with both existing and new customers. Management believes that mass merchants will continue to consolidate their vendor base and focus on a smaller number of sophisticated suppliers that can (i) provide a broad array of differentiated, quality products, (ii) efficiently and consistently fulfill logistical requirements and volume demands and (iii) provide full product support from design to point of sale and after-market service with the consumer. Holmes believes that it is well situated to capitalize on these trends.

     Develop New Distribution Channels. The Company continues to develop new channels of distribution by providing customized product offerings that appeal to the specific needs of each channel. Since 1996, Holmes has successfully marketed select products through an arrangement with the QVC electronic retailing network. In addition, Holmes recently introduced a new line of humidifiers and air purifiers, called Family Care[RegTM], to be marketed through national drugstore chains. The Company has also partnered with Gerry Baby Products to market the Company's products under the Gerry brand name and expand into the juvenile products distribution channel.

     Pursue Targeted Marketing Opportunities. As part of the Company's growth strategy, the Company has established several strategic alliances in order to promote awareness of the Company's products. For example, the Company has established a marketing affiliation with the Allergy and Asthma Foundation of America and has developed a strategic marketing partnership with the Brita Products Company, a subsidiary of Clorox Company, to market a new humidifier that integrates the Brita[RegTM] water filter. The Company has also entered into a variety of cross-merchandising relationships with other manufacturers including Stanley Tools, Toro, Vaseline and Benadryl.

     Leverage Core Competencies to Expand Product Offerings. The Company believes that its product development capabilities, established distribution network, marketing skills and ability to identify customer needs uniquely position it to successfully enter into new product categories within the portable appliance industry, either through internal growth or selective acquisitions. For example, in 1993, Holmes introduced a line of decorative and home office lighting products. The Company believes that it can successfully enter additional product categories based on the Company's core competencies within the household and portable appliance industry. In addition to its core appliance business, the Company designs, develops and sells electric motors to original equipment manufacturers, including Frigidaire.

     Expand into New Geographic Regions. The Company believes that the European and Asian home comfort markets are underdeveloped and represent significant growth opportunities. As a result, the Company has begun to focus on marketing its products in these regions. The Company currently sells its products in Europe and Asia on an original equipment manufacturer basis and, in August 1996, launched the sale of branded home comfort products in France.

     In furtherance of its strategic objectives, the Company may from time to time engage in discussions regarding mergers, acquisitions or other types of business combination transactions with third parties in the consumer products industry. The provisions of the Credit Facility permit the Company to make acquisitions that satisfy certain criteria.


                               The Transactions

     Prior to the closing of a series of transactions on November 26, 1997, including the issuance of the Series A Notes, the Company operated as Holmes Products Corp. ("Holmes U.S."), through which the Company conducted its operations in the United States, and Holmes Products (Far East) Limited ("Holmes Far East"), through which the Company conducted its manufacturing and sourcing operations in the Far East. Holmes U.S. and Holmes Far East were indirect subsidiaries of the Pentland Group plc (together with its subsidiaries, "Pentland"). In addition, Jordan A. Kahn, the founder of the Company and the Company's President and Chief Executive Officer, owned a minority interest in Holmes U.S. and Holmes Far East.

     Pursuant to a Stock Purchase and Redemption Agreement, a Stock Purchase Agreement and a Shareholders/Executives Agreement (the "Transactions Agreements"), (i) Pentland and Mr. Kahn contributed their shares of Holmes Far East to Holmes U.S., as a result of which Holmes Far East became a wholly owned subsidiary of Holmes U.S., (ii) affiliates of Berkshire Partners LLC ("Berkshire Partners"), certain members of the Company's senior management and certain other investors purchased approximately $16.5 million of capital stock of Holmes U.S. from the Company and approximately $9.7 million of capital stock of Holmes U.S. from Mr. Kahn (collectively, the "Berkshire Equity Investment"), the proceeds of which Holmes U.S. used to repay certain outstanding indebtedness, (iii) Mr. Kahn and Pentland retained equity interests in Holmes U.S. with an implied value of approximately $7.0 million and $1.8 million, respectively (valued on the basis of the Berkshire Equity Investment), and (iv) Holmes U.S. used available cash, the net proceeds from the Series A Notes and borrowings under a new $100.0 million senior credit facility (the "Credit Facility") to redeem a portion of the capital stock of Holmes U.S. owned by Pentland, to repay certain outstanding borrowings of the Company and to pay certain expenses of the transactions (the transactions referred to in clauses (i) through (iv), including the issuance of the Series A Notes and the initial borrowings under the Credit Facility, are collectively referred to herein as the "Transactions").


     As a result of the Transactions, the Company is currently owned approximately 69.2% by Berkshire Partners and certain other investors, approximately 25.7% by Mr. Kahn and other members of senior management and 5.1% by Pentland. In addition, in connection with the Transactions, the Company issued a warrant to Pentland to purchase 5% of the common stock of the Company, which is exercisable upon the occurrence of certain liquidity events generally occurring within two years following the closing of the Transactions. See "The Transactions; Use of Proceeds."

     The following table sets forth the sources and uses of funds in connection with the closing of the Transactions on November 26, 1997, certain of which amounts are subject to a post-closing audit (in thousands):


   Sources:
    Available cash ...............................................  $ 11,384
    Credit Facility (1)(2) .......................................    27,500
    Senior Subordinated Notes ....................................   105,000
    Berkshire Equity Investment (2)(3) ...........................    16,488
                                                                    --------
      Total cash sources to the Company ..........................   160,372
    Berkshire Equity Investment (2)(4) ...........................     9,727
    Equity value retained by existing stockholders (7) ...........     8,785
                                                                    --------
      Total sources ..............................................  $178,884
                                                                    ========
   Uses:
    Repayment of existing indebtedness (5) .......................  $ 79,980
    Redemption of Pentland equity (2) ............................    62,058
    Management bonuses (6) .......................................     7,734
    Estimated fees and expenses (6) ..............................    10,600
                                                                    --------
      Total cash uses by the Company .............................   160,372
    Purchase of equity by Berkshire from Mr. Kahn (2)(4) .........     9,727
    Equity value retained by existing stockholders (7) ...........     8,785
                                                                    --------
      Total uses .................................................  $178,884
                                                                    ========


------------
(1) The Credit Facility provides for total availability of $100.0 million. See "Description of Credit Facility."
(2) Subject to final working capital adjustments.
(3) Represents the portion of the Berkshire Equity Investment used to acquire capital stock of Holmes U.S. from the Company.
(4) Represents the portion of the Berkshire Equity Investment used to acquire capital stock of Holmes U.S. from Mr. Kahn.
(5) The indebtedness repaid in connection with the Transactions was classified as current liabilities on the Company's balance sheet and bore interest, as of November 26, 1997, at a weighted average rate of 7.93% per annum exclusive of non-interest bearing amounts due to affiliates.
(6) Pursuant to the Transactions Agreements, the purchase price of the capital stock from Pentland and Mr. Kahn was reduced by the amount of the management bonuses and $1.8 million of the fees and expenses of the Transactions.
(7) Valued on the basis of the Berkshire Equity Investment.


                              Berkshire Partners

     Berkshire Partners is an active investor in the private equity market, managing four investment funds capitalized with $725 million. The firm's investment strategy is to seek companies that have attractive growth prospects and to partner with talented management teams who retain meaningful ownership stakes. Through its 13-year investment history, Berkshire Partners has developed specific industry experience in several areas including various manufacturing sectors, retailing and related services, surface transportation and wireless communications. The firm's transactions have taken various forms including leveraged buyouts, recapitalizations, privatizations, industry consolidations and growth equity investments. Over the past decade, Berkshire Partners has been an investor in 48 operating companies with combined revenues in excess of $4 billion.

                             The Series A Offering


The Series A Notes ....................   The Series A Notes were sold by the Company in the Offering on
                                          November 19, 1997, and were subsequently resold to (i) Qualified
                                          Institutional Buyers (as defined herein) pursuant to Rule 144A under the
                                          Securities Act, and (ii) outside the United States in reliance on Regulation
                                          S under the Securities Act in a manner exempt from registration under the Securities Act.
Registration Rights Agreement .........   In connection with the Offering, the Company entered into the
                                          Registration Rights Agreement, which grants Holders of the Series A
                                          Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights, which generally terminate upon the consummation of the Exchange Offer.

                                                         The Exchange Offer
Securities Offered ....................   $105,000,000 in aggregate principal amount of 97/8% Senior
                                          Subordinated Notes due 2007, Series B.
The Exchange Offer ....................   $1,000 principal amount of the Exchange Notes in exchange for each
                                          $1,000 principal amount of Series A Notes. As of the date hereof,
                                          $105,000,000 in aggregate principal amount of Series A Notes are outstanding. The Company will issue the Exchange Notes to Holders on or promptly after the Expiration Date. The terms of the Exchange Notes are substantially identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Series A Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof (other than as provided herein), and are not subject to any covenant regarding registration under the Securities Act. See "The Exchange Offer." Other than compliance with applicable federal and state securities laws, including the requirement that the Registration Statement be declared effective by the Commission, there are no material federal or state regulatory requirements to be complied with in connection with the
                                          Exchange Offer.
Interest Payments .....................   The Exchange Notes will bear interest from November 26 , 1997, the date of consummation of the issuance of the Series A Notes, or the most recent interest payment date to which interest on such Series A Notes has been paid, whichever is later. Accordingly, Holders of Series A Notes that are accepted for exchange will not receive interest on such Series A Notes that is accrued but unpaid at the time of tender, but such interest will be payable on the first interest payment date after the Expiration Date.
Minimum Condition .....................   The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Series A Notes being tendered for exchange.
Expiration Date .......................   5:00 p.m., New York City time, on      , 1998 unless the
                                          Exchange Offer is extended, in which case the term "Expiration Date"
                                          means the latest date and time to which the Exchange Offer is extended.

Exchange Date ...................   The date of acceptance for exchange of the Series A Notes will be the first business day following the Expiration Date.
Withdrawal Rights ...............   Tenders may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date by providing the Exchange Agent (as defined) with a written or facsimile transmission of a notice of withdrawal. See "The Exchange Offer--Withdrawal of Tenders." The
                                    Company will determine if a withdrawal is effective. Any Series A Notes withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer. Properly withdrawn Series A Notes may be retendered. See "The Exchange Offer -- Withdrawal of Tenders."
Acceptance Of Series A Notes        The Company will accept for exchange any and all Series A Notes that
 And Delivery Of Exchange           are properly tendered in the Exchange Offer prior to 5:00 p.m., New York
 Offer Notes ....................   City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration
                                    Date. See "The Exchange Offer -- Terms of the Exchange Offer."
Conditions To The Exchange          The Exchange Offer is subject to certain customary conditions, which
 Offer ..........................   may be waived by the Company. See "The Exchange Offer --
                                    Conditions."
Procedures For Tendering Series A   To tender pursuant to the Exchange Offer, a Holder must complete, sign
 Notes ..........................   and date the accompanying Letter of Transmittal, or a facsimile thereof, have the signatures therein guaranteed if required by instruction 4 of the
                                    Letter of Transmittal and mail or otherwise deliver such Letter of
                                    Transmittal, or such facsimile, or an Agent's message (as defined below)
                                    in the case of a book-entry transfer, together with the Series A Notes and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Procedures
                                    for Tendering" and "Plan of Distribution." By executing the Letter of
                                    Transmittal, each Holder will represent to the Company that, among other things, the Holder or the person receiving such Exchange Notes, whether or not such person is the Holder, is acquiring the Exchange Notes in the ordinary course of business and that neither the Holder nor any such other person intends to participate or has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes.
                                    In lieu of physical delivery of the certificates representing Series A Notes, tendering Holders may transfer Series A Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer --
                                    Procedures for Tendering."

Special Procedures For Beneficial           Any beneficial owner whose Series A Notes are registered in the name
 Owners .................................   of a broker, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering the
                                            Series A Notes, either make appropriate arrangements to register ownership of the Series A Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The
                                            Exchange Offer -- Procedures for Tendering."
Guaranteed Delivery Procedures ..........   Holders of Series A Notes who wish to tender their Series A Notes and whose Series A Notes are not immediately available or who cannot deliver their Series A Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent
                                            (or comply with the requirements for book-entry transfer) prior to the
                                            Expiration Date must tender their Series A Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer --
                                            Guaranteed Delivery Procedures."
Federal Income Tax Consequences .........   The issuance of the Exchange Notes to Holders pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by
                                            Holders upon receipt of the Exchange Notes. See "The Exchange Offer
                                            -- Certain Federal Income Tax Consequences of the Exchange Offer."
Use Of Proceeds .........................   There will be no proceeds to the Company from the exchange of Series
                                            A Notes pursuant to the Exchange Offer.
Exchange Agent ..........................   State Street Bank and Trust Company is serving as exchange agent (the
                                            "Exchange Agent") in connection with the Exchange Offer. See "The
                                            Exchange Offer -- Exchange Agent."

                    Summary of Terms of the Exchange Notes


     The form and terms of the Exchange Notes are the same as the form and terms of the Series A Notes (which they replace) except that (i) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) the holders of Exchange Notes generally will not be entitled to further registration rights under the Registration Rights Agreement, which rights generally will be satisfied when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the indenture pursuant to which the Series A Notes were issued (the "Indenture"). See "Description of the Exchange Notes."




Securities Offered ..........   $105.0 million aggregate principal amount of 9 7/8% Senior Subordinated
                                Notes due 2007, Series B.
Maturity ....................   November 15, 2007.
Interest ....................   The Exchange Notes will bear interest at the rate of 9 7/8% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 1998.
Guarantees ..................   The Exchange Notes will be guaranteed by all of the Company's existing
                                Domestic Restricted Subsidiaries (the "Guarantors"), and all Domestic
                                Restricted Subsidiaries created or acquired by the Company in the future.
                                The Guarantors do not currently have any material assets or operations.
Ranking .....................   The Exchange Notes will be general unsecured obligations of the
                                Company and will be subordinated in right of payment to all existing and future Senior Debt of the Company. As of December 31, 1997, the
                                Company had $30.4 million of Senior Debt outstanding, including outstanding borrowings under the Credit Facility. In addition, the
                                Company had $71.5 million of additional borrowings available under the
                                Credit Facility. The Company is in compliance with the financial covenants of the Credit Facility. Pursuant to the covenants governing the
                                Exchange Notes, the Company would have been permitted to incur not less than an additional $15 million of Senior Debt at December 31, 1997.
                                See "Description of Credit Facility" and "Description of the Exchange
                                Notes."
Optional Redemption .........   Except as set forth below, the Exchange Notes will not be redeemable at the option of the Company prior to November 15, 2002. Thereafter, the Exchange Notes will be subject to redemption at any time at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date. In addition, at any time prior to November
                                15, 2000, the Company may redeem up to an aggregate of $33.0 million in principal amount of Exchange Notes at a redemption price equal to
                                109.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of the Company, provided that at least $72.0 million in principal amount of Exchange Notes remains outstanding immediately following each such redemption.

Change of Control ...........   In the event of a Change of Control, the Company will be required to make an offer to each holder of Exchange Notes to repurchase all or any part of such holder's Exchange Notes at a repurchase price equal to 101%
                                of the principal amount thereof, plus accrued and unpaid interest and
                                Liquidated Damages, if any, thereon to the repurchase date. If the
                                Company is required to make such an offer pursuant to a Change of
                                Control, there can be no assurance that the Company will have sufficient funds available to consummate the repurchase of the Exchange Notes.
                                Additionally, the terms of any outstanding senior indebtedness could preclude the Company from fulfilling its repurchase obligations.
Covenants ...................   The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined)
                                to incur additional Indebtedness (as defined), pay dividends, repurchase
                                Equity Interests or make other Restricted Payments (as defined), create
                                Liens (as defined), enter into transactions with Affiliates (as defined), sell assets or enter into certain mergers and consolidations. See "Description of the Exchange Notes."
Registration Rights .........   The Registration Rights Agreement provides that if (i) the Issuer is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) in certain circumstances, a Holder notifies the Company prior to the 20th day following consummation of the Exchange Offer (a) that it is prohibited by law or Commission policy from participating in the Exchange Offer or (b)
                                that it may not resell the Exchange Notes acquired by it in the Exchange
                                Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Series
                                A Notes acquired directly from the Issuer or an affiliate of the Issuer, the
                                Issuer will file with the Commission a shelf registration statement (the "Shelf
                                Registration Statement") to cover resales of the Series A Notes by the
                                Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.
                                The interest rate on the Series A Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Description of the
                                Exchange Notes -- Registration Rights; Liquidated Damages."

Lack Of Prior Market For The   The Exchange Notes will be new securities for which there is currently
 Exchange Notes ............   no established trading market. The Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or for quotation of the Exchange Notes on any automated dealer quotation system. The Company has been advised by the Initial Purchasers that they presently intend to make a market in the Exchange Notes, although they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no assurance can be given as to the liquidity of the trading market for the Exchange Notes or that an active public market for the Exchange Notes will develop. If an active trading market for the Exchange Notes does not develop, the market price and liquidity of the Exchange Notes may be adversely affected. If the Exchange Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. See "Risk Factors -- Absence of Public Market for the Exchange Notes."


                                  Risk Factors

     Holders of the Series A Notes should carefully consider the matters set forth under "Risk Factors," as well as the other information and financial statements and data included in this Prospectus, prior to deciding to tender their Series A Notes in the Exchange Offer.

                             Summary Financial Data

     The following summary historical financial data as of December 31, 1997 and for the years ended December 31, 1995, 1996 and 1997 have been derived from the audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The summary unaudited pro forma data for the year ended December 31, 1997 have been derived from the Unaudited Pro Forma Condensed Financial Statements included elsewhere in this Prospectus. The unaudited pro forma data do not purport to represent what the Company's results of operations actually would have been if the transactions referred to therein had been consummated for the period indicated, or what such results will be for any future period. The following information should be read in conjunction with "Selected Financial Data," "Unaudited Pro Forma Condensed Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, including the notes thereto, included elsewhere in this Prospectus.






                                                                           Year Ended December 31,
                                                              --------------------------------------------------
                                                                                                                     Pro Forma
                                                                   1995            1996              1997             1997(1)
                                                              -------------   -------------   ------------------   -------------
Income Statement Data:
Net sales .................................................     $ 178,132       $ 194,331        $  192,153         $  192,153
Cost of goods sold ........................................       141,226         145,915           136,740            134,906
                                                                ---------       ---------        ----------         ----------
 Gross profit .............................................        36,906          48,416            55,413             57,247
Selling, general and administrative expenses ..............        22,500          27,308            36,530(2)          30,029
Product development expenses ..............................         3,154           5,520             5,463              5,463
                                                                ---------       ---------        ------------       ----------
 Operating profit .........................................        11,252          15,588            13,420             21,755
Interest expense ..........................................         5,231           6,570             7,303             14,551
Other income, net .........................................           349             398               151                151
                                                                ---------       ---------        ------------       ----------
 Income before income taxes and minority interest .........         6,370           9,416             6,268              7,355
Income tax expense ........................................         2,614           2,787             2,196              1,184
Minority interest in net income of majority-owned
 subsidiaries(3) ..........................................           518             408               225                 --
                                                                ---------       ---------        ------------       ----------
 Net income ...............................................     $   3,238       $   6,221             3,847         $    6,171
                                                                =========       =========        ============       ==========
Other Data:
EBITDA(4) .................................................     $  16,098       $  22,774            20,837         $   29,172
EBITDA margin(4) ..........................................           9.0%           11.7%             10.8%              15.2%
Depreciation and amortization .............................     $   4,509       $   6,867        $    7,473         $    7,473
Capital expenditures ......................................         9,706           8,594             5,815              5,815
Cash flows from operating activities ......................         5,524           2,802           (46,373)(5)        (46,373)
Cash flows from investing activities ......................        (9,706)         (8,594)           (6,266)            (6,266)
Cash flows from financing activities ......................         5,972           6,886            53,318             53,318
Ratio of EBITDA to cash interest expense(6) ...............                                                                2.2x
Ratio of total debt to EBITDA .............................                                                                4.6x
Ratio of earnings to fixed charges(7) .....................           2.1x            2.2x              1.8x               1.5x

                                       As of December 31, 1997
                                      ------------------------
                                           (In thousands)
Balance Sheet Data:
Cash and cash equivalents ...........        $   5,141
Working capital .....................           78,318
Total assets ........................          135,165
Total long-term debt ................          134,294
Total stockholders' deficit .........          (24,991)



(1) The unaudited pro forma income statement data gives effect to the Transactions and the repurchase of the minority interest in one of the Company's subsidiaries as if they had occurred as of January 1, 1997. See "Unaudited Pro Forma Condensed Financial Statements."

(2) Includes approximately $6.0 million of incremental incentive compensation expense which was paid to certain executives in conjunction with the Transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management--Employment Agreements."

(3) In May and June 1997, the Company repurchased the shares held by the 30% minority stockholders in one of the Company's subsidiaries for a total of $900,000. The summary unaudited pro forma results of operations exclude the minority interest in net income of majority-owned subsidiaries.

(4) EBITDA represents income before interest expense, income tax expense, depreciation and amortization and the minority interest in net income of majority-owned subsidiaries. EBITDA margin represents EBITDA as a percentage of net sales. EBITDA is presented because it is a widely accepted measure to provide information regarding a company's ability to service and/or incur debt. Management considers EBITDA particularly relevant for a highly-leveraged company such as the Company, where net income is significantly impacted by interest expense. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of a company's profitability or liquidity. Additionally, the Company's calculation of EBITDA may differ from that performed by other companies, and thus the amounts disclosed for EBITDA may not be directly comparable to those disclosed by other companies.

(5) Includes the repayment of approximately $43.4 million of trade acceptances and $10.0 million of amounts due to affiliates in conjunction with the Transactions. See "The Transactions; Use of Proceeds."

(6) Cash interest expense is defined as interest expense less amortization of debt issuance costs.

(7) For purposes of determining the ratio of earnings to fixed charges, earnings represent income before income taxes and minority interest, plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus a portion of rental payments on operating leases that is considered representative of the interest factor.

                                 RISK FACTORS

     In addition to the other information set forth and incorporated by reference herein, Holders of Series A Notes should carefully consider the following information in evaluating the Company and its business before deciding to tender the Series A Notes in the Exchange Offer. The information contained herein includes forward-looking statements that involve a number of risks and uncertainties. A number of factors, including those discussed below, could cause results to differ materially from those anticipated by such forward-looking statements. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized.


Substantial Leverage


     The Company is highly leveraged. As of December 31, 1997, the Company had total consolidated indebtedness of approximately $135.4 million, including approximately $30.4 million of Senior Debt, and a total stockholders' deficit of $25.0 million. See "Capitalization" and the Company's Consolidated Financial Statements. Assuming the same outstanding borrowings and interest rate on the Credit Facility as existed at December 31, 1997, the Company's estimated debt service requirement for 1998 would be approximately $13.8 million. The Company may incur additional indebtedness in the future, including through available borrowings under the Credit Facility, subject to the satisfaction of certain financial tests. See "Description of Credit Facility" and "Description of the Exchange Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."


     The degree to which the Company is leveraged could have important consequences to the holders of the Exchange Notes, including the following: (i) the Company's ability to obtain additional financing in the future, or to obtain financing at reasonable rates, for working capital, capital expenditures, acquisitions or other purposes may be limited or impaired; (ii) the Company's flexibility with respect to certain matters will be limited by covenants contained in the Indenture and the Credit Facility which will limit the ability of the Company and its subsidiaries to incur additional indebtedness, grant liens, pay dividends, redeem capital stock, prepay certain subordinated indebtedness and enter into mergers and other similar transactions; and (iii) the Company's degree of leverage may make it more vulnerable to economic downturns, limit its ability to pursue other business opportunities and reduce its flexibility in responding to changing business and economic conditions.

     The Company's ability to generate cash for the repayment of debt, including the Exchange Notes, will be dependent upon the future performance of the Company's business, which will in turn be subject to financial, competitive, economic and other factors affecting the operations of the Company, including certain factors beyond its control.


Subordination of the Exchange Notes


     The Exchange Notes will be unsecured obligations of the Company and will be subordinated in right of payment to all current and future Senior Debt of the Company, including all indebtedness of the Company under the Credit Facility. In addition, the guarantees of the Exchange Notes will be subordinated to all current and future Senior Debt of the Guarantors, including the Guarantors' obligations under the Credit Facility. See "Description of the Exchange Notes -- Subordination." As of December 31, 1997, the Company had approximately $30.4 million of Senior Debt outstanding, including outstanding borrowings under the Credit Facility. In addition, the Company had $71.5 million of additional borrowings available under the Credit Facility. As a result of the subordination provisions of the Indenture, in the event of a liquidation or insolvency involving the Company, holders of the Exchange Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. The Indenture will permit the Company to incur additional Senior Debt, subject to certain financial tests. See "Description of the Exchange Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."



Product Liability

     The Company faces exposure to product recalls and product liability claims in the event that its products are alleged to have manufacturing or safety defects or to have resulted in injury or other adverse effects. Although the Company maintains product liability insurance in amounts that management believes are reasonable, there can be no assurance that the Company will be able to maintain its product liability insurance on acceptable terms, if at all, in the future or that product liability claims will not exceed the amount of the Company's insurance coverage. The Company does not maintain product recall insurance. As a result, there can be no assurance that product recalls and product liability claims will not have a material adverse effect on the Company's financial condition or results of operations. See "Business -- Legal Proceedings."


Dependence on Major Customers


     The three largest retail customers of the Company, Wal-Mart, Kmart and Target, each accounted for over 10%, and in the aggregate 39.4%, of the Company's net sales in 1997. The Company does not have long-term agreements with its major customers, and purchases are generally made through the use of individual purchase orders. The absence of long-term agreements with the Company's major customers means that such customers have no minimum purchase requirements and may cease doing business with the Company at any time. A significant reduction in purchases by any of these customers could have a material adverse effect on the Company's business. See "Business -- Sales and Marketing."




Retail Industry

     The Company's products are sold to consumers through major retail channels, including mass merchants, do-it-yourself home centers, warehouse clubs, hardware stores and national drugstore chains. As a result, the Company's business and financial results fluctuate with the financial condition of its retail customers and the retail industry generally. Certain of the Company's retail customers have filed for bankruptcy protection in recent years. Management monitors and evaluates the credit status of its customers and attempts to adjust sales terms as appropriate. Additionally, the Company has entered into agreements whereby receivables from certain pre-determined customers, up to specified limits, can be sold in the event the customer defaults on payment. Despite these efforts, a bankruptcy filing by a significant customer could have a material adverse affect on the Company. See
Note 12 of Notes to Consolidated Financial Statements.



Risks of Non-U.S. Operations

     The Company manufactures a significant portion of its products, and substantially all of the motors used in the Company's products, in China. The Company also sources a significant proportion of the raw materials used in the manufacture of its products outside the United States. In addition, the Company's strategy includes increasing sales to customers outside of the United States. International operations are subject to risks including labor unrest, political instability, restrictions on transfers of funds, import and export duties and quotas, domestic and international customs and tariffs, unexpected changes in regulatory environments, difficulty in obtaining distribution and support and potentially adverse tax consequences. Labor in China has historically been readily available at relatively low cost to the Company as compared to labor costs applicable in other nations. China has experienced rapid social, political and economic change in recent years. There can be no assurance that labor will continue to be available to the Company in China at costs consistent with historical levels. A substantial increase in labor costs in China could have a material adverse effect on the Company. Although China currently enjoys "most favored nation" trading status with the United States, the United States government has in the past proposed to revoke such status and to impose higher tariffs on products imported from China in response to human rights abuse in China and the failure by the Chinese government to protect U.S. intellectual property rights in China. There can be no assurance that any of the foregoing factors will not have a material adverse effect on the Company's ability to increase or maintain its international sales or importing activities, its financial condition or its results of operations.

     The Company's international operations also subject the Company to currency exchange rate risk. In particular, in recent months, a number of Asian countries have experienced currency devaluations and other turbulent economic conditions. Although the Company's international operations have not historically been impacted by changes in currency exchange rates, changes in currency exchange rates, as well as other economic conditions outside the United States, could have an adverse effect on the Company's financial condition or results of operations.


Risks Associated with Development of New Products

     The Company believes that its future success will depend in part upon its ability to continue to make innovations in its existing products and to develop, manufacture and market new products. There can be no assurance that the Company will be successful in the introduction, marketing and manufacture of any of its new products or product innovations or that the Company will be able to develop and introduce in a timely manner new products or innovations to its existing products which satisfy customer needs or achieve market acceptance. The failure to develop products and introduce them successfully and in a timely manner could have a material adverse effect on the Company's financial condition or results of operations.


Dependence on Manufacturing Facilities

     A substantial portion of the Company's net sales are derived from the sale of products manufactured or assembled at the Company's two manufacturing facilities located in China. One of the facilities manufactures substantially all of the motors utilized in the Company's products. The second facility manufactures many of the remaining components and assembles most of the Company's products. These manufacturing facilities are subject to hazards that could result in material damage to any such facility. Any such damage to either facility, or prolonged interruption in the operations of either facility for repairs, labor disruption or other reasons, could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Manufacturing."


Cost and Availability of Raw Materials

     Plastic resin, copper wire and corrugated paper are significant raw materials used in the manufacture and packaging of the Company's products. Because the primary resource used in manufactured plastics is petroleum, the cost and availability of plastic for use in the Company's products varies to a great extent with the price of petroleum. In addition, copper wire and corrugated paper prices can fluctuate significantly. The Company's inability to acquire sufficient raw materials at reasonable prices would affect the Company's ability to maintain its margins and could result in a material adverse effect on the Company's financial condition or results of operations.


Seasonality


     Sales of the Company's products are highly seasonal, and counter-seasonal weather can adversely affect the Company's results of operations. Sales of the Company's fans and dehumidifiers to retailers are highest in the first and second quarters of each year, with an average of 84.1% and 78.7% of gross sales of fans and dehumidifiers, respectively, generated during the first and second quarters in each of the last three years. Sales of the Company's heaters, humidifiers and air purifiers to retailers are highest in the third and fourth quarters of each year, with an average of 95.4%, 89.9% and 66.2% of gross sales of heaters, humidifiers and air purifiers, respectively, generated during the third and fourth quarters in each of the last three years. Counter-seasonal summer weather could adversely affect sales of fans and dehumidifiers and could result in increased returns of these products to the Company by retailers in subsequent quarters and in lower purchases by retailers in the following year due to high inventory levels. Similarly, counter-seasonal winter weather could adversely affect sales of heaters and humidifiers and could result in increased returns in subsequent quarters and in lower purchases by retailers in the following year. Sales of air purifiers are less subject to seasonal weather patterns, but follow the seasonal pattern of the retail industry generally, with highest sales to retailers in the third and fourth quarter in anticipation of the Christmas selling season. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."



Competition

     The markets for the Company's products are highly competitive. The Company believes that competition is based upon several factors, including price, access to retail shelf space, product features and enhancements, brand names, new product introductions, marketing support and distribution systems. The Company competes with established companies, a number of which have substantially greater facilities, personnel, financial and other resources than those of the Company. The Company also competes with importers and foreign manufacturers of unbranded products. In addition, the consumer home comfort product industry has recently experienced some consolidation of existing manufacturers, each generating annual sales which are significantly higher than those of the Company. Large consumer product companies have from time to time entered the market for consumer home comfort products and may do so in the future. There can be no assurance that the Company will be able to compete successfully against current and future sources of competition or that the competitive pressures faced by the Company will not adversely affect its profitability or financial performance. See "Business -- Competition."

Dependence on Key Personnel



     The continued success of the Company will depend significantly on the efforts and abilities of its key executive officers, including Jordan A. Kahn, its President and Chief Executive Officer, Stanley Rosenzweig, its Chief Operating Officer, Gregory F. White, its Executive Vice President, Sales and Marketing, and Tommy Liu, Managing Director of Holmes' Far East operations. The loss of the services of one or more of these individuals could have a material adverse effect on the business of the Company. In connection with the Transactions, Messrs. Kahn, Rosenzweig, White and Liu have entered into new employment agreements with Holmes which provide for their continued employment in their present capacities. See "Management." The Company maintains "key-person" life insurance coverage on Mr. Kahn, the beneficiary of which is a trust for the benefit of Mr. Kahn's family.




Control by Principal Stockholders

     Berkshire Partners, certain members of the Company's senior management, including Jordan A. Kahn, and certain other investors beneficially own approximately 94.9% of the Company's outstanding common stock. These stockholders have the ability to elect or remove any or all of the Company's directors and to control substantially all corporate actions. The interests of the Company's stockholders may conflict with the interests of the holders of the Exchange Notes in certain circumstances. See "Share Ownership."


Restrictions on Company under the Credit Facility and the Indenture

     The Credit Facility and the Indenture impose restrictions that affect, among other things, the ability of the Company to incur debt, pay dividends, sell assets, create liens, make capital expenditures and investments, and otherwise enter into certain transactions outside the ordinary course of business. The Credit Facility also requires the Company to maintain specified financial ratios and meet certain financial tests. The ability of the Company to continue to comply with the covenants and restrictions may be affected by events beyond its control. The breach of any of these covenants or restrictions would result in a default under the Credit Facility and the Indenture, in which case the lenders under the Credit Facility could elect to declare all amounts borrowed thereunder, together with accrued interest, to be due and payable, foreclose on the assets securing the Credit Facility or cease to provide additional revolving loans or letters of credit, which could have a material adverse effect on the Company. In the event of a default under the Credit Facility, the subordination provisions of the Indenture may also restrict payments with respect to the Exchange Notes. See "--Subordination of the Exchange Notes," "Description of Credit Facility" and "Description of the Exchange Notes."


Change of Control

     In the event of a Change of Control, the Company will be required to make an offer to repurchase all or any part of each holder's Exchange Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the repurchase date. The source of funds for any such repurchase would be the Company's available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the Exchange Notes tendered. In addition, the Credit Facility prohibits the Company from making any such required repurchases. The failure of the Company to offer to repurchase Exchange Notes, or to repurchase Exchange Notes tendered, following a Change of Control will result in a default under the Indenture, which could lead to a cross-default under the Credit Facility and under the terms of other indebtedness of the Company. In such a case, the subordination provisions of the Indenture may limit the ability of the holders of the Exchange Notes to receive payment in respect of their Notes. See "Description of Credit Facility," "Description of the Exchange Notes -- Subordination" and " -- Repurchase of the Exchange Notes at the Option of Holders -- Change of Control."


Subsidiary Guarantees


     The Exchange Notes are guaranteed fully, unconditionally and jointly and severally by the Company's two Domestic Restricted Subsidiaries. The Guarantors currently do not have any material assets or operations. The Company conducts a substantial portion of its operations, including its manufacturing operations, through foreign subsidiaries. These subsidiaries will not be guarantors of the Exchange Notes.

Absence of Public Market for the Exchange Notes

     The Exchange Notes are being offered to the holders of the Series A Notes. The Series A Notes were offered and sold in November 1997 (i) to "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities Act) and
(ii) outside the United States in reliance on Regulation S under the Securities Act and are eligible for trading in the Private Offering, Resales and Trading through Automated Linkages ("PORTAL") market.

     The Exchange Notes will be a new class of securities for which there currently is no established trading market. Although the Exchange Notes will generally be permitted to be resold or otherwise transferred by nonaffiliates of the Company without compliance with the registration requirements under the Securities Act, the Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or for quotation of the Exchange Notes on any automated dealer quotation system. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, the Initial Purchasers are not obligated to do so, and any such market-making may be discontinued at any time without notice. The liquidity of any market for the Exchange Notes will depend upon the number of holders of the Exchange Notes, the interest of securities dealers in making a market in the Exchange Notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. If an active trading market for the Exchange Notes does not develop, the market price and liquidity of the Exchange Notes may be adversely affected. If the Exchange Notes are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. The liquidity of, and trading markets for, the Exchange Notes may also be adversely affected by general declines in the market for non-investment grade debt. Such declines may adversely affect the liquidity of, and trading markets for, the Exchange Notes independent of the financial performance of, or prospects for, the Company.


Fraudulent Conveyance Matters

     The obligations of the Company under the Exchange Notes, and the application of the net proceeds therefrom in connection with the Transactions, may be subject to review under various laws for the protection of creditors, including federal and state fraudulent conveyance and fraudulent transfer laws, if a bankruptcy case or other lawsuit (including in circumstances where bankruptcy is not involved) is commenced by or on behalf of any creditor of the Company or a representative of any of the Company's creditors. If a court in such case or lawsuit were to find that, at the time the Company issued the Exchange Notes or at the time of the Transactions, the Company (i) intended to hinder, delay or defraud any existing or future creditor or (ii) did not receive fair consideration or reasonably equivalent value for issuing the Exchange Notes or in connection with the Transactions, and the Company either
(a) was insolvent or rendered insolvent by reason thereof, (b) was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (c) intended to or believed that it would incur debts beyond its ability to pay such debts as they matured or became due, such court could void the Company's obligations under the Exchange Notes, subordinate the Exchange Notes to other indebtedness of the Company, direct that holders of the Exchange Notes return any amounts paid thereunder to the Company or to a fund for the benefit of its creditors or take other action detrimental to the holders of the Exchange Notes.

     The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts, including contingent liabilities, at that time is greater than the then-fair value of its assets or if the fair saleable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. There can be no assurance, however, as to what standard a court would apply to evaluate the parties' intent or to determine whether the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Transactions or that, regardless of the standard, a court would determine that the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Transactions.

     The Company's obligations under the Exchange Notes will be guaranteed by the Guarantors, and the guarantees of the Exchange Notes also may be subject to review under various laws for the protection of creditors, including federal and state fraudulent conveyance and fraudulent transfer laws, if a bankruptcy case or a lawsuit (including in circumstances where bankruptcy is not involved) is commenced by or on behalf of any creditor of a Guarantor or a representative of any such creditors. In such a case, the analysis set forth above would generally apply, except that the Guarantees could also be subject to the claim that, since the guarantees were incurred for the benefit of the Company (and only indirectly for the benefit of the Guarantors), the obligations of the Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a Guarantor's obligation under its guarantee of the Exchange Notes, subordinate the guarantee to other indebtedness of a Guarantor, direct that holders of the Exchange Notes return any amounts paid under a guarantee to the relevant Guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the Exchange Notes.


Restrictions on Transfer

     The Series A Notes were offered and sold by the Company in a private offering exempt from registration pursuant to the Securities Act and have been resold pursuant to Rule 144A and Regulation S and other exemptions under the Securities Act. As a result, the Series A Notes may not be reoffered or resold by purchasers except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration, and the Series A Notes are legended to restrict transfer as aforesaid. Each Holder (other than any Holder who is an affiliate or promoter of the Company) who duly exchanges Series A Notes for Exchange Notes in the Exchange Offer will receive Exchange Notes that are freely transferable under the Securities Act. Holders who participate in the Exchange Offer should be aware, however, that if they accept the Exchange Offer for the purpose of engaging in a distribution, the Exchange Notes may not be publicly reoffered or resold without complying with the registration and prospectus delivery requirements of the Securities Act. As a result, each Holder accepting the Exchange Offer will be deemed to have represented, by its acceptance of the Exchange Offer, that it acquired the Exchange Notes in the ordinary course of business and that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes. If existing Commission interpretations permitting free transferability of the Exchange Notes following the Exchange Offer are changed prior to consummation of the Exchange Offer, the Company will use its best efforts to register the Series A Notes for resale under the Securities Act. See "Prospectus Summary -- The Exchange Offer" and "Description of the Exchange Notes Registration Rights; Liquidated Damages."

     The Series A Notes currently may be sold pursuant to the restrictions set forth in Rule 144A, Rule 501(a)(1), (2), (3) or (7) or Regulation S under the Securities Act or pursuant to another available exemption under the Securities Act without registration under the Securities Act. To the extent that Series A Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered and tendered but unaccepted Series A Notes could be adversely affected.


Exchange Offer Procedures

     Issuance of the Exchange Notes for Series A Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Series A Notes, a properly completed, duly executed Letter of Transmittal and all other required documents. Therefore, Holders desiring to tender their Series A Notes in exchange for Exchange Notes should allow for sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Series A Notes for exchange. Any Series A Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement generally will terminate. In addition, any Holder who tenders pursuant to the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale. Each broker-dealer that receives Exchange Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer."

                              THE EXCHANGE OFFER

     The following discussion sets forth or summarizes what the Company believes are the material terms of the Exchange Offer, including those set forth in the Letter of Transmittal distributed with this Prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and are incorporated by reference herein.


Purpose and Effect of the Exchange Offer

     In connection with the sale of the Series A Notes pursuant to the Purchase Agreement, dated November 19, 1997 (the "Purchase Agreement"), among the Company, the Guarantors and the Initial Purchasers, the Initial Purchasers became entitled to the benefits of the Registration Rights Agreement, dated as of November 26, 1997, among the Company, the Guarantors and the Initial Purchasers (the "Registration Rights Agreement").

     Under the Registration Rights Agreement, the Company and the Guarantors agreed to (a) file a registration statement in connection with a registered exchange offer within 60 days after November 26, 1997, the date the Series A Notes were issued (the "Issue Date"), (b) use best efforts to cause such registration statement to become effective under the Securities Act within 120 days of the Issue Date, (c) use best efforts to keep such registration statement effective until the closing of the Exchange Offer and (d) use best efforts to cause such registered Exchange Offer to be consummated within 30 days after the effective date of such registration statement. Within the applicable time periods, the Company will endeavor to register under the Securities Act all of the Exchange Notes pursuant to a registration statement under which the Company will offer each Holder of Series A Notes the opportunity to exchange any and all of the outstanding Series A Notes held by such Holder for Exchange Notes in an aggregate principal amount equal to the aggregate principal amount of Series A Notes tendered for exchange by such Holder. Subject to limited exceptions, the Exchange Offer being made hereby, if commenced and consummated within such applicable time periods, will satisfy those requirements under the Registration Rights Agreement. In such event, the Series A Notes would remain outstanding and would continue to accrue interest, but would not retain any rights under the Registration Rights Agreement. Holders of Series A Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Series A Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.


     Because the Exchange Offer is for any and all Series A Notes, the principal amount of Series A Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Series A Notes outstanding. Following the consummation of the Exchange Offer, Holders who did not tender their Series A Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Series A Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market, if any, for such Series A Notes could be adversely affected. The Series A Notes are currently eligible for sale pursuant to Rule 144A, Rule 501(a)(1),
(2), (3) or (7) or Regulation S through the PORTAL Market. Because the Company anticipates that most Holders of Series A Notes will elect to exchange such Series A Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, the Company anticipates that the liquidity of any market for any Series A Notes remaining after the consummation of the Exchange Offer may be substantially limited. See "Description of the Exchange Notes -- Registration Rights; Liquidated Damages" and "Risk Factors -- Absence of Public Market for the Exchange Notes."



Terms of the Exchange Offer

     Upon the terms and conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Series A Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Series A Notes accepted in the Exchange Offer. Holders may tender some or all of their Series A Notes pursuant to the Exchange Offer.

     The form and terms of the Exchange Notes are the same as the form and terms of the Series A Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof, and (ii) the holders of Exchange Notes generally will not be entitled to certain rights under the Registration Rights Agreement, which rights generally will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the Indenture.

     Holders of Series A Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer.

     The Company shall be deemed to have accepted validly tendered Series A Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Series A Notes for the purpose of receiving the Exchange Notes from the Company and delivering Exchange Notes to such Holders.

     If any tendered Series A Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, the certificate for any such unaccepted Series A Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders of Series A Notes who tender pursuant to the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Transmittal Letter, transfer taxes with respect to the exchange of Series A Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."


Expiration Date; Extensions; Amendments

     The Exchange Offer shall remain open for acceptance for a period of not less than 20 business days (the "Exchange Period"). The Expiration Date will be 5:00 p.m., New York City time, on ___________, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date will be the latest business day to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record Holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.


     The Company reserves the right (i) to delay accepting any Series A Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Series A Notes not previously accepted if any of the conditions set forth under " -- Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to Holders, if the Exchange Offer would otherwise expire during such five to ten business-day period.


     Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service or other comparable service.


Interest on the Exchange Notes

     Interest on the Exchange Notes is payable semi-annually on May 15 and November 15 of each year at the rate of 97/8% per annum. The Exchange Notes will bear interest from November 26, 1997, the date of issuance of the Series A Notes, or the most recent interest payment date to which interest on such Series A Notes has been paid, whichever is later. Accordingly, Holders of Series A Notes that are accepted for exchange will not receive interest that is accrued but unpaid on the Series A Notes at the time of tender, but such interest will be payable in respect of the Exchange Notes delivered in exchange for such Series A Notes on the first interest payment date after the Expiration Date.

Procedures for Tendering


     Only a Holder of Series A Notes may tender such Series A Notes pursuant to the Exchange Offer. To tender pursuant to the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by instruction 4 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or an Agent's Message (as defined below) in the case of a book-entry transfer, together with the Series A Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Series A Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Notes which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Consent and Letter of Transmittal, and that the Company may enforce such agreement against such participant.

     The tender by a Holder of Series A Notes and the acceptance thereof by the Company will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein in the Letter of Transmittal.

     Holders of the Series A Notes that are tendering by book-entry transfer to the Exchange Agent's account at the Depository Trust Company ("DTC") can execute the tender through the DTC Automated Tender Offer Program ("ATOP") for which the transaction will be eligible. DTC participants should transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery the Exchange Agent's account at DTC. DTC will then send an Agent's Message to the Exchange Agent for its acceptance. DTC participants may also accept the Exchange Offer by submitting a notice of guaranteed delivery through ATOP.


     THE METHOD OF DELIVERY OF SERIES A NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR SERIES A NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT SUCH TENDER FOR SUCH HOLDERS.

     Any beneficial Holder whose Series A Notes are registered in the name of such Holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial Holder wishes to tender on such beneficial Holder's behalf, such beneficial Holder must, prior to completing and executing the Letter of Transmittal and delivering his Series A Notes, either make appropriate arrangements to register ownership of the Series A Notes in such Holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Series A Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Series A Notes listed therein, such Series A Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the Series A Notes on behalf of the registered Holder, in each case signed as the name of the registered Holder or Holders appears on the Series A Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Series A Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, provide evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Series A Notes at the DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the DTC may make book-entry delivery of the Series A Notes by causing the DTC to transfer such Series A Notes into the Exchange Agent's account with respect to the Series A Notes in accordance with the DTC's procedures for such transfer. Although delivery of the Series A Notes may be effected through book-entry transfer into the Exchange Agent's account at the DTC, a Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the DTC does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Series A Notes and withdrawal of the tendered Series A Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Series A Notes not properly tendered or any Series A Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Series A Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including, the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Series A Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Series A Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Series A Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such Holder by the Exchange Agent to the tendering Holders of Series A Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.


Guaranteed Delivery Procedures

     Holders who wish to tender their Series A Notes and (i) whose Series A Notes are not immediately available, or (ii) who cannot deliver their Series A Notes, the Letter of Transmittal or any other required documents to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date, may effect a tender if:


     (i) the tender is made through an Eligible Institution;



     (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Series A Notes, the certificate or registration number or numbers of such Series A Notes and the principal amount of Series A Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificates(s) representing the Series A Notes to be tendered in proper form for transfer (or a confirmation of book-entry transfer of such Series A Notes into the Exchange Agent's account at the Depository) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and




     (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Series A Notes in proper form for transfer (or a confirmation of book-entry transfer of such Series A Notes into the Exchange Agent's account at the Depository) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

Withdrawal of Tenders

     Except as otherwise provided herein, tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Series A Notes pursuant to the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Series A Notes to be withdrawn (the "Depositor"), (ii) identify the Series A Notes to be withdrawn (including the certificate or registration number(s) and principal amount of such Series A Notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at the DTC to be credited), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Series A Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee (as defined herein) with respect to the Series A Notes register the transfer of such Series A Notes into the name of the Depositor withdrawing the tender, (iv) specify the name in which any such Series A Notes are to be registered, if different from that of the Depositor and (v) include a statement that such Holder is withdrawing such Holder's election to have such Series A Notes exchanged. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Series A Notes withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Series A Notes so withdrawn are validly retendered. Any Series A Notes which have been tendered but which are not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Series A Notes may be retendered by following one of the procedures described under " -- Procedures for Tendering" at any time prior to the Expiration Date.


Conditions

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to exchange Exchange Notes for, any Series A Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Series A Notes, if:

     (i) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

     (ii) any governmental approval has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable judgment that any of the conditions are not satisfied, the Company may (i) refuse to accept any Series A Notes and return all tendered Series A Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Series A Notes tendered prior to the expiration of the Exchange Offer subject, however, to the rights of Holders to withdraw such Series A Notes (see " -- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Series A Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.



Exchange Agent and Information Agent


     State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

By Mail                    facsimile Transmission                By Hand or Overnight By
(registered or certified   (for eligible institutions only):     Delivery:
mail recommended):         (617) 664-5232


State Street Bank and                                            State Street Bank and Trust
Trust Company              To Confirm by Telephone               Company
Corporate Trust Department or for Information Call:              Corporate Trust Department
P.O. Box 778               (617) 973-6292                        4th Floor
Boston, MA 02102-0078                                            Two International Place
                                                                 Boston, MA 02110



     Morrow & Co., Inc. has been appointed as Information Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Information Agent addressed as follows:

     Morrow & Co., Inc.
    909 Third Avenue
     New York, NY 10022-4799
     Telephone: (212) 754-8000
     Facsimile: (212) 754-8300



Fees and Expenses

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.


     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent and the Information Agent reasonable and customary fees for their services and will reimburse the Exchange Agent and the Information Agent for their reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.



     The Company will pay all transfer taxes, if any, applicable to the exchange of Series A Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Series A Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Series A Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.


Accounting Treatment

     The Exchange Notes will be recorded at the same carrying value as the Series A Notes, which is the aggregate principal amount of the Series A Notes, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The cost of the Exchange Offer will be deferred and amortized over the term of the Exchange Notes.


Resale of the Exchange Notes

     Under existing Commission interpretations, the Exchange Notes would, in general, be freely transferable after the Exchange Offer by any holder of such Exchange Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes acquired pursuant to the Exchange Offer are obtained in the ordinary course of such holder's business, and such holder does not intend to participate, and has no arrangement or understanding to participate, in the distribution of such Exchange Notes.

Any holder who tenders pursuant to the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or Morgan Stanley & Co., Incorporated (available June 5, 1991) or similar interpretive letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act.


     Each broker-dealer that received Exchange Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed, if requested, for a period of one year from the date hereof, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).


     By tendering pursuant to the Exchange Offer, each Holder will represent to the Company, among other things, that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of its business, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes, and (iii) the holder and any such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act for which such holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each holder that may be deemed an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company will represent to the Company that such holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.


Consequences of Failure to Exchange

     As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and Holders of Series A Notes who do not tender their Series A Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any Holder that does not exchange such Holder's Series A Notes for Exchange Notes will continue to hold the untendered Series A Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

     The Series A Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Series A Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the 144A Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or Rule 501 (a)(1), (2), (3) or (7) or (vi) to an Accredited Investor in a transaction exempt from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction. See "Risk Factors -- Restrictions on Transfer."

Other

     Participation in the Exchange Offer is voluntary, and Holders should carefully consider whether to accept. Holders are urged to consult their financial and tax advisors in making their own decision on what action to take.


     The Company may in the future seek to acquire untendered Series A Notes, to the extent permitted by applicable law, in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Series A Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Series A Notes.

     In any state where the Exchange Offer does not fall under a statutory exemption to the blue sky rules, the Company has filed the appropriate registrations and notices, and has made the appropriate requests, to permit the Exchange Offer to be made in such state.


Certain Federal Income Tax Consequences of the Exchange Offer

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Department regulations (the "Regulations") and existing administrative interpretations and court decisions. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders of the Series A Notes (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Each Holder of Series A Notes should consult his, her or its own tax advisor as to the particular tax consequences of exchanging such Holder's Series A Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

     The issuance of the Exchange Notes to Holders of the Series A Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for United States federal income tax purposes because such exchange does not represent a significant modification of the debt instruments. Consequently, no gain or loss would be recognized by Holders of the Series A Notes upon receipt of the Exchange Notes, and ownership of the Exchange Notes will be considered a continuation of ownership of the Series A Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Exchange Notes, a Holder's basis in the Exchange Notes should be the same as such Holder's basis in the Series A Notes exchanged therefore. A Holder's holding period for the Exchange Notes should include the Holder's holding period for the Series A Notes exchanged therefor. The issue price, original issue discount inclusion and other tax characteristics of the Exchange Notes should be identical to the issue price, original issue discount inclusion and other tax characteristics of the Series A Notes exchanged therefor.

     See also "Certain United States Federal Tax Considerations for Non-United States Holders."

                       THE TRANSACTIONS; USE OF PROCEEDS

     Prior to the closing of a series of transactions on November 26, 1997, including the issuance of the Series A Notes, the Company operated as Holmes U.S., through which the Company conducted its operations in the United States, and Holmes Far East, through which the Company conducted its manufacturing and sourcing operations in the Far East. Holmes U.S. and Holmes Far East were indirect subsidiaries of Pentland. In addition, Jordan A. Kahn, the founder of the Company and the Company's President and Chief Executive Officer, owned a minority interest in Holmes U.S. and Holmes Far East.


     Pursuant to the Transactions Agreements, (i) Pentland and Mr. Kahn contributed their shares of Holmes Far East to Holmes U.S., as a result of which Holmes Far East became a wholly owned subsidiary of Holmes U.S., (ii) affiliates of Berkshire Partners, certain members of the Company's senior management and certain other investors purchased approximately $16.5 million of capital stock of Holmes U.S. from the Company and approximately $9.7 million of capital stock of Holmes U.S. from Mr. Kahn, the proceeds of which Holmes U.S. used to repay certain outstanding indebtedness, (iii) Mr. Kahn and Pentland retained equity interests in Holmes U.S. with an implied value of approximately $7.0 million and $1.8 million, respectively (valued on the basis of the Berkshire Equity Investment), and (iv) Holmes U.S. used available cash, the net proceeds from the Series A Notes and borrowings under the Credit Facility to redeem a portion of the capital stock of Holmes U.S. owned by Pentland, to repay certain outstanding borrowings of the Company and to pay certain expenses of the Transactions.

     As a result of the Transactions, the Company is currently owned approximately 69.2% by Berkshire Partners and certain other investors, approximately 25.7% by Mr. Kahn and other members of senior management and 5.1% by Pentland. In connection with the Transactions, the Company issued a non-transferable warrant to Pentland to purchase 5% of the common stock of the Company, at the same exercise price as paid by the other investors in the Transactions. The Warrant is exercisable upon the occurrence of certain liquidity events generally occurring within two years following the closing of the Transactions. These events include a sale of all or substantially all of the Company's common stock owned by affiliates of Berkshire Partners, a sale of all or substantially all of the Company's capital stock or assets, certain recapitalization transactions, or a public offering of the Company's equity securities which includes secondary sales by stockholders or which is followed within certain time periods by sales of common stock by affiliates of Berkshire Partners. The warrant will expire if the Company has not entered into an agreement for such a liquidity event within two years from the closing of the Transactions. In connection with the Transactions, the Company also entered into new three-year employment agreements with Mr. Kahn and with Stanley Rosenzweig, the Company's Chief Operating Officer, Gregory F. White, the Company's Executive Vice President, Sales and Marketing, and Tommy Liu, Managing Director of the Company's Far East operations.

     The Transactions were accounted for as a recapitalization of the Company. As a recapitalization, the Company has retained its historical cost basis of accounting.


     There will be no proceeds to the Company from the exchange of Series A Notes pursuant to the Exchange Offer. The following table sets forth the sources and uses of funds in connection with the closing of the Transactions on November 26, 1997, certain of which amounts are subject to a post-closing audit (in thousands):



Sources:
   Available cash .............................................    $ 11,384
   Credit Facility (1)(2) .....................................      27,500
   Senior Subordinated Notes ..................................     105,000
   Berkshire Equity Investment (2)(3) .........................      16,488
                                                                   --------
     Total cash sources to the Company ........................     160,372
   Berkshire Equity Investment (2)(4) .........................       9,727
   Equity value retained by existing stockholders (7) .........       8,785
                                                                   --------
     Total sources ............................................    $178,884
                                                                   ========

Uses:
   Repayment of existing indebtedness (5) .......................    $ 79,980
   Redemption of Pentland equity (2) ............................      62,058
   Management bonuses (6) .......................................       7,734
   Estimated fees and expenses (6) ..............................      10,600
                                                                     --------
     Total cash uses by the Company .............................     160,372
   Purchase of equity by Berkshire from Mr. Kahn (2)(4) .........       9,727
   Equity value retained by existing stockholders (7) ...........       8,785
                                                                     --------
     Total uses .................................................    $178,884
                                                                     ========


------------
(1) The Credit Facility provides for total availability of $100.0 million. See "Description of Credit Facility."

(2) Subject to final working capital adjustments.

(3) Represents the portion of the Berkshire Equity Investment used to acquire capital stock of Holmes U.S. from the Company.

(4) Represents the portion of the Berkshire Equity Investment used to acquire capital stock of Holmes U.S. from Mr. Kahn.


(5) The indebtedness to be repaid in connection with the Transactions was classified as current liabilities on the Company's balance sheet and bore interest, as of November 26, 1997, at a weighted average rate of 7.93% per annum exclusive of non-interest bearing amounts due to affiliates.


(6) Pursuant to the Transactions Agreements, the purchase price of the capital stock from Pentland and Mr. Kahn was reduced by the amount of the management bonuses and $1.8 million of the fees and expenses of the Transactions.


(7) Valued on the basis of the Berkshire Equity Investment.

                                CAPITALIZATION


     The following table sets forth the capitalization of the Company as of December 31, 1997. See "The Transactions; Use of Proceeds." The following table should be read in conjunction with "Selected Financial Data" and the Consolidated Financial Statements of the Company, including the notes thereto, included elsewhere in this Prospectus.





                                                         At December 31, 1997
                                                        ---------------------
                                                            (In thousands)
Total debt, including current maturities:
   Capital lease and other debt obligations .........         $   1,895
   Credit Facility(1) ...............................            28,502
   9 7/8% Senior Subordinated Notes due 2007 ........           105,000
                                                              ---------
   Total debt .......................................           135,397
Total stockholders' deficit .........................           (24,991)
                                                              ---------
     Total capitalization ...........................         $ 110,406
                                                              =========


------------

(1) The Credit Facility provides for total availability of $100.0 million. See "Description of Credit Facility."

                            SELECTED FINANCIAL DATA


     The following selected financial data as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from the audited Consolidated Financial Statements of the Company; such Consolidated Financial Statements as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 are included elsewhere in this Prospectus. The selected financial data as of and for the year ended December 31, 1993 have been derived from the unaudited financial statements of the Company. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, including the notes thereto, included elsewhere in this Prospectus.



                                                                         Year Ended December 31,
                                                --------------------------------------------------------------------------
                                                     1993          1994          1995          1996            1997
                                                ------------- ------------- ------------- ------------- ------------------
                                                                          (Dollars in thousands)
Income Statement Data:
Net sales .....................................   $61,838       $ 114,509     $ 178,132     $ 194,331      $  192,153
Cost of goods sold ............................    43,720          84,672       141,226       145,915         136,740
                                                  -------       ---------     ---------     ---------      ----------
 Gross profit .................................    18,118          29,837        36,906        48,416          55,413
Selling, general and administrative
 expenses .....................................    12,717          17,522        22,500        27,308          36,530(1)
Product development expenses ..................     1,643           2,742         3,154         5,520           5,463
                                                  -------       ---------     ---------     ---------      ------------
 Operating profit .............................     3,758           9,573        11,252        15,588          13,420
Interest expense ..............................     1,215           2,104         5,231         6,570           7,303
Other income, net .............................       413             261           349           398             151
                                                  -------       ---------     ---------     ---------      ------------
 Income before income taxes and
   minority interest ..........................     2,956           7,730         6,370         9,416           6,268
Income tax expense ............................       787           3,214         2,614         2,787           2,196
Minority interest in net income of
 majority-owned subsidiaries(2) ...............         1             282           518           408             225
                                                  -------       ---------     ---------     ---------      ------------
 Income before cumulative effect of
  change in accounting principle ..............     2,168           4,234         3,238         6,221           3,847
Cumulative effect of change in
 accounting principle .........................       138(3)           --            --            --              --
                                                  ---------     ---------     ---------     ---------      ------------
 Net income ...................................   $ 2,306       $   4,234     $   3,238     $   6,221      $    3,847
                                                  =========     =========     =========     =========      ============
Other Data:
EBITDA(4) .....................................                 $  12,798     $  16,098     $  22,774      $   20,837
EBITDA margin(4) ..............................                      11.2%          9.0%         11.7%           10.8%
Ratio of earnings to fixed charges(5) .........       3.0x            3.9x          2.1x          2.2x            1.8x
Depreciation and amortization .................   $ 1,759       $   2,981     $   4,509     $   6,867      $    7,473
Capital expenditures ..........................     5,083           8,821         9,706         8,594           5,815
Cash flows from operating activities ..........                     7,728         5,524         2,802         (46,373)(6)
Cash flows from investing activities ..........                    (8,821)       (9,706)       (8,594)         (6,266)
Cash flows from financing activities ..........                     2,000         5,972         6,886          53,318
Balance Sheet Data (at end of period):
Cash and cash equivalents .....................   $   667       $   1,578     $   3,368     $   4,462      $    5,141
Working capital (deficit) .....................    (3,439)         (5,021)       (6,770)       (2,883)         78,318
Total assets ..................................    41,175          72,490       118,524       128,286         135,165
Long-term debt ................................        --              --           217           737         134,294
Total stockholders' equity (deficit) ..........     4,015           8,249        11,487        17,708         (24,991)

------------

(1) Includes approximately $6.0 million of incremental incentive compensation expense which was paid to certain executives in conjunction with the Transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management--Employment Agreements."


(2) In May and June 1997, the Company repurchased the shares held by the 30% minority stockholders in one of the Company's subsidiaries for a total of $900,000.


(3) In 1993, a required change in accounting principle for accounting for income taxes resulted in the recognition of $138,000 of income.

(4) EBITDA represents income before interest expense, income tax expense, depreciation and amortization and the minority interest in net income of majority-owned subsidiaries. EBITDA margin represents EBITDA as a percentage of net sales. EBITDA is presented because it is a widely accepted measure to provide information regarding a company's ability to service and/or incur debt. Management considers EBITDA particularly relevant for a highly-leveraged company, such as the Company, where net income is significantly impacted by interest expense. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of a company's profitability or liquidity. Additionally, the Company's calculation of EBITDA may differ from that performed by other companies, and thus the amounts disclosed for EBITDA may not be directly comparable to those disclosed by other companies.

(5) For purposes of determining the ratio of earnings to fixed charges, earnings represent income before income taxes and minority interest, plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus a portion of rental payments on operating leases that is considered representative of the interest factor. After giving pro forma effect to the Transactions, the Company's ratio of earnings to fixed charges would have been 1.5x for the year ended December 31, 1997.

(6) Includes the repayment of approximately $43.4 million of trade acceptances and $10.0 million of amounts due to affiliates in conjunction with the Transactions. See "The Transactions; Use of Proceeds."

              UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS


     The following unaudited pro forma condensed financial statements for the year ended December 31, 1997 (the "Pro Forma Financial Statements") have been derived by the application of pro forma adjustments to the financial statements of the Company included elsewhere in this Prospectus.

     The Pro Forma Financial Statements give effect to the Transactions as if they occurred on January 1, 1997. The pro forma condensed income statement also reflects employment and management agreements entered into in conjunction with the Transactions, as well as the exclusion of minority interests in the net income of one of the Company's subsidiaries as a result of the repurchase by the Company of the minority interest in May and June 1997.

     The Pro Forma Financial Statements do not purport to represent what the Company's results of operations would have actually been had the Transactions and the repurchase of the minority interest in fact occurred on such date, or to project results of operations for any future period. The Pro Forma Financial Statements should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical Consolidated Financial Statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

                             HOLMES PRODUCTS CORP.


               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME


                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                 (In thousands)



                                                      Actual         Adjustments       Pro Forma
                                                    ----------   ------------------   ----------
Net sales .......................................   $192,153                           $192,153
Cost of goods sold ..............................     136,740        $  (1,834)(1)      134,906
                                                      -------        ---------          -------
 Gross profit ...................................      55,413            1,834           57,247
                                                      -------        ---------          -------
Selling, general and administrative and product        41,993           (6,901)(2)       35,492
 development expenses ...........................                          400 (3)
                                                      -------        ---------          -------
  Operating profit ..............................      13,420            8,335           21,755
                                                      -------        ---------          -------
Other income (expense)
 Interest expense ...............................       7,303            7,248 (1)       14,551
 Other income, net ..............................         151                               151
                                                      -------        ---------          -------
  Total other expense ...........................       7,152            7,248           14,400
                                                      -------        ---------          -------
 Income before income taxes and minority
  interest ......................................       6,268            1,087            7,355
Income tax expense ..............................       2,196           (1,012)(4)        1,184
                                                      -------        ---------          -------
 Income before minority interest ................       4,072            2,099            6,171
Minority interest in net income of majority-owned
 subsidiaries ...................................         225             (225)(5)           --
                                                      -------        ---------          -------
 Net income .....................................    $  3,847        $   2,324         $  6,171
                                                     ========        =========         ========

          NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                             (Dollars in thousands)

(1) Reflects adjustments to interest expense on debt incurred in connection with the offering of the Series A Notes and the Credit Facility in excess of historical interest expense and financing commissions assuming consummation of the Transactions as of January 1, 1997, computed as follows (all amounts relate to the period from January 1, 1997 through the actual consummation of the Transactions on November 26, 1997):




   Cash interest expense on the Series A Notes ...........................................    $  9,361
   Interest expense on the Credit Facility at a LIBOR-based rate, assumed to be 7.71%,
    based on the pro forma estimated average outstanding balance of $33,819 ..............       2,390
   Commitment fee of 0.50% on unused availability under the Credit Facility ..............         303
   Elimination of the Company's historical interest expense through November 26, 1997 associated with previous credit facility and affiliate borrowings which were repaid in
    connection with the Transactions .....................................................      (5,885)
   Amortization of debt issuance costs ...................................................       1,079
                                                                                              --------
   Net increase in interest expense ......................................................       7,248
   Elimination of the Company's historical commissions paid to a related entity for
    arranging financing, included within cost of sales ...................................      (1,834)
                                                                                              --------
   Net increase in interest and related financing commissions ............................    $  5,414
                                                                                              ========



   A 0.125% increase in the interest rate under the Credit Facility would increase interest expense by $42.

(2) Certain executives of the Company signed employment agreements at the closing of the Transactions which specify such executives' compensation through the term of the agreements, which run initially for three years. The executives will perform similar functions and act in the same capacity as they did prior to the Transactions. This adjustment reflects the difference between the historical compensation expense recorded for these executives and the contractual amounts reflected in the employment agreements, computed as the specified base compensation plus the maximum amount of annual performance bonus specified in the agreements. Included in historical compensation expense is approximately $6,013 of incremental bonuses paid under the terms of previous agreements as a result of the Transactions. See "Management--Employment Agreements."


(3) Reflects fees which will be paid by the Company to Berkshire Partners under a management agreement signed in connection with the Transactions.


(4) Reflects an adjustment for the income tax effects of the items described in Notes 1 through 3, computed at an assumed combined tax rate of 40%. Additionally, this adjustment includes the elimination of $1,447 of income tax expense associated with the limitation on deductibility of interest expense paid on the previous credit facility and affiliated borrowings, which limitation primarily resulted from the incremental bonuses described above. See Note 9 of Notes to Consolidated Financial Statements.


(5) In May and June 1997, the Company repurchased the shares held by the 30% minority stockholders in one of the Company's subsidiaries for a total of $900. The adjustment reflects the elimination of minority interest in net income of majority-owned subsidiaries.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, included elsewhere in this Prospectus.


Overview


     Holmes is a leading developer, manufacturer and marketer of quality, branded home comfort products, including fans, heaters, humidifiers and air purifiers. The Company believes that it has a leading U.S. market share in each of these product categories, which in the aggregate accounted for approximately 91.7% of the Company's net sales for the year ended December 31, 1997. In addition, the Company markets and distributes dehumidifiers and a variety of decorative and home office lighting products. The Company believes that its strong market position and success are attributable to its continuous product innovation, engineering and manufacturing expertise, close customer relationships, breadth of product offerings and reputation for quality. From 1993 to 1997, Holmes' net sales increased from $61.8 million to $192.2 million, a compound annual growth rate of 32.8%. For the year ended December 31, 1997, after giving pro forma effect to the Transactions, the Company would have had net sales and net income of $192.2 million and $6.2 million, respectively.


     The Company's products are sold to consumers through major retail channels, including mass merchants, do-it-yourself home centers, warehouse clubs, hardware stores and national drugstore chains. Representative customers include Wal-Mart, Kmart, Target, Home Depot, Costco, BJ's Wholesale Club, TruServ (formerly True Value and ServiStar) and Walgreens. The Company believes that the strength, scope, and visibility of its retail account base provide a competitive advantage with respect to brand recognition, shelf space and penetration of the consumer market.


Results of Operations

     The following table sets forth the Company's results of operations as a percentage of net sales for the periods indicated:




                                                                                         Year Ended
                                                                                        December 31,
                                                                           ---------------------------------------
                                                                               1995          1996          1997
                                                                           -----------   -----------   -----------
Net sales ..............................................................       100.0%        100.0%        100.0%
Cost of goods sold .....................................................        79.3          75.1          71.2
                                                                               -----         -----         -----
  Gross profit .........................................................        20.7          24.9          28.8
                                                                               -----         -----         -----
Selling expenses .......................................................         7.1           6.8           8.1
General and administrative expenses ....................................         5.5           7.2          10.9(1)
Product development expenses ...........................................         1.8           2.9           2.8
                                                                               -----         -----         -----
  Total operating expenses .............................................        14.4          16.9          21.8
                                                                               -----         -----         -----
  Operating profit .....................................................         6.3           8.0           7.0
Interest and other expenses, net .......................................         2.7           3.2           3.8
                                                                               -----         -----         -----
  Income before income taxes and minority interest .....................         3.6           4.8           3.2
Income tax expense .....................................................         1.5           1.4           1.1
                                                                               -----         -----         -----
  Income before minority interest ......................................         2.1           3.4           2.1
Minority interest in net income of majority-owned subsidiaries .........         0.3           0.2           0.1
                                                                               -----         -----         -----
  Net income ...........................................................         1.8%          3.2%          2.0%
                                                                               =====         =====         =====

-------------
(1) General and administrative expenses in 1997 include approximately $6.0 million (3.1% of net sales) of incremental incentive compensation expense which was paid to certain executives in conjunction with the Transactions. See "Management--Employment Agreements."

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Net Sales. Net sales decreased $2.2 million, or 1.1%, to $192.2 million for the year ended December 31, 1997 from $194.3 million for the year ended December 31, 1996. The decrease in net sales was primarily due to a reduction in sales of dehumidifiers and air conditioners resulting from a strategic management decision to reduce dehumidifier volume and eliminate the air conditioner category because of the relatively low profit margins of these products lines. In addition, an increase in sales of heaters was offset by decreases in sales of fans, air purifiers and lighting products.

     Cost of Goods Sold. Cost of goods sold decreased $9.2 million, or 6.3%, to $136.7 million for the year ended December 31, 1997 from $145.9 million for the year ended December 31, 1996. As a percentage of net sales, cost of goods sold decreased to 71.2% for the year ended December 31, 1997 from 75.1% for the year ended December 31, 1996. The reduction in cost of goods sold as a percentage of net sales was primarily due to the lower sales of dehumidifiers and air conditioners, which generated lower profit margins compared to the Company's other products, as well as efficiency improvements in the Company's manufacturing operations.

     Gross Profit. As a result of the foregoing, gross profit increased $7.0 million, or 14.5%, to $55.4 million for the year ended December 31, 1997 from $48.4 million for the year ended December 31, 1996. The increase in gross profit is attributable, in large part, to the factors described above. In addition, air purifier filter and humidifier filter sales, which generate relatively high gross profit margins, increased significantly for the year ended December 31, 1997 as compared to the year ended December 31, 1996.

     Selling Expenses. Selling expenses increased $2.4 million, or 18.3%, to $15.6 million for the year ended December 31, 1997 from $13.2 million for the year ended December 31, 1996. As a percentage of net sales, selling expenses increased to 8.1% for the year ended December 31, 1997 from 6.8% for the year ended December 31, 1996. The increase in selling expenses was primarily due to an increase in co-operative advertising of higher margin products with a number of major retailers.

     General and Administrative Expenses. General and administrative expenses increased $6.8 million, or 48.3%, to $20.9 million for the year ended December 31, 1997 from $14.1 million for the year ended December 31, 1996. As a percentage of net sales, general and administrative expenses increased to 10.9% for the year ended December 31, 1997 from 7.2% for the year ended December 31, 1996. The increase in general and administrative expenses was primarily due to approximately $6.0 million of incremental incentive compensation expenses paid in connection with the closing of the Transactions. These incentive compensation amounts were deducted from the purchase price of the capital stock in the Transactions. In addition, general and administrative expenses increased due to additional management and information systems support to improve operating efficiencies at the Company's manufacturing facilities in China.

     Product Development Expenses. Product development expenses decreased $0.1 million, or 0.1%, to $5.4 million for the year ended December 31, 1997 from $5.5 million for the year ended December 31, 1996. As a percentage of net sales, product development expenses remained relatively constant at 2.9% and 2.8% for the years ended December 31, 1997 and 1996, respectively.

     Interest and Other Expenses, Net. Interest and other expenses, net increased $1.0 million, or 15.9%, to $7.2 million for the year ended December 31, 1997 from $6.2 million for the year ended December 31, 1996. The increase in interest expense is primarily due to the additional borrowings resulting from the Transactions, which were outstanding for one month in 1997. On a pro forma basis, giving effect to the Transactions as if they had occurred on January 1, 1997, interest expense would have been $14.6 million.

     Provision for Income Taxes. The Company's effective tax rate increased to 35.0% of pre-tax income for the year ended December 31, 1997 from 29.6% of pre-tax income for the year ended December 31, 1996. The increase in the effective tax rate was principally a result of limitations placed on the Company's ability to deduct for tax purposes approximately $3.6 million of interest paid to or guaranteed by Pentland and its affiliates. This was offset by an increase in the profitability of the Company's manufacturing operations in China, which are taxed at significantly lower rates than the Company's U.S. operations. While the interest limitation may be carried forward indefinitely, because of the Company's current highly leveraged structure it is uncertain whether the Company will be able to deduct this amount in the future. Therefore, management has recorded a valuation allowance on the entire amount of deferred tax asset arising from this carryforward, which has the impact of increasing the effective tax rate. This limitation primarily arose as a result of the incentive compensation expenses described above. The Company had no such limitations in previous years, and because interest is no longer paid to foreign affiliates, this limitation is not expected to be applicable in the future. If the Company is able to utilize this deduction, it will reduce income tax expense in future years.



Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net Sales. Net sales increased $16.2 million, or 9.1%, to $194.3 million in 1996 from $178.1 million in 1995. The increase in net sales was primarily due to an increase in sales of heaters, humidifiers, air purifiers and related accessories which resulted from the Company's continued expansion of product lines to improve features, performance and pricing, as well as the growing installed base of products requiring accessories. Net sales also increased as a result of the introduction of the air conditioner category. The increase in net sales was offset in part by lower sales of fans and dehumidifiers as a result of unusually cool summer weather in the United States which led to higher product returns.


     Cost of Goods Sold. Cost of goods sold increased $4.7 million, or 3.3%, to $145.9 million in 1996 from $141.2 million in 1995. As a percentage of net sales, cost of goods sold decreased to 75.1% in 1996 from 79.3% in 1995. The decrease in cost of goods sold as a percentage of net sales was primarily due to lower raw material costs. Cost of goods sold was also favorably impacted by increased efficiencies in the Company's manufacturing operations as a result of the opening of a new custom made facility and better management control of production processes. These factors were offset in part by sales of air conditioners, which generated lower profit margins than other products.


     Gross Profit. As a result of the foregoing, gross profit increased $11.5 million, or 31.2%, to $48.4 million in 1996 from $36.9 million in 1995. As a percentage of net sales, gross profit increased to 24.9% in 1996 from 20.7% in 1995.

     Selling Expenses. Selling expenses increased $0.5 million, or 3.9%, to $13.2 million in 1996 from $12.7 million in 1995. The increase in selling expenses was primarily related to new direct advertising programs as well as an increase in co-operative advertising programs with customers. As a percentage of net sales, selling expenses decreased to 6.8% in 1996 from 7.1% in 1995.

     General and Administrative Expenses. General and administrative expenses increased $4.3 million, or 43.9%, to $14.1 million in 1996 from $9.8 million in 1995. As a percentage of net sales, general and administrative expenses increased to 7.2% in 1996 from 5.5% in 1995. The increase in general and administrative expenses was primarily due to additional management, controls and information systems required by the Company's manufacturing operations in order to meet the demands brought on by the rapid growth of these operations. General and administrative expenses also increased as a result of higher incentive compensation based on the Company's profitability.

     Product Development Expenses. Product development expenses increased $2.3 million, or 71.9%, to $5.5 million in 1996 from $3.2 million in 1995. As a percentage of net sales, product development expenses increased to 2.9% in 1996 from 1.8% in 1995. The increase in product development expenses was primarily due to added personnel as part of the Company's strategy to invest in the resources necessary to develop new product innovations, and the implementation of more stringent quality control programs. Product development expenses also increased due to an increase in patent and trademark expenses relating to product development.

     Interest and Other Expenses, Net. Interest and other expenses, net increased $1.3 million, or 26.5%, to $6.2 million in 1996 from $4.9 million in 1995. The increase in interest and other expenses, net was primarily due to an increase in average inventory levels, principally as a result of lower fan sales and higher returns resulting from cool summer weather. The increase in inventory levels and, to a lesser extent, accounts receivable resulted from a retail industry trend to purchase more goods from the Company's warehouse facilities rather than directly from the Company's manufacturing facilities in China.


     Provision for Income Taxes. The Company's effective tax rate decreased to 29.6% of pre-tax income in 1996 from 41.0% of pre-tax income in 1995. The decrease in the effective tax rate was principally a result of an increase in the profitability of the Company's manufacturing operations in China, which are taxed at significantly lower rates than the Company's U.S. operations.

Liquidity and Capital Resources

     The Company historically has funded its operations through cash flows from operations, trade credit and short-term financing provided by Pentland in the form of bank trade acceptances and loans under a revolving credit facility. Following the Transactions, the Company's primary liquidity requirements will be for working capital and to service the Company's indebtedness. The Company intends to finance its liquidity requirements with cash flows from operations and borrowings under the Credit Facility. The Company believes that cash flows from operations and borrowings under the Credit Facility will be sufficient to meet the Company's liquidity needs for the foreseeable future.


     Cash provided by (used for) operations for the years ended December 31, 1995, 1996 and 1997 was $5.5 million, $2.8 million and $(46.4) million, respectively. Cash used for operations in 1997 primarily reflected the repayment of trade acceptances payable and amounts due to affiliates in connection with the Transactions. Additionally, the earlier timing of start-of-season sales at the end of 1997 as compared to 1996 resulted in an increase in accounts receivable and a corresponding reduction of inventory levels during 1997. Operating cash flows in 1996 were adversely affected due to higher inventory levels resulting from an increase in returns of fans attributable to cool summer weather. The Company's operating cash flows in 1995 and 1996 were also adversely affected by increased inventory levels attributable to the growth in the Company's product offerings, as well as an increase in customer purchases from the Company's warehouse facilities rather than directly from the Company's manufacturing facilities in China. In addition, cash flows were negatively impacted by increased accounts receivable levels in 1995 due to financial difficulties experienced by several major retailers. In 1996, increased collections of accounts receivable favorably impacted cash flows from operations.

     Cash provided by financing activities for the years ended December 31, 1995 and 1996 was $6.0 million and $6.9 million, respectively, largely reflecting borrowings to finance the increases in inventory levels discussed above and capital expenditures. Cash flows provided by financing activities for the year ended December 31, 1997 were $53.3 million, reflecting the refinancing of the Company's indebtedness in connection with the Transactions. Pursuant to the Transactions, the Company raised $15.5 million in net equity and $123.3 million in net debt proceeds, which were used to repay Pentland's credit facility and repurchase $62.1 million of stock from Pentland.

     The Company's capital expenditures, including assets acquired under capital leases, for the year ended December 31, 1997 were approximately $6.6 million, primarily for tooling for the production of new products. The Company expects that capital expenditures for 1998 will be approximately $6.9 million, primarily for tooling for new products and new computer equipment. The Company is also subject to certain minimum royalty payment commitments under various license agreements. See Note 13 of Notes to Consolidated Financial Statements.

     On May 22, 1997 and June 4, 1997, the Company reached agreements to acquire the capital stock held by the 30% minority stockholders of one of the Company's subsidiaries for an aggregate of $0.9 million, half of which was paid at the closing of the acquisitions, and half of which will be payable, with interest, after one year. See Note 2 of Notes to Consolidated Financial Statements.

     On November 26, 1997 the Company consummated the Series A Notes Offering and entered into the Credit Facility described below. The net proceeds from the Series A Notes Offering and the Credit Facility were used to redeem a portion of the capital stock of Holmes U.S. owned by Pentland, to repay certain outstanding borrowings of the Company and to pay certain fees and expenses incurred in connection with the Transactions.

     The Exchange Notes will mature on November 15, 2007. The Notes will not be redeemable at the Company's option prior to November 15, 2002. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, at the redemption prices set forth herein. Interest on the Exchange Notes will accrue at the rate of 9 7/8% per annum and will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 1998, in an annual amount equal to approximately $10.4 million. The payment of principal and interest on the Exchange Notes will be subordinated to the prior payment in full of all Senior Debt of the Company, including under the Credit Facility. See "Description of the Exchange Notes."

     The Company entered into the Credit Facility in connection with the Transactions. The Credit Facility consists of a $100.0 million revolving credit commitment. The Credit Facility, and the guarantees thereof by the Company's direct and indirect domestic subsidiaries, are secured by substantially all of the Company's domestic and certain foreign assets. The Credit Facility and the Indenture include certain financial and operating covenants which, among other things, restrict the ability of the Company to incur additional indebtedness, make investments and take other actions. See "Description of Credit Facility" and "Description of the Exchange Notes." At December 31, 1997 and the date hereof, the Company was in compliance with the terms of the covenants. The ability of the Company to meet its debt service obligations will be dependent upon the future performance of the Company, which will be impacted by general economic conditions and other factors. See "Risk Factors."

     As a result of the consummation of the offering of the Series A Notes and the Company's expected borrowings under the Credit Facility, the Company's interest expense in future periods will increase substantially. See "Risk Factors -- Substantial Leverage."


Seasonality
     Sales of most of the Company's products follow seasonal patterns which affect the Company's results of operations. In general, sales of fans and dehumidifiers occur predominantly from January through June, and sales of heaters and humidifiers occur predominantly from July through December. Although air purifiers, lighting products and accessories generally are used year-round, the nature of these products tend to draw increased sales during the winter months when people are indoors and, as a result, sales of these products tend to be greatest in advance of the winter months from July through December. In addition to the seasonal fluctuations in sales, the Company experiences seasonality in gross profit, as margins realized on fan products tend to be lower than those realized on heater, humidifier and air purifier products. See "Risk Factors -- Seasonality."


Year 2000 Compliance

     The Company is currently in the process of replacing certain of its computer information systems. Based upon information currently available, management does not anticipate that the Company will incur material incremental costs for its software programs and applications to be "Year 2000 compliant." However, to the extent that the Company will be relying on its outside software vendors, the Company's Year 2000 compliance matters will not be entirely within its direct control. In addition, the Company has relationships with vendors, customers and other third parties that rely on computer software that may not be Year 2000 compliant. As these systems are completely outside of the Company's control, there can be no assurance that Year 2000 compliance failures by such third parties will not have a material adverse effect on the Company.

                                   BUSINESS


     Holmes is a leading developer, manufacturer and marketer of quality, branded home comfort products, including fans, heaters, humidifiers and air purifiers. The Company believes that it has a leading U.S. market share in each of these product categories, which, in the aggregate, accounted for approximately 91.7% of the Company's net sales for the year ended December 31, 1997. In addition, the Company markets and distributes dehumidifiers and a variety of decorative and home office lighting products. The Company believes that its strong market position and success are attributable to its continuous product innovation, engineering and manufacturing expertise, close customer relationships, breadth of product offerings and reputation for quality. From 1993 to 1997, Holmes' net sales increased from $61.8 million to $192.2 million, a compound annual growth rate of 32.8%. For the year ended December 31, 1997, after giving pro forma effect to the Transactions, the Company would have had net sales and net income of $192.2 million and $6.2 million, respectively.



     The Company's products are sold to consumers through major retail channels, including mass merchants, do-it-yourself home centers, warehouse clubs, hardware stores and national drugstore chains. Representative customers in these channels include Wal-Mart, Kmart, Target, Home Depot, Costco, BJ's Wholesale Club, TruServ (formerly True Value and ServiStar) and Walgreens. These customers, in the aggregate, accounted for 49.5% of the Company's net sales during the fiscal year 1997. Wal-Mart, Kmart and Target represented 17.4%, 11.0% and 11.0%, respectively, of net sales in fiscal year 1997. The Company believes that the strength, scope, and visibility of its retail account base provide a competitive advantage with respect to brand recognition, shelf space and penetration of the consumer market.


     Holmes was founded in 1982 by its current Chief Executive Officer, Jordan
A. Kahn, an innovator in the home comfort market with over 30 years of industry experience. Holmes opened its first manufacturing facility in China in 1989, and currently operates two facilities in China where it manufactures its products and electric motors for use in its products. The Company also produces electric motors for manufacturers of other electric appliances. The Company's vertically integrated manufacturing facilities provide the Company with control over the production process and product quality. These facilities also enhance operational flexibility and allow the Company to quickly respond to changes in consumer demand and to specialized production needs. The Company maintains offices in Hong Kong and Taiwan that are responsible for sourcing raw materials, processing orders and shipping the Company's products. The Company coordinates product development, marketing, sales and distribution from the Company's Milford, Massachusetts headquarters. The Company markets and distributes products primarily under the Holmes[RegTM] brand name.


Competitive Strengths

     The home comfort product market is highly competitive and fragmented. The Company believes successful industry participants (i) deliver quality products in a timely and cost effective manner, (ii) provide innovative product introductions, (iii) offer a broad line of product categories across the entire home comfort appliance market and (iv) provide value-added services to retailers. Holmes believes that the following factors contribute to the Company's position as a leader in the home comfort appliance market and serve as the foundation for the Company's growth strategy:


     Leading Market Share. Holmes believes that it has a leading U.S. market share in each of the Company's four primary product categories: fans, heaters, humidifiers and air purifiers. Management estimates that total retail sales of these products in the United States exceeded $1.0 billion in 1996. Management believes that the Company's leading market share provides Holmes with a competitive advantage in terms of retail account relations and enhanced brand awareness.


     Innovation in Product Design. The Company has established a reputation for innovation in product design, incorporating functional enhancements as well as aesthetic improvements. Management believes that innovation in these areas has contributed to the growth of the home comfort industry. In creating new products, the Company seeks to develop product concepts and features not offered in the marketplace, and which the Company can produce at strategic price points. Holmes typically has introduced more than 20 new SKUs annually (excluding new color introductions of previous models) to its primary home comfort product offerings. The Company's expenditures for product development and tooling totaled $9.5 million for the year ended December 31, 1997.

   Product innovations by the Company include:

       [bullet] Oscillating heater
       [bullet] Warm mist humidifier
       [bullet] Accutemp[RegTM] digital temperature control
       [bullet] Oscillating window fan
       [bullet] Air purifier with sound conditioning feature
       [bullet] Twin ceramic heater


     New products and product line extensions introduced since January 1, 1994 accounted for a majority of the Company's net sales during the year ended December 31, 1997. Management believes product innovation will continue to stimulate demand for the Company's products. In addition, management believes that product innovations provide opportunities to earn higher gross margins for both the Company and the retailer.

     Strong Retailer Network. The Company has established strong relationships with leading retailers in each of the major channels of retail distribution. The Company's 25 largest accounts represented 70.1% of net sales in 1997, with the three largest, Wal-Mart, Kmart and Target, representing 39.4% of net sales in 1997. The Company does not have long-term agreements with these retailers. See "Risk Factors -- Dependence on Major Customers." The Company believes that home comfort products provide retailers with higher profit potential than many alternative product offerings. Management believes that this profit potential, together with the Company's strong relationships with its retail customers, has led many retailers to increase shelf space for the Company's products. Over the years, Holmes has also received a number of awards from its customers in recognition of the Company's contribution to retailers' profitability and success, including Vendor of the Year in 1996 from Target, True Value, Pamida and Venture Stores.


     Focus on the Retailer and the Consumer. Holmes has established a reputation among leading retailers for quality products, timely shipment and value-added assistance in merchandising. The Company works with current and potential retail customers to develop products at strategic price points that meet consumer needs. Holmes also employs an in-house graphics team to develop attractive and informative product packaging designed to educate the consumer at the point of purchase. In addition, Holmes works closely with each retailer to develop customized product displays, point-of-purchase signage and educational materials. The Company also provides after-sale consumer services such as a toll-free consumer information line.

     Low Cost / High Quality Manufacturer. Management believes that Holmes is both a low cost manufacturer and a quality leader in the home comfort industry. The Company manufactures the majority of its products at its customized production facilities in China. The Company believes that it has a cost advantage as a result of its degree of vertical integration, purchasing power and low labor costs. In addition, by operating its own vertically integrated manufacturing facilities, Holmes has control over the quality of its products from design through final distribution. Through rigorous control of the manufacturing process, Holmes has established a strict quality control system to ensure the highest quality of products.

     Design and Engineering Expertise. Through its engineering expertise and state-of-the-art technology, Holmes is able to rapidly and cost effectively develop new products. The Company uses advanced CAD software in conjunction with laser-based stereolithography to design and engineer new products. These combined technologies allow the Company to design and produce prototypes of new products quickly, thus enabling Holmes to accurately assess the feasibility, cost and tooling requirements of new products before manufacturing the products. The Company believes it is one of only a few U.S. manufacturers to employ stereolithography technology and thereby enjoys a competitive advantage in the design and rapid prototyping of new products and product line extensions. These technologies also enhance the sales process by allowing customers to view working samples of new products before they are tooled. The Company has reduced the average time from product conception to market introduction from approximately 20 months three years ago to approximately nine months currently.

     Talented Senior Management Team with Significant Equity Ownership. Holmes has an experienced and entrepreneurial management team, with an average of over 11 years of industry experience. The Company's Chief Executive Officer, Jordan
A. Kahn, founded the Company in 1982 and is recognized as an innovator in the home comfort appliance industry. The Company's senior management team also includes Stanley Rosenzweig (Chief Operating Officer), Gregory F. White (Executive Vice President, Sales and Marketing) and Tommy Liu (Managing Director of the Company's Far East operations). The Company's senior management team owns an aggregate of approximately 25.7% of the Company's common stock.

Business Strategy

     The Company's strategy is to achieve further growth in net sales, profitability and cash flow by: (i) increasing sales of existing products; (ii) introducing new product categories and product line extensions; and (iii) expanding geographically. The Company intends to implement this strategy by pursuing the following initiatives:

     Further Penetrate Existing Distribution Channels. The Company believes that it can further penetrate its existing distribution channels as a result of favorable industry dynamics and the Company's strong relationships with mass merchant retailers, the fastest growing segment in retail distribution. Holmes currently sells to the largest, most sophisticated mass merchant retailers and believes it is well suited to grow this business with both existing and new customers. Management believes that mass merchants will continue to consolidate their vendor base and focus on a smaller number of sophisticated suppliers that can (i) provide a broad array of differentiated, quality products, (ii) efficiently and consistently fulfill logistical requirements and volume demands and (iii) provide full product support from design to point of sale and after-market service with the consumer. Holmes believes that it is well situated to capitalize on these trends.

     Develop New Distribution Channels. The Company continues to develop new channels of distribution by providing customized product offerings that appeal to the specific needs of each channel. Since 1996, Holmes has successfully marketed select products through an arrangement with the QVC electronic retailing network. In addition, Holmes recently introduced a new line of humidifiers and air purifiers, called Family Care[RegTM], to be marketed through national drugstore chains. The Company has also partnered with Gerry Baby Products to market the Company's products under the Gerry brand name and expand into the juvenile products distribution channel.

     Pursue Targeted Marketing Opportunities. As part of the Company's growth strategy, the Company has established several strategic alliances in order to promote awareness of the Company's products. For example, the Company has established a marketing affiliation with the Allergy and Asthma Foundation of America and has developed a strategic marketing partnership with the Brita Products Company, a subsidiary of Clorox Company, to market a new humidifier that integrates the Brita[RegTM] water filter. The Company has also entered into a variety of cross-merchandising relationships with other manufacturers including Stanley Tools, Toro, Vaseline and Benadryl.

     Leverage Core Competencies to Expand Product Offerings. The Company believes that its product development capabilities, established distribution network, marketing skills and ability to identify customer needs uniquely position it to successfully enter into new product categories within the portable appliance industry, either through internal growth or selective acquisitions. For example, in 1993, Holmes introduced a line of decorative and home office lighting products. The Company believes that it can successfully enter additional product categories based on the Company's core competencies within the household and portable appliance industry. In addition to its core appliance business, the Company designs, develops and sells electric motors to original equipment manufacturers, including Frigidaire.

     Expand into New Geographic Regions. The Company believes that the European and Asian home comfort markets are underdeveloped and represent significant growth opportunities. As a result, the Company has begun to focus on marketing its products in these regions. The Company currently sells its products in Europe and Asia on an original equipment manufacturer basis and, in August 1996, launched the sale of branded home comfort products in France.

     In furtherance of its strategic objectives, the Company may from time to time engage in discussions regarding mergers, acquisitions or other types of business combination transactions with third parties in the consumer products industry. The provisions of the Credit Facility permit the Company to make acquisitions that satisfy certain criteria.


Products

     Holmes is a leading developer, manufacturer and marketer of quality, branded home comfort products, including fans, heaters, humidifiers and air purifiers, which allow consumers to better control aspects of their home environment, such as temperature and air quality. Management estimates that total retail sales of these products in the United States exceeded $1.0 billion in 1996. In addition, the Company markets and distributes dehumidifiers and a variety of decorative and home office lighting products, including table, floor and wall-mounted lighting products used principally in residential and commercial settings.

     Fans. The Company currently manufactures and markets approximately 60 different fan models, including table, stand, window, window-to-floor, box, commercial grade, high velocity and oscillating fans, typically for purchase and use by household consumers. Retail prices for the Company's fans range from $10 to $80. From 1993 to 1997, net sales of the Company's fans have increased at a compound annual growth rate of 20.2%.

     Heaters. Portable electric space heaters are used to heat areas of the house not reached by central heat and to heat an individual room while that room is in use. The Company currently manufactures and markets approximately 46 different heater models, including plastic, ceramic, metal, radiant and baseboard styles. Retail prices for the Company's heaters range from $20 to $70. In recent years, the Company has expanded its products to cover virtually every segment and price point in the heater category, a strategy that has been a key driver of recent sales growth. From 1993 to 1997, net sales of the Company's heaters have increased at a compound annual growth rate of 34.4%.

     Humidifiers. Consumers use humidifiers to provide greater comfort by increasing moisture in the home environment. The Company currently manufactures and markets approximately 25 different humidifiers, including cool mist, warm mist, ultrasonic and console models that range in moisture output from one to 12 gallons per day. Retail prices for the Company's humidifiers range between $20 and $150. The Company also sells a variety of humidifier accessories, replacement parts and chemical treatments. From 1993 to 1997, net sales of the Company's humidifiers have increased at a compound annual growth rate of 30.5%.


     Air Purifiers. Air purifiers circulate a room's air through filters that remove contaminants from the air. In recent years, high efficiency particulate arresting ("HEPA") filters have come to dominate the industry. This product category has experienced tremendous growth as consumers have become more concerned with their home environment and have learned about the benefits of air purifiers. The Company currently manufactures and markets 17 different air purifier models. Retail prices for the Company's air purifiers range between $20 and $280. Air purifiers represent one of the fastest growing niches of the Company's home comfort appliance product line. From 1993 to 1997, net sales of the Company's air purifiers have increased at a compound annual growth rate of 47.6%.


     Filters/Accessories. Most humidifiers and air purifiers require accessories including replacement filters and chemical treatments. The Company's air purifiers periodically need new replacement filter cartridges and humidifiers need new replacement wick filters. As the Company's installed base of these products continues to expand, the Company expects that the market for these accessories will grow as well. In addition, the Company believes that sales of filters and accessories increase brand awareness and customer loyalty.


     Dehumidifiers. Dehumidifiers are compressor-based appliances designed to remove humidity from the air. Dehumidifiers typically are larger and heavier than the Company's primary home comfort product categories and sell for higher retail prices, but generally at lower profit margins. The Company currently markets four different dehumidifier models in order to complete its product line. In 1994, the Company entered into an arrangement with Frigidaire to produce the Company's dehumidifiers on an original equipment manufacturer basis.

     Lighting Products. Holmes began marketing portable lighting equipment in 1993, and currently sells over 90 different lighting models. These products complement the Company's traditional home comfort product line, provide an additional non-seasonal category for the Company and are distributed through the same distribution channels as the Company's home comfort appliances. The Company's lighting products are manufactured by subcontractors in China and in the U.S. Retail prices for the Company's products range between $10 and $100.

     Electric Motors. The Company, through its wholly owned subsidiary, Raider Motor Corp., has proven strengths in the design and manufacture of a variety of electric motors for use in home and commercial appliances. In addition to supplying most of the motors for Holmes' products, the Company has sufficient manufacturing capacity to supply other manufacturers of appliances with electric motors. The Company currently designs, develops and sells motors to original equipment manufacturers, including Frigidaire.


Product Design and Development

     The Company believes that a key to its continuing success is its ability to develop innovative new products, employing concurrent engineering to facilitate its efforts and accelerate the product development cycle. The Company has an internal product design and research and development team dedicated to developing new products and product line innovations. The team consists of an aggregate of 48 employees located in both Milford, Massachusetts, and in the Far East. The Company also retains the services of outside consultants to assist its internal team. The Company's design team works closely with the Company's manufacturing personnel to evaluate the manufacturing efficiency and feasibility of specific design concepts and proposed products.

     The Company believes that consumers of its products often make purchase decisions on the basis of a product's design appeal and features, as well as price. As a result, Holmes designs its products to be attractive to consumers. The Company continually seeks to implement product and design innovations to maintain the attractiveness of the Company's products in light of continually changing consumer tastes and the retail environment.

     The Company utilizes both employee and retailer feedback in identifying new products and product enhancements. Once targeted for possible production, the Company utilizes advanced CAD software and state-of-the-art stereolithography prototyping equipment to design and engineer new product prototypes. The Company believes that these technologies have improved the speed and efficiency of the design process and the quality of the finished products. The Company has reduced the average time from product conception to market introduction from approximately 20 months three years ago to approximately nine months currently.


     The Company's expenditures for product development and tooling were approximately $9.5 million for the year-ended December 31, 1997. New products and product line extensions introduced since January 1, 1994 accounted for a majority of the Company's net sales during the year ended December 31, 1997.




Quality and Safety

     Holmes' commitment to quality is a critical element of its product philosophy. To fulfill this commitment, the Company has established strict quality programs and controls for its operations and those of its subcontractors. The Company's products feature a number of safety characteristics, including controls to shut off automatically when overheated or tipped over, carrying handles for small items and indicator lights on heaters and humidifiers. Quality control, which is coordinated by the Company's 50-person quality engineering department, begins in the design and engineering process and extends through manufacturing, product testing, and after-sale consumer service. The Company tests its products for performance, safety and reliability and substantiates all product performance claims through rigorous testing. All of the Company's products, except for accessories, replacement pads and chemicals, carry a limited warranty, extending for periods ranging from one to five years from the date of purchase. In addition, as part of the product development process, Holmes submits products for safety testing by independent laboratories, including Underwriters Laboratories, Inc. ("UL"), the Canadian Standards Association, and similar testing laboratories in other countries. The Company also has implemented quality programs for its major subcontractors and has stationed Company quality control personnel at key subcontractor manufacturing facilities, and has begun to implement the ISO 9001 quality assurance standards promulgated by the International Organization for Standardization.


Manufacturing

     The Company manufactures most of its products at its manufacturing facilities in China. The Company's facilities are highly integrated and produce most of the electric motors, injection molded plastic components and other components used in the manufacturing and assembly process. The balance of the Company's products are produced through subcontracted manufacturers in China and the United States, generally under the supervision of the Company's employees. The management, coordination, and control of all manufacturing operations are centralized at the Company's principal offices in Milford, Massachusetts.

     The Company sources components for its products from suppliers in Asia, Europe and North America and subcontracts manufacturing from producers in China, Taiwan and the United States. The Company does not believe that it is dependent on any single source of components or any single subcontractor or vendor. Holmes owns all of its proprietary manufacturing designs, molds, dies, and tooling used in production of its products. The Company believes that ownership and control over these aspects of its operations enable it to more easily move all or part of its operations to a new location or new subcontractors, if necessary. In addition, the Company believes that there are sufficient alternative sources of components, manufacturing sites, and subcontractors available for the manufacture of its products. The Company believes its relationships with its subcontractors are generally good. See "Risk Factors -- Risks of Non-U.S. Operations" and " -- Dependence on Manufacturing Facilities."

     The Company purchases raw materials for its manufacturing operations from numerous suppliers and does not believe that it is dependent on any single source for any specific raw material or any significant portion of its raw material purchases. See "Risk Factors -- Cost and Availability of Raw Materials."

Sales and Marketing

     The Company's products are sold in the United States and Canada by an internal sales staff consisting of ten sales managers with assistance from internal sales support staff and from regional independent manufacturers' representative organizations. The Company's sales managers are actively involved in servicing all aspects of each retail account.

     The Company currently utilizes 32 manufacturers' sales representative organizations, all of which are paid on a commission basis. Although the Company's manufacturers' sales representatives sell a range of consumer products, including those of other manufacturers, they are contractually prohibited from selling any products that compete with those of the Company. Holmes has historically had a low rate of turnover of its sales representatives and has therefore been able to provide continuity in its relationships with its retailer customers.

     The Company's marketing department consists of 12 individuals who are responsible for market analysis, new product development, pricing strategy, promotions and overall category development. The Company believes that its packaging is one of its most powerful marketing tools because most consumers typically purchase heaters, humidifiers and fans without the benefit of knowledgeable retail sales staff. The Company's packaging and point-of-purchase support provide written information and illustrations regarding product features, usage instructions, safety features and product operation. The Company has an in-house art department that develops over 90% of these packaging and marketing materials on state-of-the-art desktop graphic systems.


Consumer Services

     The Company maintains a customer service department and provides a toll-free telephone number (800-5HOLMES) to assist with product assembly and operation, respond to consumer inquiries about where to purchase Company products, arrange for repairs of products under warranty and fill orders for replacement items such as filters. The Company's consumer service line is monitored and recorded to ensure consistent quality. The customer service line enables the Company to maintain direct contact with and feedback from the end users of its products, which the Company believes enhances brand loyalty.


Distribution

     In order to respond most efficiently to the demands of its retail customers and ensure timely delivery, particularly for those purchasing products on a "just-in-time" basis, the Company balances direct shipments from its manufacturing facilities with shipments from its domestic and international warehouses. The Company leases five warehouse facilities in the United States and Canada which provide flexible stocking in close proximity to retail customers.

     The Company's vertically integrated manufacturing capability, combined with its domestic distribution system, contribute to its ability to deliver products promptly and to respond quickly to re-orders and stockouts. The Company employs an electronic data interchange ("EDI") system with selected retail customers to expedite order and invoice processing.


Competition

     The Company believes that the markets for its products are developed and highly competitive. Management believes that competition is based upon several factors, including price, access to retail shelf space, product features, product enhancements, brand names, new product introductions, and marketing support and distribution systems.

     The Company competes with established companies, some of which have substantially greater facilities, personnel, financial and other resources than those of the Company. Holmes' major competitors include AdobeAir, Catalina Lighting, Cheyenne, Fedders, Frigidaire, Honeywell Consumer Products (maker of Duracraft and Enviracaire brands), Kenmore, Norelco, Rival (maker of Bionaire, Pollenex and Patton brands), Sunbeam, Tensor and Windmere. The Company also competes with importers and foreign manufacturers of unbranded products. See "Risk Factors -- Competition."

     Holmes believes that its most important competitive strengths are the quality, design and competitive pricing of its products, its attention to retailer and consumer needs, its access to major channels of distribution, the development of new products and innovation in existing products, its ability to provide timely shipment through its manufacturing and distribution facilities and the capabilities of its management team.

Properties

     The following table identifies the Company's principal facilities (all of which are leased), the primary activity at each of the facilities listed and the expiration date of the applicable lease.



Location                           Size                     Primary Use              Lease Expiration
-----------------------   ---------------------   -------------------------------   -----------------
Milford, MA               83,000 square feet      Headquarters and Distribution     2001
Dongguan, China (1)       466,000 square feet     Manufacturing and Assembly        2006
Dongguan, China (2)       269,000 square feet     Motor Manufacturing               2004
Clinton, MA               207,000 square feet     Distribution                      1999
Worcester, MA (3)         156,000 square feet     Distribution                      2003
Vernon, CA                Varies                  Distribution                      At will
Mississaugua, Ontario     Varies                  Distribution                      At will
Hong Kong                 10,300 square feet      Office                            1999
Taipei, Taiwan            1,700 square feet       Office                            1998

------------
(1) These facilities are located in Guangdong Province, China, approximately 70 miles from Hong Kong. These facilities include 20 buildings on two separate campuses that include manufacturing, assembly, warehousing, and employee dormitory operations. The lease expiration date assumes the exercise of the Company's options to extend the lease on the primary manufacturing building.


(2) These facilities are located less than one-half mile from the manufacturing and assembly facilities. These facilities include three buildings and separate employee dormitories. The lease expiration date assumes the exercise of the Company's options to extend the lease on the primary manufacturing building.


(3) Includes leases in place for space currently under construction.


Employees


     As of December 31, 1997, the Company employed approximately 4,150 people, of which approximately 3,900 were located at the Company's manufacturing facilities in Dongguan, China, approximately 66 were located in Hong Kong and Taiwan, and 164 were located in the United States.



Regulation

     The Company is subject to federal, state and local regulations concerning the environment, occupational safety and health, trade-related issues and consumer products safety. The Company believes that it is in material compliance with all of such regulations. There can be no assurance, however, that such regulations will not negatively affect the Company in the future. The Company's operations could also be adversely affected by other regulations relating to its foreign operations, including changes in trade laws, increased import duties, import/export regulations and change in foreign laws. See "Risk Factors."


Patents and Trademarks

     The Company holds a number of patents and trademarks registered in the United States, Canada, and other countries for various products and technologies. Additional patent applications are pending in the United States, Canada and Mexico. The Company also registers trademarks on product names and unique features. The Company believes that none of its product lines is dependent upon any single patent, group of patents or other intellectual property rights. See " -- Legal Proceedings."


Legal Proceedings

     Products such as fans, humidifiers, heaters, air purifiers and lighting appliances manufactured by the Company and its competitors have features that are the subject of numerous patents. From time to time in the course of its business, the Company is a party to patent and trademark litigation as plaintiff or defendant. The Company does not believe that such existing or potential litigation will have a materially adverse effect on its business, financial condition or results of operations.

     The Company is also a party to various actions and proceedings incident to its normal business operations, including product liability litigation. The Company believes that the outcome of such litigation will not have a material adverse effect on its business, financial condition or results of operations. The Company has product liability and general liability insurance policies in amounts it believes to be reasonable. There can be no assurance, however, that such insurance will be adequate to cover all potential product or other liability claims against the Company. See "Risk Factors -- Product Liability."

                                  MANAGEMENT


Directors and Executive Officers


     The following table sets forth certain information with respect to the directors and executive officers of the Company. The Company's directors are elected annually by the stockholders. Pursuant to the terms of a Stockholders' Agreement entered into in connection with the Transactions, the Company's stockholders have agreed to vote in favor of the election of the persons named as directors below. The Company's officers serve at the pleasure of the directors.





Name                          Age                         Positions
--------------------------   -----   --------------------------------------------------
    Jordan A. Kahn            55     President, Chief Executive Officer and Director
    Stanley Rosenzweig        33     Chief Operating Officer and Director
    Gregory F. White          33     Executive Vice President, Sales and Marketing and
                                     Director
    (Tommy) Woon Fai Liu      46     Managing Director of Holmes' Far East operations
    David Dusseault           43     Chief Financial Officer
    Richard K. Lubin          51     Director
    Randy Peeler              33     Director


Other Key Employees

     The following table sets forth certain information with respect to certain other key employees of the Company:




    Yigal Offir          35     Executive Vice President, Manufacturing
    Robert Livergood     64     President, Holmes Lighting
    Russell Owens        46     Senior Vice President, Director of Sales
    Kathleen Kelly       33     Vice President of Sales Administration and Imports
    Stephen Harris       34     Vice President, Air Purification
    Neville Glenn        65     Vice President, Research and Development
    Julie Garilli        33     Vice President, Human Resources
    Paul Powers          33     Director of Marketing


     Jordan A. Kahn, founder of the Company, has served as President and Chief Executive Officer and a director since its organization in 1982. Since 1968, Mr. Kahn has also been President of Jordan Kahn Co., Inc., a manufacturer's representative representing small electric personal appliance manufacturers, including the Company, to retailers across the Northeast.


     Stanley Rosenzweig has served the Company since 1991, initially as Vice President -- Operations, and since 1993 as Chief Operating Officer and a director. From 1987 to 1988, Mr. Rosenzweig served as a management consultant with Bain & Company, and from 1988 to 1989 as a sales manager with Jolson Corporation, a Canadian appliance company.

     Gregory F. White has served as Executive Vice President, Sales and Marketing since 1995, and from 1993 to 1995 as Vice President -- Marketing. He became a director of the Company in 1997. Mr. White served as Account Supervisor at Ammirati & Puris, an advertising agency, from 1992 to 1993 and as Account Manager at the advertising agency D'Arcy, Masius, Benton & Bowles from 1991 to 1992.

     (Tommy) Woon Fai Liu became Managing Director of the Company's Far East operations upon the closing of the Transactions. From 1993 to 1997, Mr. Liu served as Chief Financial Officer and Executive Director of Asco General Supplies Far East Limited, a subsidiary of Pentland, as well as Executive Director of Holmes Far East since 1994. From 1989 to 1993, Mr. Liu was Finance Director for Johnson & Johnson Hong Kong.


     David Dusseault has served as Chief Financial Officer of the Company since 1992 and from 1988 to 1992 as Comptroller of the Company. From 1981 to 1987, Mr. Dusseault served as Comptroller at Leach and Garner Refining.

     Richard K. Lubin is a Managing Director of Berkshire Partners, which he co-founded in 1986, and has been a director of many of the firm's manufacturing, retailing and transportation investments, including, among others, InteSys Technologies, Inc. and English Welsh & Scottish Railway, Ltd. In addition, Mr. Lubin is Treasurer of the

Dana-Farber Cancer Institute and a Trustee of Beth Israel Deaconess Medical Center. He became a director of the Company in 1997.

     Randy Peeler is a Vice President of Berkshire Partners, where he has been employed since 1996. From 1994 to 1996, he was responsible for new business ventures at Health Advances, a healthcare industry consulting firm. From 1993 to 1994, he served as Chief of Staff to the Assistant Secretary for Economic Policy at the U.S. Department of the Treasury. Prior to that, he was a consultant with Cannon Associates. He became a director of the Company in 1997.



     Yigal Offir has served as Executive Vice President, Manufacturing of the Company since 1995. From 1994 to 1995, Mr. Offir served as Director of Engineering at Helen of Troy, Inc., a personal care and appliance company. From 1986 to 1994 he served in a variety of engineering positions at Helen of Troy, Inc. and from 1980 to 1986 he served in the Israeli Navy.

     Robert Livergood has served as President, Holmes Lighting since 1995. From 1993 to 1995, he served as Vice President, Sales of Holmes Lighting, and from 1991 to 1993 he was Vice President, Sales for the Company's Western Division.

     Russell Owens has served as Senior Vice President, Director of Sales of the Company since 1995. From 1993 to 1995 he served as Vice President, Sales for the Company's Western Division. From 1985 to 1993, Mr. Owens was Sales Director for Wallace Products, Inc., a manufacturer of furniture and household products.

     Kathleen Kelly has served as Vice President of Sales Administration and Imports of the Company since 1995. She has held various positions since she joined the Company in 1986.

     Stephen Harris has served as Vice President, Air Purification Products since 1996. From 1992 to 1996, he served as National Sales and Marketing Manager for Air Purification Products.

     Neville Glenn has served as Vice President, Research and Development of the Company since 1996. From 1993 to 1996, Mr. Glenn served as Vice President, Engineering. From 1991 to 1993, he acted as a consultant to the Company, and from 1987 to 1991 he was Vice President, Engineering at Bionaire, Inc., a home comfort products company.

     Julie Garrilli has served as Vice President, Human Resources of the Company since 1995. From 1986 to 1995 she served as Administrative Manager of the Company.

     Paul Powers joined Holmes as Director of Marketing in 1997. From 1995 to 1997, he served as Divisional Merchandise Manager, and from 1992 to 1995 as a buyer, for Hill's Department Stores.


Compensation of Executive Officers


     The following Summary Compensation Table sets forth, for the past two fiscal years, the compensation for the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company who earned in excess of $100,000 in salary and bonus for the fiscal year ended December 31, 1997.





                                                                                                              Long-Term
                                                                  Annual Compensation                        Compensation
                                               --------------------------------------------------------- -------------------
                                                                                          Other Annual        All Other
Name and Principal Position                                Salary           Bonus       Compensation(1)      Compensation
----------------------------------------------        ---------------- --------------- ----------------- -------------------
Jordan A. Kahn ............................... 1997     $  300,000       $ 752,000          $31,200         $  3,964,000(2)
 President and Chief Executive Officer         1996        300,000         825,000           31,200                   --
Stanley Rosenzweig ........................... 1997        200,000         290,000           15,600            1,984,324(3)
 Chief Operating Officer                       1996        200,000         225,000           15,600              632,892(4)
Gregory F. White ............................. 1997        150,000         145,000           10,200              509,237(5)
 Executive Vice President, Sales and Marketing 1996        150,000         112,500           10,200                4,673(6)
(Tommy) Woon Fai Liu ......................... 1997        270,513(7)       66,667(8)         2,083                   --
 Managing Director of Holmes Far East          1996        200,000(7)       25,000(8)            --                   --
David Dusseault(9) ........................... 1997         90,000          50,000               --                4,552(6)
 Chief Financial Officer


------------
(1) Represents automobile allowance or annual lease payments on automobile provided by the Company.
(2) Represents bonuses paid in connection with theTransactions pursuant to the previous employment agreement described under " -- Employment Agreements."

(3) Includes $9,500 representing the Company's matching contribution under its 401(k) plan, $20,824 paid in 1997 on account of a previous employment agreement with the Company and $1,954,000 which was paid in connection with the Transactions pursuant to the incentive compensation agreement described under " -- Employment Agreements."
(4) Includes $9,500 representing the Company's matching contribution under its 401(k) plan, $77,392 paid in 1996 on account of a previous employment agreement with the Company and $546,000 accrued for 1996 which was paid in connection with the Transactions pursuant to the incentive compensation agreement described under "--Employment Agreements."
(5) Includes $9,237 representing the Company's matching contribution under its 401(k) plan and $500,000 which was paid in connection with the Transactions pursuant to the incentive compensation agreement described under " -- Employment Agreements."
(6) Represents the Company's matching contribution under its 401(k) plan.
(7) Includes compensation paid to Mr. Liu by the Company and by an affiliate of Pentland.
(8) Does not include any amounts paid by affiliates of Pentland for services rendered to such affiliates.
(9) Mr. Dusseault did not earn in excess of $100,000 in 1996.



Director Compensation

     The Company may compensate its directors for services rendered in such capacity.


Employment Agreements


     Messrs. Kahn, Rosenzweig, White and Liu (the "Executives") have entered into Employment and Non-Competition Agreements with the Company, effective as of the closing of the Transactions, which provide for their continued employment in their present capacities with the Company for an initial term through December 31, 2000. Each agreement will thereafter renew for consecutive one-year terms unless terminated by either party. Mr. Kahn's base salary is currently $400,000 per year, Mr. Rosenzweig's base salary is currently $250,000 per year, Mr. White's base salary is currently $200,000 per year, and Mr. Liu's base salary is currently $200,000 per year plus a $25,000 living expense allowance per year. Each Executive is entitled to receive an annual performance bonus for 1997. In addition, commencing January 1, 1998, each Executive is entitled to an annual performance bonus equal to up to 50% of his base salary based on achievement of certain performance criteria. These agreements provide that if employment is terminated without cause, the Executives will receive severance payments of their respective salaries for the longer of 12 months or the remainder of the term, in the case of Mr. Kahn, or for 12 months, in the case of the other Executives.

     In conjunction with the closing of the Transactions, Mr. Kahn's previous employment agreement was terminated for a lump-sum payment to Mr. Kahn of $900,000, as specified in the agreement, plus a payment of the bonus accrued under the terms of the agreement for the period through the effective date of the closing of the Transactions (approximately $752,000). In addition, Mr. Kahn received an additional bonus in conjunction with the closing of the Transactions of approximately $3.1 million. Mr. Rosenzweig was party to an Incentive Compensation Agreement with the Company providing for incentive compensation payments in the event of a sale of the Company or certain other transactions, including the Transactions. Pursuant to that agreement, Mr. Rosenzweig received $2.5 million upon the closing of the Transactions. Mr. White was party to an employment agreement with the Company providing for a lump-sum payment of $500,000 upon the closing of the Transactions.



1997 Stock Option Plan

     The Company's 1997 Stock Option Plan (the "Option Plan"), adopted in connection with the Transactions, provides for the grant of incentive stock options and non-qualified stock options to directors, officers, employees, consultants and other key persons of the Company. An aggregate of 73.9 shares of the Company's common stock have been reserved for issuance under the Option Plan, representing approximately 13.5% of the Company's common stock on a fully-diluted basis (subject to adjustment for stock splits and similar events). The options and the common shares purchasable upon exercise of options are expected to be subject to certain restrictions and vesting schedules, which may be time- or performance-based. The exercise price of the options will generally be equal to the fair market value of the common shares at the time of issuance of such options.

     The Option Plan is administered by the Board of Directors or a Committee consisting of two or more directors. Subject to provisions of the Option Plan, the Board of Directors has the authority to select optionees and determine the terms of the options granted, including (i) the number of shares subject to such option, (ii) when the option becomes exercisable and (iii) the exercise price of the option; provided, however, that no option may have a term in excess of ten years from the date of grant.


     No grants of options were made in 1997, and no options were outstanding at December 31, 1997.

                                SHARE OWNERSHIP



     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of the date hereof. Except as indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to all shares of common stock indicated.





             Name and Address of                  No. of      Percent of Outstanding
             Beneficial Owner (1)                 Shares            Shares(2)
---------------------------------------------   ----------   -----------------------
    Berkshire Fund IV, LP (3) ...............       293.3              62.0%
      c/o Berkshire Partners LLC
      One Boston Place
      Boston, MA 02108
    Jordan A. Kahn (4) ......................        94.6              20.0
    Bain Securities, Inc. (5) ...............        27.0               5.7
     c/o Bain Capital, Inc.
     2 Copley Place
     Boston, MA 02116
    Asco Investments Ltd. (6) ...............        24.1               5.1
      c/o Pentland Group plc
      The Pentland Centre
      Squires Lane
      London, England N3 2QL
    Stanley Rosenzweig (4) ..................        13.5               2.9
    Gregory F. White (4) ....................         8.1               1.7
    (Tommy) Woon Fai Liu (4) ................         5.4               1.1
    Richard K. Lubin (7) ....................       293.3              62.0
    Randy Peeler (7) ........................       293.3              62.0
    All directors and executive officers as a
      group (7 persons) (4) (8) .............       414.9              87.7


------------
(1) Unless otherwise specified, the address of each person is c/o Holmes Products Corp., 233 Fortune Boulevard, Milford, MA 01757.
(2) Beneficial ownership is determined in accordance with the rules of the Commission and reflects general voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this Prospectus are deemed outstanding.
(3) Includes shares beneficially owned by another investment fund affiliated with Berkshire Fund IV, LP.
(4) Does not include any shares of common stock which may be subject to stock options granted following the closing of the Transactions under the Option Plan.
(5) Includes shares beneficially owned by an affiliated investment entity.

(6) Does not include shares of common stock subject to a warrant to purchase 5% of the common stock, exercisable in certain circumstances. See "The Transactions; Use of Proceeds." Asco Investments Ltd. is a subsidiary of Pentland.

(7) This person is affiliated with Berkshire Partners and may be deemed to beneficially own the shares held by Berkshire Fund IV, LP and its affiliates. This person disclaims beneficial ownership of such shares.
(8) Includes shares referred to in Note 7, beneficial ownership of which is disclaimed.

                             CERTAIN TRANSACTIONS

     Pursuant to a Management Agreement ("the Management Agreement") entered into as of the closing date of the Transactions (the "Closing Date"), Berkshire Partners received a $1.5 million fee from the Company on the Closing Date and will receive an annual fee of $400,000 per year for the provision of management and advisory services to the Company. The Management Agreement is in effect for a term of five years, provided that the Management Agreement will terminate on the later of the first date that (i) Berkshire Partners owns less than 40.0% of the Company's common stock on a fully diluted basis, and (ii) Berkshire Partners owns fewer common shares than the members of the Company's management, taken as a group, or fewer shares than any other single stockholder. On the Closing Date, Berkshire Partners was also entitled to designate two of the Company's directors and has the right, at its election, to increase the size of the Board of Directors and the number of directors designated by it by an additional two directors.


     Since its inception in 1982, the Company has retained Jordan Kahn Co., Inc. ("JKC"), a corporation owned by Jordan A. Kahn, to serve as a sales representative for the Company in the northeastern United States. Pursuant to a representation agreement between the Company and JKC, the Company has agreed to pay to JKC a commission on net sales to JKC's customers in its territory, which fee is the same fee paid by the Company to other unaffiliated sales representative organizations representing the Company in other territories throughout the United States. Pursuant to this arrangement, the Company paid a total of $403,000, $480,000 and $367,000 to JKC for the years ended December 31, 1995, 1996 and 1997, respectively.


     In connection with the Transactions, the Company purchased a portion of the shares of common stock of Holmes U.S. owned by Pentland, and issued to Pentland a warrant to purchase shares of the Company's common stock under certain circumstances. See "The Transactions; Use of Proceeds." In addition, the Company entered into new employment agreements with Messrs. Kahn, Rosenzweig, White and Liu, and made certain payments to Messrs. Kahn, Rosenzweig and White, in connection with the Transactions. See "Management."


     During 1993, the Company entered into a revolving credit facility with an affiliate of Pentland, pursuant to which such affiliate provided short-term loans to the Company. Interest on the loans made under the revolving credit facility was payable at the expiration of each loan, and totaled approximately $1.5 million, $2.4 million and $2.4 million for the years ended December 31, 1995, 1996 and 1997, respectively. Another affiliate of Pentland provided the Company with trade acceptance and letter of credit financing for its purchases from foreign manufacturers. The Company paid a commission for administrative services related to the processing of these trade acceptances. The commissions paid by the Company approximated $1.6 million, $2.0 million and $1.8 million for the years ended December 31, 1995, 1996 and 1997, respectively. In conjunction with the Transactions, all of the financing facilities provided by Pentland and its affiliates were terminated and paid in full. In addition, a net payable of $10.0 million due to affiliates of Pentland as of the closing date was repaid in connection with the Transactions. See Note 3 of Notes to Consolidated Financial Statements.

                        DESCRIPTION OF CREDIT FACILITY

     As of the Closing Date, Holmes and certain of its Subsidiaries entered into a $100.0 million revolving credit facility (the "Credit Facility") with BankBoston, N.A. ("BankBoston"), Lehman Brothers Inc. and certain other financial institutions party thereto. Subject to compliance with certain covenants, including certain financial covenants, and the satisfaction of customary borrowing conditions, Holmes and certain of its subsidiaries, as co-borrowers, are permitted to borrow up to an aggregate of $100.0 million. The Credit Facility also provides for the issuance of letters of credit. The Credit Facility is secured by substantially all of the Company's domestic and certain foreign assets and certain of the subsidiary co-borrower's assets, and is guaranteed by all of the Company's direct and indirect domestic subsidiaries and certain foreign subsidiaries, which guarantees are secured by substantially all of such subsidiaries' assets. Borrowings under and subsidiary guarantees of the Credit Facility represent Senior Debt under the Indenture. Moreover, a default under the Indenture will result in a cross-default under the Credit Facility.


     The ability of the Company to borrow under the Credit Facility is subject to, among other things, compliance with covenants and financial ratios contained in the Credit Facility. Borrowings under the Credit Facility will mature and be payable in January 2003.


     The Credit Facility bears interest, at the Company's option, at the Alternate Base Rate (as defined below) or a LIBOR rate, plus specified margins based on the ratio of the Company's Total Debt to EBITDA (each as defined therein). The Alternate Base Rate is the greater of BankBoston's base rate as announced from time to time and the federal funds effective rate plus 0.50%. The applicable margins were initially set at the Alternate Base Rate plus 0.50% or the LIBOR rate plus 2.00%.


     The Credit Facility contains covenants and provisions that restrict, among other things, the Company's and its subsidiaries' ability to (i) incur additional indebtedness, (ii) incur liens on their property, (iii) make certain investments, (iv) prepay, repurchase or redeem subordinated debt, including the Notes, (v) make capital expenditures, (vi) make distributions, (vii) engage in certain sales of assets, (viii) engage in acquisitions that do not meet specified criteria and (ix) engage in certain transactions with affiliates. The Credit Facility also requires the Company to maintain certain financial ratios which become more stringent over the life of the facility, including: (a) minimum fixed charge coverage ratios which begin at 1.05 to 1.0 and increase to
1.2 to 1.0 for fiscal quarters ending after December 31, 1999; (b) minimum interest coverage ratios which begin at 1.75 to 1.0 and increase to 2.15 to 1.0 for fiscal quarters ending after December 31, 1999 and (c) maximum ratios of total debt to EBITDA which begin at 6.0 to 1.0 and decrease to 5.5 to 1.0 after March 30, 1999.

                       DESCRIPTION OF THE EXCHANGE NOTES


General


     The Exchange Notes will be issued pursuant to the Indenture among the Company, the Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and Holders of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following is a summary of the material provisions of the Indenture. Such summary is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture and Registration Rights Agreement will be made available as set forth under the caption " -- Additional Information." The definitions of certain terms used in the following summary are set forth below under the caption " -- Certain Definitions." For purposes of this Description of the Exchange Notes, the term "Company" refers only to Holmes Products Corp. and not to any of its Subsidiaries.

     The Exchange Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt of the Company. As of December 31, 1997, the Company had approximately $30.4 million of Senior Debt outstanding, including outstanding borrowings under the Credit Facility. In addition, the Company had $71.5 million of additional borrowings available under the Credit Facility. The Indenture permits the Company to incur additional indebtedness, including additional Senior Debt, subject to certain restrictions. See " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."


     All of the Company's Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Company is able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to many of the restrictive covenants set forth in the Indenture. The Company's payment obligations under the Exchange Notes are jointly and severally guaranteed, on a senior subordinated basis, by all of the Company's Domestic Restricted Subsidiaries. See " -- Subsidiary Guarantees."


Principal, Maturity and Interest

     The Exchange Notes will be limited in aggregate principal amount to $105.0 million and will mature on November 15, 2007. Interest on the Exchange Notes will accrue at the rate of 97/8% per annum and will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 1998, to Holders of record on the immediately preceding May 1 and November 1. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, interest and Liquidated Damages, if any, on the Exchange Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Exchange Notes at their respective addresses set forth in the register of Holders of the Exchange Notes; provided that all payments of principal, premium, interest and Liquidated Damages, if any, with respect to the Exchange Notes the Holders of which have given wire transfer instructions to the Trustee will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof.


Subordination

     The payment of principal of and premium, interest and Liquidated Damages, if any, on the Exchange Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents of all Senior Debt of the Company.

     Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of such Senior Debt (including Post-Petition Interest) before the Holders of the Exchange Notes will be entitled to receive any payment with respect to the Exchange Notes, and until all Obligations with respect to Senior Debt are paid in full in cash or Cash Equivalents, any distribution to which the Holders of the Exchange Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of the Exchange Notes may receive Permitted Junior Securities and payments made from the trust described under the caption " -- Legal Defeasance and Covenant Defeasance").

     The Company also may not make any payment upon or in respect of the Exchange Notes, including pursuant to the redemption provisions of the Indenture and pursuant to an offer to repurchase the Exchange Notes following a Change of Control or with Excess Proceeds of Asset Sales (except, in each case, in Permitted Junior Securities or from the trust described under the caption " -- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of or premium, or interest on any Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to any Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and, in the case of clause (ii), the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the agent under (in the case of the Credit Facility), or the holders of, such Designated Senior Debt. Payments on the Exchange Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced pursuant to clause (ii) above unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of at least 30 days.

     The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Exchange Notes is accelerated because of an Event of Default.


     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of the Exchange Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. As of December 31, 1997, the Company had approximately $30.4 million of Senior Debt outstanding, including outstanding borrowings under the Credit Facility. In addition, the Company had approximately $71.5 million of additional borrowings available under the Credit Facility. The Company will be able to incur additional Senior Debt in the future, subject to certain limitations. See " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."



Subsidiary Guarantees


     The Company's payment obligations under the Exchange Notes will be fully, unconditionally, and jointly and severally guaranteed by each of the Company's current and future Domestic Restricted Subsidiaries. The Guarantee of each Guarantor will be subordinated in right of payment to all existing and future Senior Debt of such Guarantor to the same extent as the Exchange Notes are subordinated to Senior Debt of the Company. See " -- Subordination." As of December 31, 1997, the Guarantors had approximately $30.4 million of Senior Debt outstanding, including guarantees of the Company's obligations under the Credit Facility. The Guarantors currently do not have any material assets or operations. The Indenture permits the Company's Subsidiaries to incur additional indebtedness, including additional Senior Debt, subject, in the case of the Company's Restricted Subsidiaries, to certain restrictions. See " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."


     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor (other than to the Company or another Domestic Restricted Subsidiary), or in the case the Company designates a Guarantor to be an Unrestricted Subsidiary in accordance with the Indenture, then such Guarantor will be released and relieved of any obligations under its Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See " -- Repurchase at Option of Holders -- Asset Sales."

Optional Redemption

     The Exchange Notes will not be redeemable at the Company's option prior to November 15, 2002. Thereafter, the Exchange Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:



Year                                           Percentage
            2002 .........................       104.938%
            2003 .........................       103.292
            2004 .........................       101.646
            2005 and thereafter ..........       100.000%

     Notwithstanding the foregoing, prior to November 15, 2000, the Company may redeem up to an aggregate of $33.0 million in principal amount of the Exchange Notes at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more offerings of Equity Interests (other than Disqualified Stock) of the Company; provided that (i) at least $72.0 million in principal amount of the Exchange Notes originally issued under the Indenture remain outstanding immediately after the occurrence of each such redemption and (ii) notice of such redemption shall be given within 90 days of the date of the consummation of each such public offering.


Selection and Notice

     If less than all of the Exchange Notes are to be redeemed at any time, selection of the Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed, or, if the Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Exchange Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the Exchange Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. Exchange Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the Exchange Notes or portions of them called for redemption.


Mandatory Redemption


     Except as set forth below under the caption " -- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Notes. The Company's obligations to repurchase the Notes as described herein may have the effect of discouraging a third party from attempting to acquire control of the Company, and may adversely affect the Company's ability to obtain additional financing in the future.



Repurchase at the Option of Holders


     Change of Control
     Upon the occurrence of a Change of Control, the Company will be obligated to make an offer (a "Change of Control Offer") to each Holder of the Exchange Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Exchange Notes at an offer price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following a Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Exchange Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control.


     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Exchange Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of the Exchange Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of the Exchange Notes so tendered the Change of Control Payment for such Exchange Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Exchange Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any; provided that each such new Exchange Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of the Exchange Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.


     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Exchange Notes to require that the Company repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction.


     The Credit Facility prohibits, and future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may prohibit, the Company from purchasing any Exchange Notes following a Change of Control and/or provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Exchange Notes, the Company could seek the consent of its lenders to the purchase of the Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing the Exchange Notes. The Company's failure to purchase tendered Exchange Notes following a Change of Control would constitute an Event of Default under the Indenture which would, in turn, constitute as default under the Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of the Exchange Notes. See " -- Subordination."


     The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.


     Asset Sales
     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (b) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

     Within 360 days of the receipt of any Net Proceeds from an Asset Sale, the Company or any of its Restricted Subsidiaries may apply such Net Proceeds, at its option, (i) to repay Senior Debt of the Company or any of its Restricted Subsidiaries or to provide cash collateral with respect to any letters of credit outstanding under the Credit Facility (and, in each case, to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) or (ii) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Exchange Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Exchange Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Exchange Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Exchange Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Exchange Notes to be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.


Certain Covenants


     Restricted Payments
     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to any direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions (a) payable in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or any Wholly Owned Restricted Subsidiary of the Company);
(ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Restricted Subsidiary that is subordinated to the Exchange Notes or any Guarantee thereof, except a payment of interest or principal at Stated Maturity; or
(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clause (ii) through (iv) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) 50% of any dividends received by the Company or a Wholly Owned Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;
(iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) payments pursuant to the Transactions as described under "The Transactions; Use of Proceeds" and "Management -- Employment Agreements;" (v) so long as no Default or Event of Default shall have occurred and be continuing immediately after such transaction, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management or board of directors pursuant to any management equity subscription agreement, stock option agreement or other similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (a) $500,000 in any twelve-month period plus (b) the aggregate net proceeds received by the Company from the issuance after the Closing Date of Equity Interests (other than Disqualified Stock) of the Company to members of management or the Board of Directors of the Company or any of its Restricted Subsidiaries; provided that the amount of any such net cash proceeds that are utilized for any such repurchase, redemption or other acquisition or retirement shall be excluded from clause (c)(ii) of the preceding paragraph; and (vi) payments to Berkshire Partners pursuant to the Management Agreement in an amount not to exceed $400,000 in any calendar year.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (i) the net book value of such Investments at the time of such designation, (ii) the fair market value of such Investments at the time of such designation and (iii) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence immediately following such designation.

     Incurrence of Indebtedness and Issuance of Preferred Stock
     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock (other than to the Company or another Restricted Subsidiary); provided, however, that the Company and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and the Company's Restricted Subsidiaries may issue shares of preferred stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock had been issued at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following (collectively, "Permitted Debt"):

     (i) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness under the Credit Facility in an aggregate amount not to exceed the greater of (a) $100.0 million at any time outstanding, less the aggregate amount of all Net Proceeds of Asset Sales applied to repay any such Indebtedness pursuant to clause (i) of the second paragraph of the covenant described above under the caption " -- Repurchase at the Option of Holders -- Asset Sales" or (b) the sum of 80% of the accounts receivable plus 50% of the inventory, in each case of the Company and its Restricted Subsidiaries, net of reserves, as shown on the most recent balance sheet of the Company and its Restricted Subsidiaries;

     (ii) the incurrence by the Company and the Guarantors of Indebtedness represented by the Exchange Notes and the Guarantees thereof;

   (iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

     (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted to be incurred by the first paragraph of this covenant, or by clauses (ii) through (viii) of the second paragraph of this covenant;

     (v) the incurrence of Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (a) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full of all Obligations with respect to the Exchange Notes and (b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary, and any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

     (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

     (vii) the incurrence by the Company and its Restricted Subsidiaries of additional Indebtedness in an aggregate amount not to exceed $15.0 million at any time outstanding; and

     (viii) the guarantee by the Company or any of the Guarantors of Indebtedness that was permitted to be incurred by another provision of this covenant.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (viii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.


     Liens
     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.


     Dividend and Other Payment Restrictions Affecting Subsidiaries
     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the Closing Date, (b) the Credit Facility as in effect as of the Closing Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Facility as in effect on the Closing Date, (c) the Indenture, the Exchange Notes and the Guarantees thereof, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, or (i) restrictions with respect to a Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all of the Capital Stock or all or substantially all of the assets of such Subsidiary.


     Merger, Consolidation or Sale of Assets
     The Indenture provides that neither the Company nor any Guarantor may consolidate or merge with or into (whether or not the Company or such Guarantor, as the case may be, is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company or such Guarantor, as the case may be, is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company or such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company or such Guarantor) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company or such Guarantor, as the case may be, under the Exchange Notes or such Guarantor's Guarantee thereof and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company or a Guarantor with or into the Company or a Wholly Owned Restricted Subsidiary of the Company, the Company, such Guarantor or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company or such Guarantor), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (b) will, at the time of such transaction and after giving pro forma effect thereto (including pro forma expense and cost reductions) as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock."


     Transactions with Affiliates
     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The foregoing provisions will not prohibit (i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (ii) transactions between or among the Company and/or its Restricted Subsidiaries; and (iii) any Restricted Payment that is permitted by the provisions of the Indenture described above under the caption " -- Restricted Payments."


     Limitation on Other Senior Subordinated Debt
     The Indenture provides that neither the Company nor any Guarantor will directly or indirectly incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company or such Guarantor, as the case may be, and senior in any respect in right of payment to the Exchange Notes or such Guarantor's Guarantee thereof.


     Additional Subsidiary Guarantees
     The Indenture provides that if the Company or any Guarantor shall acquire or create another Domestic Restricted Subsidiary after the date of the Indenture, or any Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary and shall become a Domestic Restricted Subsidiary, then such Subsidiary shall execute a guarantee of the Exchange Notes and deliver an opinion of counsel, in accordance with the terms of the Indenture.


     Payments for Consent
     The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Exchange Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Exchange Notes unless such consideration is offered to be paid or is paid to all Holders of the Exchange Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.


     Reports
     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Exchange Notes are outstanding, the Company will furnish to the Holders of Exchange Notes (i) all quarterly and annual financial information (excluding exhibits and financial statement schedules) that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial information and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and its Restricted Subsidiaries will agree that, for so long as any Exchange Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Act.


     Events of Default and Remedies
     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Exchange Notes (whether or not prohibited by the subordination provisions of the Indenture), (ii) default in payment when due of the principal of or premium, if any, on the Exchange Notes (whether or not prohibited by the subordination provisions of the Indenture);
(iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions " -- Repurchase at the Option of Holders -- Change of Control," " -- Repurchase at the Option of Holders -- Asset Sales," " -- Certain Covenants -- Restricted Payments," " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" or " -- Certain Covenants -- Merger, Consolidation or Sale of Assets;" (iv) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Exchange Notes to comply with any of its other agreements in the Indenture or the Exchange Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Closing Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness at final maturity (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million and either (a) any creditor commences enforcement proceedings upon any such judgment or (b) such judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture, any guarantee of the Exchange Notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Company, any of its Restricted Subsidiaries that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Exchange Notes may declare all the Exchange Notes to be due and payable immediately, provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Facility shall be outstanding, no such acceleration shall be effective until the earlier of (i) acceleration of any Indebtedness under the Credit Facility or (ii) five business days after the giving of written notice of such acceleration to the Company. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any of its Restricted Subsidiaries that would constitute a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Exchange Notes will become due and payable without further action or notice. Holders of the Exchange Notes may not enforce the Indenture or the Exchange Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Exchange Notes may direct


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

the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Exchange Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes. If an Event of Default occurs prior to November 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Exchange Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes.

     The Holders of a majority in aggregate principal amount of the Exchange Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Exchange Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Exchange Notes.


     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.


No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

     No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or such Guarantor under the Exchange Notes, any Guarantee thereof, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.


Legal Defeasance and Covenant Defeasance

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Exchange Notes and to have each Guarantor's obligation discharged with respect to its Guarantee of the Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Exchange Notes to receive payments in respect of the principal of and premium, interest and Liquidated Damages, if any, on the Exchange Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, registration of Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and the Guarantors' obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and each Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Exchange Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, interest and Liquidated Damages, if any, on the outstanding Exchange Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Exchange Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered


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

to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Closing Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Exchange Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.


Transfer and Exchange

     A Holder may transfer or exchange the Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Exchange Note selected for redemption. Also, the Company is not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

     The registered Holder of an Exchange Note will be treated as the owner of it for all purposes.


Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the Indenture, the Exchange Notes and the Guarantees thereof may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Exchange Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Notes), and any existing default or compliance with any provision of the Indenture, the Exchange Notes or the Guarantees thereof may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Exchange Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Exchange Notes held by a non-consenting Holder): (i) reduce the principal amount of Exchange Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Exchange Note or alter the provisions with respect to the redemption of the Exchange Notes (other than provisions relating to the covenants described above under the caption " -- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Exchange Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, interest or Liquidated Damages, if any, on the Exchange Notes (except a rescission of acceleration of the Exchange Notes by the Holders of at least a majority in aggregate principal amount of the Exchange Notes and a waiver of the payment default that resulted from such acceleration), (v) make any


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

Exchange Note payable in money other than that stated in the Exchange Notes,
(vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Exchange Notes to receive payments of principal of or premium, interest or Liquidated Damages, if any, on the Exchange Notes, (vii) waive a redemption payment with respect to any Exchange Note (other than a payment required by one of the covenants described above under the caption " -- Repurchase at the Option of Holders"), (viii) release any Guarantor from its Guarantee of the Exchange Notes except as provided in the Indenture, or (ix) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Exchange Notes then outstanding if such amendment would adversely affect the rights of Holders of Exchange Notes.

     Notwithstanding the foregoing, without the consent of any Holder of Exchange Notes, the Company, a Guarantor (with respect to a Guarantee of the Exchange Notes) and the Trustee may amend or supplement the Indenture, the Exchange Notes or any Guarantee thereof to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes, to provide for the assumption of the Company's or any Guarantor's obligations to Holders of Exchange Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Exchange Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.


Concerning the Trustee

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Exchange Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.


Additional Information

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Holmes Products Corp., 233 Fortune Boulevard, Milford, Massachusetts 01757, Attention: Chief Financial Officer.


Book-Entry, Delivery and Form

     The certificates representing the Exchange Notes will be issued in fully registered form. Except as described in the next paragraph, the Exchange Notes initially will be represented by a single, permanent global Exchange Note, in definitive, fully registered form without interest coupons (the "Global Exchange Note") and will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. or such other nominee as DTC may designate. The Global Exchange Note (and any Exchange Notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and in the Indenture and will bear the respective legends regarding such restrictions.

     Holders of Exchange Notes who elect to take physical delivery of their certificates instead of holding their interest through the Global Exchange Note (collectively referred to herein as the "Non-Global Holders") will be issued in registered form a certificated Exchange Note ("Certificate Exchange Note"). Upon the transfer of any Certificated Exchange Note initially issued to a Non-Global Holder, such Certificated Exchange Note will, unless


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

the transferee requests otherwise or the Global Exchange Note has previously been exchanged in whole for Certificated Exchange Notes, be exchanged for an interest in the Global Exchange Note.

     The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that, pursuant to procedures established by the Depositary, (i) upon deposit of the Global Exchange Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Exchange Notes and (ii) ownership of the Exchange Notes evidenced by the Global Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes evidenced by the Global Exchange Notes will be limited to such extent. For certain other restrictions on the transferability of the Exchange Notes, see "Notice to Investors."

     So long as the Global Exchange Note Holder is the registered owner of any Exchange Notes, the Global Exchange Note Holder will be considered the sole Holder under the Indenture of any Exchange Notes evidenced by the Global Exchange Notes. Beneficial owners of Exchange Notes evidenced by the Global Exchange Notes will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Exchange Notes.

     Payments in respect of the principal of and premium, interest and Liquidated Damages, if any, on any Exchange Notes registered in the name of the Global Exchange Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Exchange Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Exchange Notes, including the Global Exchange Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.


     Additional Information Concerning Euroclear and Cedel Bank
     Euroclear and Cedel Bank hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Cedel Bank provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedel Bank interface with domestic securities markets. Euroclear and Cedel Bank participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Cedel Bank is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Cedel Bank participant, either directly or indirectly. The Company will have no direct control over the clearance and settlement of such transactions.

     When beneficial interests are to be transferred from the account of a Participant (other than Morgan Guaranty Trust Company of New York and Citibank, N.A., as depositaries for Euroclear and Cedel Bank, respectively) to the account of a Euroclear participant or a Cedel Bank participant, the purchaser must send instructions to Euroclear or Cedel Bank through a participant at least one business day prior to settlement. Euroclear or Cedel Bank, as the case may be, will instruct Morgan Guaranty Trust Company of New York or Citibank, N.A. to receive the beneficial interests against payment. Payment will include interest attributable to the beneficial interest from and including the last payment date to and excluding the settlement date, on the basis of a calendar year consisting of twelve 30-day calendar months. For transactions settling on the 31st day of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by Morgan Guaranty Trust Company of New York or Citibank, N.A., as the case may be, to the Participant's account against delivery of the beneficial interests. After settlement has been completed, the beneficial interests will be credited to the respective clearing systems and by the clearing system, in accordance with its usual procedures, to the Euroclear participants' or Cedel Bank participants' account. Credit for the beneficial interests will appear on the next business day (European time) and the cash debit will be back-valued to, and interest attributable to the beneficial interests will accrue from, the value date (which would be the preceding business day when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Euroclear or Cedel Bank cash debit will instead be valued as of the actual settlement date.

     Euroclear participants and Cedel Bank participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Euroclear or Cedel Bank. Under this approach, they may take on credit exposure to Euroclear or Cedel Bank until the beneficial interests are credited to their accounts one day later. Finally, day traders that use Euroclear or Cedel Bank and that purchase beneficial interests from Participants for credit to Euroclear participants or Cedel Bank participants should note that these trades would automatically fall on the sale side unless affirmative action were taken to avoid these potential problems.

     Due to time zone differences in their favor, Euroclear participants and Cedel Bank participants may employ their customary procedures for transactions in which beneficial interests are to be transferred by the respective clearing system, through Morgan Guaranty Trust Company of New York or Citibank, N.A., to another Participant. The seller must send instructions to Euroclear or Cedel Bank through a participant at least one business day prior to settlement. In these cases, Euroclear or Cedel Bank will instruct Morgan Guaranty Trust Company of New York or Citibank, N.A., as the case may be, to credit the beneficial interests to the Participant's account against payment. Payment will include interest attributable to the beneficial interest from and including the last payment date to and excluding the settlement date on the basis of a calendar year consisting of twelve 30-day calendar months. For transactions settling on the 31st day of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Euroclear participant or Cedel Bank participant the following business day, and receipt of the cash proceeds in the Euroclear or Cedel Bank participant's account will be back-valued to the value date (which would be the preceding business day, when settlement occurs in New
York). If the Euroclear participant or Cedel Bank participant has a line of credit with its representative clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (i.e., if trade fails), receipt of the cash proceeds in the Euroclear or Cedel Bank participant's account would instead be valued as of the actual settlement date.


     Certificated Securities
     Subject to certain conditions, any person having a beneficial interest in a Global Exchange Note may, upon request, exchange such beneficial interest for Exchange Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Exchange Notes would be subject to the legend requirements described herein under the caption "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Exchange Note Holder of the Global Exchange Notes,


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Exchange Notes in such form will be issued to each person that the Global
Exchange Note Holder and the Depositary identify as being the beneficial owner of the related Exchange Notes.


     Neither the Company nor the Trustee will be liable for any delay by the Global Exchange Note Holder or the Depositary in identifying the beneficial owners of Exchange Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Exchange Note Holder or the Depositary for all purposes.


Same-Day Settlement and Payment

     The Indenture will require that payments in respect of the Exchange Notes represented by the Global Exchange Notes (including principal, premium, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address.

     The Exchange Notes represented by the Global Exchange Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Exchange Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds, although such settlement will not be within the Company's control.


Registration Rights; Liquidated Damages

     The Company, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on the Closing Date. Pursuant to the Registration Rights Agreement, the Company and the Guarantors agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) the Company and the Guarantors are not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Series A Notes acquired directly from the Company or an affiliate of the Company, the Company and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the Series A Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company and the Guarantors will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Series A Note until (i) the date on which such Series A Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Series A Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Series A Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Series A Note is distributed to the public pursuant to Rule 144 under the Act.

     The Registration Rights Agreement provides that (i) the Company and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Closing Date, (ii) the Company and the Guarantors will use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its


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

best efforts to issue, on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company and the Guarantors will use their best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. If (a) the Company and the Guarantors fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness, (c) the Company fails to consummate the Exchange Offer within 30 business days of the effective date of the Exchange Offer Registration Statement or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company and the Guarantors will pay Liquidated Damages to each Holder of Series A Notes affected thereby, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to $.05 per week per $1,000 principal amount of Series A Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Series A Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Series A Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Series A Notes will be required to make certain representations to the Company (as described herein) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Series A Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.


Certain Definitions

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback), excluding sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption " -- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption " -- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any


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

of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary and (iii) a Restricted Payment that is permitted by the covenant described above under the caption " -- Certain Covenants -- Restricted Payments" will not be deemed to be Asset Sales.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson or Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) money market deposit accounts all of the investments of which consist of cash or Cash Equivalents of the type described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, other than to the Principals; (ii) the adoption of a plan for the liquidation or dissolution of the Company; (iii) prior to the consummation of an Initial Public Offering, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that the Principals fail to be the "beneficial owners" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of at least 51% of the aggregate voting power of the outstanding Voting Stock of the Company; (iv) following the consummation of an Initial Public Offering, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange Act), other than the Principals, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of (a) more than 35% of the aggregate voting power of the outstanding Voting Stock of the Company or (b) more of the voting power of the outstanding Voting Stock of the Company than that beneficially owned by the Principals; or (v) the first day on which more than a majority of the members of the Board of Directors are not Continuing Directors.

     "Closing Date" means the date of the closing of the sale of the Series A Notes.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing such Consolidated Net Income, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale,
(ii) provision for taxes based on income or profits, (iii) consolidated interest expense whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred


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

in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), excluding, however, amortization of debt issuance costs relating to Indebtedness incurred in connection with the Transactions, (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), (v) any compensation expense resulting from the payment of cash bonuses as a result of the Transactions as described under "Management -- Employment Agreements," and (vi) any non-cash compensation expense resulting from compensation paid in Equity Interests (other than Disqualified Stock) of the Company, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (a) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date, plus (b) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (ii) all investments (other than Permitted Investments) as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries and (iii) all unamortized debt discount and expense and unamortized deferred charges as of such date, in each case, determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Facility" means that certain credit agreement, dated as of the Closing Date, by and among the Company, each Subsidiary of the Company party thereto, the lenders party thereto and BankBoston, N.A., as Agent, as amended, restated, extended, modified, renewed, refunded, replaced, substituted, restructured or refinanced in whole or in part from time to time, whether with the present lenders or any other lenders, including any Guarantees thereof.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Debt" means (i) any Indebtedness outstanding under the Credit Facility and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $10.0 million or more and that has been designated by the Company as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Exchange Notes mature.

     "Domestic Restricted Subsidiary" means a Restricted Subsidiary that is organized pursuant to the laws of any state or other jurisdiction in the United States.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness in existence on the date of the Indenture (other than Indebtedness under the Credit Facility), until such Indebtedness is repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), excluding, however, amortization of debt issuance costs relating to Indebtedness incurred in connection with the Transactions, (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,
(i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period (including any pro forma expense or cost reductions) and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of the Indenture.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantor" means each of the Company's Domestic Restricted Subsidiaries existing on the date of the Indenture, and each other Person that executes a Guarantee of the Notes pursuant to the terms of the Indenture.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

     "Indebtedness" means, with respect to any Person, (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) up to the fair market value of such asset and (iii) to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. Notwithstanding the foregoing, Indebtedness shall not include payment, performance or surety bonds or standby letters of credit issued in the ordinary course of business.

     "Initial Public Offering" means one or more underwritten public offerings of the common stock of the Company registered under the Securities Act.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third full paragraph of the covenant described above under the caption " -- Certain Covenants -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Management Agreement" means that certain agreement dated the Closing Date between the Company and Berkshire Partners (of any of its Affiliates), as amended, modified, renewed or extended from time to time.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however,
(i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any severance, termination, closing, relocation or similar expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness: (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Exchange Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest (including Post-Petition Interest), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Investments" means (i) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company; (ii) any Investment in Cash Equivalents; (iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Wholly Owned Restricted Subsidiary of the Company and a Guarantor or
(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company; (iv) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption " -- Repurchase at the Option of Holders -- Asset Sales;" (v) any acquisition of an Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (vi) advances to employees in the ordinary course of business; and (vii) other Investments in any Person (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause
(vii) that are at the time outstanding, not to exceed $5.0 million.

     "Permitted Junior Securities" means Equity Interests in the Company or debt securities that (i) are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to Article 10 of the Indenture and (ii) have a maturity no earlier than the maturity of the Exchange Notes and a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Exchange Notes.

     "Permitted Liens" means (i) Liens securing Senior Debt of the Company and its Restricted Subsidiaries that was permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company or any of its Restricted Subsidiaries; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing, or created pursuant to obligations existing, on the Closing Date; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefore;
(viii) statutory or common law Liens of landlords, and Liens of carriers, warehousemen, mechanics and materialmen, and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained; (ix) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (x) easements, rights of way and other similar Liens not materially interfering with the ordinary conduct of the business of the Company and its Restricted Subsidiaries or any of their respective properties; (xi) Liens with respect to obligations that do not exceed $2.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; and (xii) extensions, renewals or replacements of any Lien referred to in clauses (i) through (xi) of this paragraph, provided that the principal amount of the Indebtedness or Obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered by the Lien being extended, renewed or replaced.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Permitted Transferee" means each person or entity to whom Jordan A. Kahn may transfer shares of common stock of the Company pursuant to Section 4.1 of the Stock Purchase Agreement, dated as of October 27, 1997, between Jordan A. Kahn and Holmes Acquisition LLC, as in effect on the Closing Date.

     "Post-Petition Interest" means, with respect to any Senior Debt after the commencement of any liquidation or dissolution of the Company, any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, any assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, interest at the rate specified in the documents governing such Senior Debt, whether or not a claim therefor would be allowed in any such proceeding.

     "Principals" means Berkshire Partners, Berkshire Fund IV, Berkshire Fund IV Investment Corp., Berkshire Investors LLC and any of their respective Affiliates, Jordan A. Kahn and his Affiliates, Stanley Rosenzweig and Gregory
F. White; provided, however, that for purposes of the provisions of the Indenture set forth under "--Repurchase at the Option of Holders -- Change of Control" and the definition of "Change in Control," any shares of Capital Stock of the Company owned by a Permitted Transferee on the Closing Date, and any shares of Capital Stock of the Company owned by Jordan A. Kahn on the Closing Date but that subsequently are transferred to a Permitted Transferee, will in each case be deemed to be owned by Jordan A. Kahn.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Senior Debt" of a Person means (i) all Obligations of such Person outstanding under the Credit Facility, (ii) any other Indebtedness of such Person permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any Senior Debt of such Person and (iii) all Obligations of such Person with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt of a Person will not include (a) any liability for federal, state, local or other taxes owed or owing by such Person, (b) any Indebtedness of such Person to any of its Subsidiaries or other Affiliates, (c) any trade payables or (d) any Indebtedness that is incurred in violation of the Indenture.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                             PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Series A Notes where such Series A Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale, and Participating Broker-Dealers shall be authorized to deliver this Prospectus in connection with the sale or transfer
of the Exchange Notes. In addition, until        , 1998 (90 days after the date
of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Issuer will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers, Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer. Any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that is an "underwriter" within the meaning of the Securities Act.

     The Issuer will promptly send additional copies of this Prospectus and any amendment or supplement of this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. See "The Exchange Offer."

               CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of Notes by an initial beneficial owner of Notes that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. The tax treatment of the holders of the Notes may vary depending upon their particular situations. U.S. persons acquiring the Notes are subject to different rules than those discussed below. In addition, certain other holders (including insurance companies, tax exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.


Interest

     Interest paid by the Company to a Non-United States Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and such Non-United States Holder
(i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company; (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the United States Internal Revenue Code of 1986, as amended (the "Code"), and (iii) certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address.


Gain on Disposition

     A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.


Federal Estate Taxes

     If interest on the Notes is exempt from withholding of United States federal income tax under the rules described above, the Notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.


Information Reporting and Backup Withholding

     The Company will, where required, report to the holders of Notes and the Internal Revenue Service the amount of any interest paid on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

     In the case of payments of interest to Non-United States Holders, temporary Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither the Company nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under temporary Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-United States Holder on the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the Notes is not a United States person, and such broker has no actual knowledge to the contrary, or the holder establishes an exception. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements, but rather unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 1998, subject to certain transition rules. Non-United States Holders should consult their tax advisors with respect to the impact, if any, of the new final regulations.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Exchange Notes will be passed upon on behalf of the Company by Posternak, Blankstein & Lund, L.L.P., Boston, Massachusetts.


                                    EXPERTS


     The consolidated financial statements of the Company as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, included in this Prospectus, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                              Page
                                                                                             -----
Report of Independent Accountants ........................................................    F-2
Consolidated Balance Sheet as of December 31, 1996 and 1997 ..............................    F-3
Consolidated Statement of Income for the years ended December 31, 1995, 1996 and 1997 ....    F-4
Consolidated Statement of Stockholders' Equity (Deficit) for the years ended December 31,
1995, 1996 and 1997 ......................................................................    F-5
Consolidated Statement of Cash Flows for the years ended December 31, 1995, 1996 and 1997     F-6
Notes to Consolidated Financial Statements ...............................................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Holmes Products Corp.


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Holmes Products Corp. and its subsidiaries (the "Companies") at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PRICE WATERHOUSE LLP


Boston, Massachusetts

March 11, 1998

                             HOLMES PRODUCTS CORP.

                           CONSOLIDATED BALANCE SHEET
                   (dollars in thousands, except par value)




                                                                                 December 31,
                                                                           -------------------------
                                                                               1996          1997
                                                                           -----------   -----------
Assets
Current assets:
 Cash and cash equivalents .............................................    $  4,462      $   5,141
 Accounts receivable, net of allowance for doubtful accounts of
  $1,113 and $459 at December 31, 1996 and 1997, respectively ..........      31,595         38,047
 Other receivables .....................................................          77             55
 Inventories ...........................................................      61,252         55,550
 Prepaid expenses and other current assets .............................       1,210          1,116
 Deferred income taxes .................................................       3,706          4,167
 Income taxes receivable ...............................................          --            104
 Due from affiliates ...................................................       3,329             --
                                                                            --------      ---------
  Total current assets .................................................     105,631        104,180
                                                                            --------      ---------
Property and equipment, net ............................................      21,083         19,607
Deferred income taxes ..................................................         384            638
Deposits and other assets ..............................................       1,188            681
Debt issuance costs, net of accumulated amortization of $98 at
 December 31, 1997 .....................................................          --         10,059
                                                                            --------      ---------
                                                                            $128,286      $ 135,165
                                                                            ========      =========
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
 Bank overdraft ........................................................    $     42      $      --
 Trade acceptances payable .............................................      50,357             --
 Current portion of capital lease obligations and other debt ...........         356          1,103
 Accounts payable ......................................................      14,149         13,710
 Accrued expenses ......................................................      10,641          9,825
 Accrued income taxes ..................................................       2,249          1,224
 Loan payable to affiliate .............................................      23,000             --
 Due to affiliates .....................................................       7,720             --
                                                                            --------      ---------
  Total current liabilities ............................................     108,514         25,862
                                                                            --------      ---------
Capital lease obligations ..............................................         737            792
                                                                            --------      ---------
Line of credit .........................................................          --         28,502
                                                                            --------      ---------
Long-term debt .........................................................          --        105,000
                                                                            --------      ---------
Minority interest in net assets of majority-owned subsidiaries .........       1,327             --
                                                                            --------      ---------
Commitments and contingencies (Notes 10 and 13)
Stockholders' equity (deficit):
 Common stock, no par value. Authorized 15,000 shares; issued and outstanding 1,000 and 473 shares at December 31, 1996 and 1997,
 respectively ..........................................................         702         16,314
 Common stock, $1 par value. Authorized, issued and outstanding
 100,000 shares and 0 shares at December 31, 1996 and 1997,
 respectively ..........................................................         100             --
Treasury stock, at cost (880 shares) ...................................          --        (62,058)
Retained earnings ......................................................      16,906         20,753
                                                                            --------      ---------
  Total stockholders' equity (deficit) .................................      17,708        (24,991)
                                                                            --------      ---------
                                                                            $128,286      $ 135,165
                                                                            ========      =========


   The accompanying notes are an integral part of these financial statements.

                             HOLMES PRODUCTS CORP.

                        CONSOLIDATED STATEMENT OF INCOME

                                (in thousands)




                                                                                   Year ended December 31,
                                                                           ---------------------------------------
                                                                               1995          1996          1997
                                                                           -----------   -----------   -----------
Net sales ..............................................................    $178,132      $194,331      $192,153
Cost of goods sold .....................................................     141,226       145,915       136,740
                                                                            --------      --------      --------
 Gross profit ..........................................................      36,906        48,416        55,413
                                                                            --------      --------      --------
Operating expenses:
 Selling ...............................................................      12,675        13,225        15,647
 General and administrative ............................................       9,825        14,083        20,883
 Product development ...................................................       3,154         5,520         5,463
                                                                            --------      --------      --------
  Total operating expenses .............................................      25,654        32,828        41,993
                                                                            --------      --------      --------
  Operating profit .....................................................      11,252        15,588        13,420
                                                                            --------      --------      --------
Other income (expense):
 Other income (expense), net ...........................................         337           319           (56)
 Interest income .......................................................          12            79           207
 Interest expense ......................................................       5,231         6,570         7,303
                                                                            --------      --------      --------
  Total other expense ..................................................       4,882         6,172         7,152
                                                                            --------      --------      --------
Income before income taxes and minority interest .......................       6,370         9,416         6,268
Income tax expense .....................................................       2,614         2,787         2,196
                                                                            --------      --------      --------
Income before minority interest ........................................       3,756         6,629         4,072
Minority interest in net income of majority-owned subsidiaries .........         518           408           225
                                                                            --------      --------      --------
  Net income ...........................................................    $  3,238      $  6,221      $  3,847
                                                                            ========      ========      ========


   The accompanying notes are an integral part of these financial statements.

                             HOLMES PRODUCTS CORP.
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                    (dollars in thousands, except par value)






                                        Common Stock,        Common Stock,
                                         no par value         $1 par value                                    Total
                                     ------------------- ----------------------   Treasury    Retained    Stockholders'
                                      Shares    Amount       Shares     Amount      Stock     Earnings   Equity (Deficit)
                                     -------- ---------- ------------- -------- ------------ ---------- -----------------
Balance at December 31, 1994 .......  1,000    $   702       100,000    $  100   $      --    $ 7,447       $   8,249
Net income .........................                                                            3,238           3,238
                                      -----    -------      --------    ------   ---------    -------       ---------
Balance at December 31, 1995 .......  1,000        702       100,000       100          --     10,685          11,487
Net income .........................                                                            6,221           6,221
                                      -----    -------      --------    ------   ---------    -------       ---------
Balance at December 31, 1996 .......  1,000        702       100,000       100          --     16,906          17,708
Issuance of additional shares in
 conjunction with contribution
 of Holmes Products (Far East)
 Limited (see Note 8) ..............    130        100      (100,000)     (100)         --         --              --
Issuance of common stock, net
 of related costs ..................    223     15,512            --        --          --         --          15,512
Redemption of common stock .........   (880)        --            --        --     (62,058)        --         (62,058)
Net income .........................     --         --            --        --          --      3,847           3,847
                                      -----    -------      --------    ------   ---------    -------       ---------
Balance at December 31, 1997 .......    473    $16,314            --    $   --   $ (62,058)   $20,753       $ (24,991)
                                      =====    =======      ========    ======   =========    =======       =========


   The accompanying notes are an integral part of these financial statements.

                             HOLMES PRODUCTS CORP.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                Increase (Decrease) in Cash and Cash Equivalents
                                (in thousands)


                                                                                     Year ended December 31,
                                                                             ----------------------------------------
                                                                                 1995           1996          1997
                                                                             ------------   -----------   -----------
Cash flows from operating activities:
 Net income ..............................................................    $   3,238      $  6,221      $   3,847
 Adjustments to reconcile net income to net cash provided by (used for) operating activities:
  Depreciation and amortization ..........................................        4,509         6,867          7,473
  Amortization of debt issuance costs ....................................           --            --             98
  Change in allowance for doubtful accounts ..............................        1,262          (381)          (654)
  Deferred income tax benefit ............................................         (597)       (2,674)          (715)
  Minority interest in net income of majority-owned subsidiaries .........          518           408            225
  Changes in operating assets and liabilities:
   Accounts receivable ...................................................      (19,242)        3,584         (5,776)
   Inventories ...........................................................      (19,287)       (6,418)         5,702
   Prepaid expenses and other current assets .............................          341           114             94
   Income taxes receivable ...............................................       (1,214)        1,214           (104)
   Due from affiliates ...................................................          191        (1,223)         3,329
   Deposits and other assets .............................................         (162)         (371)           507
   Bank overdraft ........................................................         (860)         (133)           (42)
   Trade acceptances payable .............................................       20,540        (1,521)       (50,357)
   Accounts payable ......................................................        8,992        (4,561)          (439)
   Due to affiliates .....................................................        4,422        (2,483)        (7,720)
   Accrued expenses ......................................................        3,187         2,335           (816)
   Accrued income taxes ..................................................         (314)        1,824         (1,025)
                                                                              ---------      --------      ---------
  Net cash provided by (used for) operating activities ...................        5,524         2,802        (46,373)
                                                                              ---------      --------      ---------
Cash flows from investing activities:
 Purchases of property and equipment .....................................       (9,706)       (8,594)        (5,815)
 Purchase of minority interest ...........................................           --            --           (451)
                                                                              ---------      --------      ---------
  Net cash used for investing activities .................................       (9,706)       (8,594)        (6,266)
                                                                              ---------      --------      ---------
Cash flows from financing activities:
 Issuance of common stock, net of issuance costs .........................           --            --         15,512
 Borrowing of long-term debt, net of issuance costs ......................           --            --         96,209
 Borrowings on line of credit, net of issuance costs .....................           --            --         27,136
 Purchase of treasury stock ..............................................           --            --        (62,058)
 Net borrowings from (repayments to) affiliate ...........................        6,000         7,000        (23,000)
 Principal payments on capital lease obligations .........................          (28)         (114)          (481)
                                                                              ---------      --------      ---------
  Net cash provided by financing activities ..............................        5,972         6,886         53,318
                                                                              ---------      --------      ---------
Net increase in cash and cash equivalents ................................        1,790         1,094            679
Cash and cash equivalents, beginning of period ...........................        1,578         3,368          4,462
                                                                              ---------      --------      ---------
Cash and cash equivalents, end of period .................................    $   3,368      $  4,462      $   5,141
                                                                              =========      ========      =========
Supplemental disclosure of cash flow information:
 Cash paid for interest ..................................................    $   4,587      $  6,780      $   7,079
 Cash paid for income taxes ..............................................    $   4,739      $  2,423      $   4,040



During the years ended December 31, 1996 and 1997 the Companies acquired property and equipment totalling $923 and $832, respectively, under capital leases.

See Notes 2, 5 and 8 for additional disclosure of non-cash investing and financing activities.


   The accompanying notes are an integral part of these financial statements.

                             HOLMES PRODUCTS CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Nature of Business


     Holmes Products Corp. ("HPC") designs, develops, imports and sells consumer durable goods, including fans, heaters, humidifiers, air purifiers, dehumidifiers and lighting products, to retailers throughout the United States and Canada, and to a lesser extent, Europe.


     Holmes Products (Far East) Limited ("HPFEL") and its subsidiaries manufacture and sell consumer durable goods, including fans, heaters and humidifiers, mainly to HPC. HPFEL operates facilities in Hong Kong and The People's Republic of China.

     Prior to the recapitalization transaction described in Note 8, HPC and HPFEL (together as "the Companies") were both directly or indirectly an 80% owned subsidiary of Asco Investments Ltd., a subsidiary of Pentland Group plc ("Pentland"). Subsequent to the recapitalization transaction described in Note 8, HPFEL is a wholly-owned subsidiary of HPC.



2. Summary of Significant Accounting Principles

     Basis of Consolidation

     The accompanying financial statements include the accounts of HPC and its wholly owned subsidiaries, HPFEL, Holmes Manufacturing Corp., Holmes Air (Taiwan) Corp. and Holmes Air (Canada) Corp. The accompanying financial statements also include the accounts of HPFEL's wholly owned subsidiaries, Esteem Industries Ltd., Raider Motor Corp., Dongguan Huixin Electrical Products Company, Ltd. and Dongguan Raider Motor Corp. Ltd. Prior to the recapitalization transaction described in Note 8, the financial statements combined the accounts of HPC and HPFEL on the basis of common ownership. All significant intercompany balances and transactions have been eliminated.

     Minority Interests
     Prior to May 1997, HPFEL owned 70% of Raider Motor Corp., which owns 100% of Dongguan Raider Motor Corp. Ltd. The minority stockholders' interests in the net income and net assets of Raider Motor Corp. and Dongguan Raider Motor Corp. Ltd. were presented separately in the accompanying financial statements.

     On May 22, 1997 and June 4, 1997, the Companies reached agreements to acquire the capital stock held by the 20% and 10% minority stockholders for $600,000 and $300,000, respectively, half of which was payable at the closing of the transactions and half of which is payable, with interest, after one year. Amounts payable at December 31, 1997 are included in the current portion of capital lease obligations and other debt in the accompanying balance sheet. The book value of the minority interests exceeded the repurchase price by approximately $650,000. The excess of the estimated fair market value of the assets and liabilities of Raider Motor Corp. on the date of acquisition over the repurchase price has been recorded as a reduction of property and equipment during the year ended December 31, 1997.



     Translation of Foreign Currencies
     The functional currency for HPC's foreign operations is the U.S. dollar. Assets and liabilities are remeasured into U.S. dollars at exchange rates in effect at the balance sheet date, except for inventories and property and equipment, which are remeasured at historical exchange rates. Income, expense and cash flow items are remeasured at average exchange rates for the period, except for cost of sales and depreciation, which are remeasured at historical exchange rates. Gains and losses resulting from remeasurement are not material and are included in other income (expense), net.

     The functional currency of HPFEL is the Hong Kong dollar. Assets and liabilities are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income, expense and cash flow items are translated at average exchange rates in effect during the period. Assets and liabilities of HPFEL subsidiaries not denominated in Hong Kong dollars are remeasured into Hong Kong dollars at exchange rates in effect at the balance sheet date, except for inventories and property and equipment, which are remeasured at historical exchange rates.

                             HOLMES PRODUCTS CORP.

     Income, expense and cash flow items of HPFEL subsidiaries not denominated in Hong Kong dollars are remeasured at average exchange rates for the period, except for cost of sales and depreciation, which are remeasured at historical exchange rates. Gains and losses resulting from remeasurement are not material and are included in other income (expense), net. The cumulative effect of translation adjustments resulting from fluctuations in the exchange rate between the Hong Kong dollar and the U.S. dollar has not been material, and has been reflected in the accompanying statement of income.


     The assets and liabilities of HPFEL and its subsidiaries at December 31, 1997, prior to intercompany elimination with HPC, were $32,621,000 and $19,932,000, respectively.



     Inventories
     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.


     Property and Equipment
     Property and equipment are recorded at cost. Depreciation is computed over the estimated useful lives of the assets using an accelerated method, except for mold costs, tooling and plant and machinery, which are depreciated using the straight-line method. Repairs and maintenance costs are expensed as incurred.


     Revenue Recognition
     Revenue is recognized upon shipment of goods from the Companies' warehouses. Revenue for goods sent directly from HPFEL to a retail customer is recognized when the customer takes ownership of the goods. Estimates for returned goods and warranty costs are accrued at the time of shipment.


     Product Development
     Research, engineering and product development costs are expensed as incurred.


     Statement of Cash Flows
     All highly liquid debt instruments with original maturities of three months or less are considered to be cash equivalents for purposes of the combined statement of cash flows. Such investments consist of a money market account.


     Advertising

     Advertising costs are expensed as incurred. In conjunction with a transfer of inventory in 1993, the Companies received advertising credits totaling $980,000 to be used for the purchase of advertising media, merchandise or services, subject to certain limitations and cash co-payments. The credits expire in October 1999. The remaining balance of these credits approximated $488,000 and $218,000 at December 31, 1996 and 1997, respectively, which are reported as prepaid expenses. Total advertising expenses in 1995, 1996 and 1997 were approximately $3,683,000, $4,446,000, and $5,968,000, respectively, which are included in selling expenses in the accompanying statement of income.



     Income Taxes
     The Companies utilize the asset and liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

                             HOLMES PRODUCTS CORP.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at December 31, 1996 and 1997, and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.



     Reclassifications
     Certain amounts in the prior year's financial statements have been reclassified to conform to the current period presentation.



3. Related Party Transactions

     Prior to the recapitalization transaction described in Note 8, the Companies had numerous business relationships with Pentland and Asco General Supplies (Far East) Ltd. ("Asco"), an affiliated entity. These arrangements were generally terminated in conjunction with the recapitalization of the Companies, and all outstanding amounts were repaid.

     Asco provided the Companies with letter of credit financing for their purchases from foreign manufacturers. Trade acceptances payable under this letter of credit financing arrangement amounted to $50,357,000 at December 31, 1996. The Companies paid a commission to Asco for administrative services related to the processing of these trade acceptances. Total commissions approximated $1,620,000, $1,984,000, and $1,834,000 in 1995, 1996 and 1997,
respectively, which are included in cost of goods sold in the accompanying statement of income. This arrangement has been terminated in connection with the completion of the recapitalization transaction described in Note 8.

     HPC had a revolving credit facility agreement with Pentland Management Services Limited ("PMSL"), an affiliated company, whereby PMSL would provide short-term loans to HPC. The facility was increased several times between 1993 and 1997, reaching a peak of $38,000,000. Total borrowings under the agreement were limited to a defined borrowing base of eligible accounts receivable and inventory, and were secured by all assets of the Companies. Individual loans under the agreement had maturities which ranged from one to six months, at HPC's option. Interest rates on individual loans were at the prime rate as of the inception date of the loan, and were fixed through the maturity of the loan. The interest rate on all loans outstanding at December 31, 1996 was 8.25%. Interest was payable at the expiration of each loan, and totaled approximately $1,484,000, $2,385,000, and $2,410,000 in 1995, 1996 and 1997,
respectively. Interest payable at December 31, 1996 approximated $93,000. This agreement included certain financial covenants, as well as restrictions on the incurrence of additional debt. This facility has been terminated in conjunction with the completion of the recapitalization transaction described in Note 8.

     Esteem Industries Ltd. had purchased certain raw materials from an entity owned by the brother of a former minority stockholder of Raider Motor Corp. and Dongguan Raider Motor Corp. Ltd. Such purchases totalled $1,849,000 and $181,000 in 1995 and 1996, respectively, which are included in cost of goods sold in the accompanying statement of income. There were no such purchases during 1997.

     HPC pays a sales commission to Jordan Kahn Co., Inc., owned principally by an officer and stockholder of the Companies. Such commissions approximated $403,000, $480,000 and $367,000 in 1995, 1996 and 1997, respectively, which are included in selling expenses in the accompanying statement of income.

     Asco had advanced HPFEL approximately $1,224,000 at December 31, 1996 for working capital purposes, which is included in due to affiliates in the accompanying balance sheet. All advances were repaid during 1997 in conjunction with the recapitalization of the Companies. The interest rate on these advances was 8.5% at December 31, 1996. Interest expense incurred on amounts due from HPFEL to Asco was $394,000, $531,000 and $446,000 in 1995, 1996 and 1997,
respectively.

                             HOLMES PRODUCTS CORP.

     The salaries and related benefits of certain employees of Dongguan Raider Motor Corp. Ltd. are paid through Asco, which is reimbursed by Raider Motor Corp. for such costs. These costs amounted to $686,000, $47,000 and $128,000 in 1995, 1996 and 1997, respectively.

     During 1995, HPFEL paid rent to Asco for the lease of manufacturing facilities occupied by the Companies. Total rent expense on these properties amounted to $454,000 during the year ended December 31, 1995. HPFEL also paid $78,000 to Asco for the use of certain shared computer facilities during both 1995 and 1996, and $12,000 during 1997.

     In addition, beginning in March 1995, HPFEL occupied facilities owned by the spouse of a director of HPFEL. Total rent expense paid on this property amounted to $257,000, $452,000 and $475,000 in 1995, 1996 and 1997
respectively.

     Certain employees of Pentland and Asco have performed various management and administrative services for HPFEL, for which no amounts have been charged to HPFEL. Management has estimated such costs, which consist of allocations of salary and related benefits costs and travel expenses, to be insignificant in 1995, 1996 and 1997. Accordingly, no amounts have been recorded in the accompanying financial statements for such costs.

     Included within due from affiliates and due to affiliates at December 31, 1996 is a net payable of $3,611,000 to a dormant entity (Holmes Products Hong Kong (1985) Limited), which arose from a legal restructuring of HPFEL in 1993. This payable bore no interest and was repaid in conjunction with the recapitalization of the Companies.

     As part of the recapitalization transactions described in Note 8, the Companies have entered into a consulting agreement with the new majority stockholder, to provide management, financial, advisory and strategic support and analysis. The agreement expires in November 2002, or earlier if the stockholder's ownership percentage declines to less than 40% or less than the percentage owned by management of the Companies, taken as a group. Fees under this agreement are $400,000 per year.



4. Inventories

     Inventories are as follows:


                                     December 31,
                            -------------------------------
                                 1996             1997
                            --------------   --------------
Finished goods ..........    $42,121,000      $34,305,000
Raw materials ...........     10,853,000        8,844,000
Work-in-process .........      8,278,000       12,401,000
                             -----------      -----------
                             $61,252,000      $55,550,000
                             ===========      ===========



5. Property and Equipment


     Property and equipment are as follows:


                                                                                December 31,
                                                   Depreciable         -------------------------------
                                                      lives                 1996             1997
                                             -----------------------   --------------   --------------
Mold costs and tooling ...................       1 1/2-5 years          $16,737,000      $18,363,000
Plant and machinery ......................          7 years              10,447,000        9,805,000
Leasehold improvements ...................   life of lease-7 years        3,703,000        4,025,000
Equipment and computer equipment .........          5 years               2,476,000        3,233,000
Furniture and fixtures ...................         5-7 years              2,141,000        2,310,000
Motor vehicles ...........................          4 years                 206,000          323,000
                                                                        -----------      -----------
                                                                         35,710,000       38,059,000
Less--accumulated depreciation and
 amortization ............................                               14,627,000       18,452,000
                                                                        -----------      -----------
                                                                        $21,083,000      $19,607,000
                                                                        ===========      ===========

                             HOLMES PRODUCTS CORP.

     Property and equipment recorded under capital leases amounted to approximately $1,235,000 and $2,067,000 at December 31, 1996 and 1997,
respectively. Total accumulated amortization related to these assets is approximately $104,000 and $411,000 at December 31, 1996 and 1997, respectively. Amortization expense for the period is included in depreciation and amortization in the accompanying statement of cash flows.

     As described in Note 2, approximately $650,000 has been recorded as a reduction of plant and machinery during 1997 in conjunction with the repurchase of the capital stock held by the former minority stockholders of Raider Motor Corp.



6. Accrued Expenses

     Accrued expenses are as follows:


                                                       December 31,
                                               -----------------------------
                                                    1996            1997
                                               -------------   -------------
Sales returns and allowances ...............   $ 2,973,000      $3,246,000
Payroll and bonuses ........................     2,700,000       1,122,000
Interest payable ...........................       900,000       1,026,000
Advertising ................................       500,000         825,000
Commissions ................................       317,000         180,000
Duties .....................................       489,000         490,000
Warranties and product liabilities .........       286,000         494,000
Professional fees ..........................       260,000         884,000
Other ......................................     2,216,000       1,558,000
                                               -----------      ----------
                                               $10,641,000      $9,825,000
                                               ===========      ==========



7. Long-Term Debt

     Senior Subordinated Notes
     HPC has issued $105,000,000 in senior subordinated notes, maturing on November 15, 2007 (the "Notes"). The Notes bear interest at 9.875%, payable semi-annually on May 15 and November 15. No principal is due until the maturity date.

     The Notes are subordinated to the Companies' other debt, including the Line of Credit (as defined below), capital leases and amounts payable to the former minority stockholders of Raider Motor Corp. The Notes are guaranteed by HPC's current and future domestic subsidiaries (see Note 16) on a full, unconditional and joint and several basis, but are otherwise unsecured.

     HPC can, at its option, redeem the Notes at any time after November 15, 2002, subject to a fixed schedule of redemption prices which declines from 104.9% to 100% of the face value. However, HPC may redeem up to $33 million of the Notes prior to this date at a price of 109.875% of face value upon the issuance of equity securities. Additionally, upon certain sales of stock or assets or a change of control of HPC, HPC must offer to repurchase all or a portion of the Notes at a redemption price of 101% of face value.

     The Notes contain certain restrictions and covenants, including limitations (based on certain financial ratios) on HPC's ability to pay dividends, repurchase stock or incur additional debt (other than borrowings under the Line of Credit). The Notes and Line of Credit contain cross-default provisions.

     Debt issuance costs of $8,791,000 associated with the Notes are being amortized over the 10-year life of the Notes.

     Line of Credit
     The Companies entered into a $100,000,000 revolving line of credit with a bank (the "Line of Credit") as part of the recapitalization transactions described in Note 8. Of the total amount, up to $15,000,000 can be borrowed by HPFEL and its subsidiaries, and up to $20,000,000 can be used to secure letters of credit.

                             HOLMES PRODUCTS CORP.

     Borrowings under the Line of Credit are due on January 2, 2003 and may remain outstanding until that time. Accordingly, such amounts are classified as non-current liabilities on the accompanying consolidated balance sheet. However, upon certain sales of stock or assets or the issuance of equity securities, the Companies must repay a portion of the Line of Credit generally equal to the net cash proceeds received. Such repayment is not required if the proceeds of an equity offering are used to acquire other companies.

     Amounts outstanding under the Line of Credit bear interest at either a prime rate-based rate or a LIBOR-based rate, at the Companies' option, plus a specified margin. The margin varies from 0 to 0.75% for prime-based loans and 1.25% to 2.25% for LIBOR-based loans, depending on a defined ratio of the Companies' financial results (the "Leverage Ratio"). Borrowings outstanding at December 31, 1997, of which $1,002,000 is outstanding at HPFEL, bear interest at a weighted average rate of 7.98%. Interest is payable no less frequently than quarterly in arrears.


     The Company must pay a quarterly commitment fee on the unused portion of the Line of Credit. The fee varies from 0.375% to 0.5% per annum, depending on the Leverage Ratio. The Companies must also pay a quarterly fee on open letters of credit which varies from 0.75% to 2.5% of the face amount per annum, depending on the type of letter of credit issued and the Leverage Ratio.


     Borrowings by HPC under the Line of Credit are secured by all assets of HPC and a pledge of all of the capital stock of domestic subsidiaries and 66% of the capital stock of foreign subsidiaries. Borrowings by HPFEL are secured by all assets of HPFEL and certain of its subsidiaries. The Line of Credit is also guaranteed by HPC's current and future domestic subsidiaries.

     The Line of Credit agreement contains certain restrictions and covenants, including limitations on the Companies' ability to pay dividends, invest in certain types of securities, repurchase stock or incur additional debt. However, among other uses, the Companies may issue debt which is subordinated to the Line of Credit, used to finance certain permitted acquisitions of other companies or used to repurchase shares of stock under the terms of the stockholders' agreement described in Note 8. The Companies are also required to maintain certain financial ratios. The Notes and Line of Credit contain cross-default provisions.

     Issuance costs of $1,366,000 associated with the Line of Credit are being amortized over the 5-year life of the Line of Credit.


8. Stockholders' Equity


     Recapitalization
     On November 26, 1997, the Companies and their stockholders consummated an agreement to perform the following: (i) the stockholders of HPFEL contributed their shares of common stock, $1 par value, to HPC in exchange for 130 shares of HPC's common stock, no par value, (ii) HPC issued 223 shares of its common stock to outside investors and certain executive officers of the Companies for approximately $15.5 million, net of related issuance costs, (iii) the Companies repaid all amounts outstanding to PMSL, Asco and Holmes Products Hong Kong
(1985) Limited and repaid all amounts outstanding on the Companies' trade acceptances, including accrued interest, and (iv) HPC redeemed 880 shares of HPC common stock held by Pentland for approximately $62.1 million. In connection with these transactions, HPC issued the Notes and borrowed $27,500,000 under the Line of Credit, both described in Note 7.

     The price per share for each of these transactions is subject to adjustment based upon the final amount of working capital and outstanding debt at November 26, 1997, as well as the final amount of certain bonuses and expenses associated with the transactions, all as defined in the stock purchase and redemption agreement. The Companies do not believe that any material adjustments to the price per share will occur.

     The transactions described above have been accounted for as a leveraged recapitalization of the Companies. The Companies have retained their historical cost basis of accounting, due to the significant minority shareholders which remained. The shares redeemed from Pentland have been recorded as treasury stock, at cost.

                             HOLMES PRODUCTS CORP.

     In connection with certain previous employment agreements, incremental bonuses in the amount of $6,013,000 were paid at the time of closing, and the related agreements were terminated. These costs have been recorded in general and administrative expenses in the accompanying consolidated statement of income.


     Stock Option Plan
     In connection with the recapitalization transaction described above, HPC's Board of Directors adopted and the stockholders approved the 1997 Stock Option Plan (the "Plan"). The Plan provides for the grant of incentive stock options and non-qualified stock options to employees, officers, directors, and consultants of the Companies, except that incentive stock options may not be issued to consultants or non-employee directors. A total of 73.9 shares of HPC's common stock have been reserved for issuance under the Plan. The exercise price and period over which options become exercisable will be determined by the Board of Directors. However, the exercise price of incentive stock options will be equal to at least 100% of the fair market value of HPC's common stock on the date of grant (110% for individuals holding more than 10% of HPC's common stock). Options will expire no later than 10 years after the date of grant (5 years for individuals holding more than 10% of HPC's common stock). The Plan will expire in November 2006.


     Warrant
     In conjunction with the recapitalization transaction described above, HPC issued a warrant to Pentland to purchase 24 shares of common stock at an exercise price of $74,012 per share (which price is subject to adjustment for the final working capital balances, as described above). This warrant is exercisable only upon the occurrence of one of the following by November 26, 1999: (a) an initial public offering of equity securities by HPC, provided that this offering includes or is followed within specified time periods by sales of shares offered by selling stockholders, (b) a sale of the Companies, (c) a sale by the new majority stockholder and its affiliates of all or substantially all of their holdings of HPC's common stock or (d) a further recapitalization of the Companies through the issuance of additional debt. The warrant expires on November 26, 1999. Management has determined that the value of the warrant is not material to the Companies' consolidated financial statements.


     Stockholders' Agreement

     All of the holders of HPC's outstanding stock are subject to a stockholders' agreement. This agreement provides the Companies with a right of first refusal on any proposed sales of stock to outside parties. Additionally, HPC has certain rights to purchase shares of common stock from employees upon their termination of employment.



9. Income Taxes


     Deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Under SFAS 109, the benefit associated with future deductible temporary differences and operating loss or credit carryforwards is recognized if it is more likely than not that a benefit will be realized. Deferred tax expense (benefit) represents the change in the net deferred tax asset or liability balance.

                             HOLMES PRODUCTS CORP.

   Income tax expense (benefit) consists of the following:


                                    Year ended December 31,
                          -------------------------------------------
                               1995           1996           1997
                          ------------- --------------- -------------
Current:
 Federal ................  $2,350,000    $  3,888,000    $1,514,000
 State ..................     697,000       1,176,000       534,000
 Foreign ................     164,000         397,000       863,000
                           ----------    ------------    ----------
 Total current ..........   3,211,000       5,461,000     2,911,000
                           ----------    ------------    ----------
Deferred:
 Federal ................    (479,000)     (1,943,000)     (547,000)
 State ..................    (145,000)       (594,000)     (168,000)
 Foreign ................      27,000        (137,000)           --
                           ----------    ------------    ----------
 Total deferred .........    (597,000)     (2,674,000)     (715,000)
                           ----------    ------------    ----------
                           $2,614,000    $  2,787,000    $2,196,000
                           ==========    ============    ==========



     Pre-tax income (loss) is summarized as follows:



                            Year ended December 31,
                   ------------------------------------------
                        1995          1996          1997
                   ------------- ------------- --------------
Domestic .........  $5,099,000    $5,842,000     $ (715,000)
Foreign ..........   1,271,000     3,574,000      6,983,000
                    ----------    ----------     ----------
                    $6,370,000    $9,416,000     $6,268,000
                    ==========    ==========     ==========


     The two subsidiaries which are incorporated and based in the People's Republic of China have a two-year tax holiday on the basis that they expect to operate in China for ten years or more. The tax holiday provides for an exemption from income tax in the first two profit-making years and for a 50% reduction in the subsequent three years. The first profit-making year is defined as the year in which the foreign enterprise recognizes profit on a cumulative basis for the first time, after offsetting prior years' losses. Losses can be carried forward for a maximum of five years.


     Dongguan Raider Motor Corp. Ltd. was profitable in both 1994 and 1995 and as such is now subject to income tax in China. Dongguan Huixin Electrical Products Company, Ltd. had previously experienced losses but has become profitable on a cumulative basis in 1997, and is thus within the tax holiday. Net operating losses at December 31, 1996 were approximately $1,952,000, which were fully utilized during the year ended December 31, 1997.

     If not exempt, the statutory tax rate which applies to these companies in China is 24% (prior to the 50% reduction described above for the first three years after the exemption expires), as their operations are located in a region of China where tax incentives are applicable.

     The Bahamas registered companies (HPFEL and Raider Motor Corp.) are subject to tax in Hong Kong at 16.5% only to the extent that their income is deemed to be onshore Hong Kong.

                             HOLMES PRODUCTS CORP.

   The Companies' effective tax rate varies from the statutory U.S. federal tax rate as a result of the following:



                                                             Year ended December 31,
                                                       ------------------------------------
                                                          1995         1996         1997
                                                       ----------   ----------   ----------
Statutory U.S. federal tax rate ....................       35.0%        35.0%        35.0%
State taxes, net of federal tax benefit ............        5.6          4.0           .5
Foreign earnings taxed at different rates ..........       (2.9)        (5.2)       (12.3)
Foreign earnings not subject to taxation ...........       ( .7)        (2.3)       ( 2.4)
PRC earnings subject to tax exemption ..............       (7.4)        (1.9)       ( 2.9)
Valuation allowance on deferred tax assets .........        7.9         ( .6)        15.6
Non-deductible expenses ............................         .5           .3           .5
Other ..............................................        3.0           .3          1.0
                                                           ----         ----        -----
Effective tax rate .................................       41.0%        29.6%        35.0%
                                                           ====         ====        =====



     Deferred tax assets and deferred tax liabilities are comprised of the following at December 31, 1996 and 1997:





                                                            December 31,
                                                   -------------------------------
                                                        1996             1997
                                                   -------------   ---------------
Deferred tax assets:
Accrued expenses ...............................    $1,910,000      $  1,932,000
Inventory ......................................     1,372,000         2,053,000
Interest limitation carryforward ...............            --         1,447,000
Net operating loss carryforwards ...............       469,000                --
Accounts receivable ............................       424,000           182,000
Property and equipment .........................       384,000           638,000
                                                    ----------      ------------
  Gross deferred tax assets ....................     4,559,000         6,252,000
Deferred tax asset valuation allowance .........      (469,000)       (1,447,000)
                                                    ----------      ------------
  Net deferred tax assets ......................    $4,090,000      $  4,805,000
                                                    ==========      ============

                             HOLMES PRODUCTS CORP.

     The deductibility of interest paid to or guaranteed by Pentland and its affiliates while HPC was a majority-owned subsidiary of Pentland was subject to certain limitations under the US Internal Revenue Code. Primarily as a result of the compensation recorded in conjunction with the recapitalization transaction described in Note 8, approximately $3,600,000 of interest expense incurred by HPC during the year ended December 31, 1997 will not be deductible for income tax purposes. Such amounts can be carried forward indefinitely. However, due to the anticipated impact of the Companies' current debt structure on future operating results and the Internal Revenue Code limitations, management has provided a valuation allowance of $1,447,000 against the deferred tax asset arising from this carryforward. The utilization of this carryforward may be further limited as a result of the change in ownership occurring as part of the recapitalization of the Companies, although this limitation will primarily impact only the timing of any possible utilization. If the Companies are able to utilize this deduction, it will reduce income tax expense in future years.

     At December 31, 1996, the Companies had recorded a valuation allowance of $469,000 against the net operating loss carryforwards at one foreign subsidiary because it was uncertain whether such carryforwards would be utilized. All of these carryforwards were utilized in 1997, and this valuation allowance was released.

     In general, no provision has been recorded for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries, as it is management's intention that these earnings will continue to be reinvested. It is not practicable to estimate the amount of additional tax that might be payable on such earnings. Total undistributed earnings of foreign subsidiaries as of December 31, 1997 are approximately $13,580,000.

10. Leases

     In addition to leasing property and equipment under various capital leases (Note 5), the Companies have various noncancellable operating leases for facilities, vehicles and office equipment which expire at various dates through 2004. Certain of these leases contain options for renewal or purchase of the underlying asset. Rent expense was approximately $2,440,000 in 1995, $3,064,000 in 1996 and $3,099,000 in 1997.


     At December 31, 1997, future minimum rental payments under noncancelable lease arrangements are as follows:


                                                                Operating       Capital
                                                                 leases         leases
                                                              ------------   ------------
1998 ......................................................   $2,559,000     $733,000
1999 ......................................................    1,784,000        660,000
2000 ......................................................    1,470,000        163,000
2001 ......................................................    1,450,000         19,000
2002 and thereafter .......................................    1,878,000          9,000
                                                               ---------        -------
                                                              $9,141,000      1,584,000
                                                              ==========
Less: amount representing interest ........................                     140,000
                                                                              ---------
Present value of obligations under capital leases .........                  $1,444,000
                                                                             ==========
Comprised of:
 Current portion ..........................................                  $  652,000
 Non-current portion ......................................                     792,000
                                                                             ----------
                                                                             $1,444,000
                                                                             ==========



11. Employee Benefit Plan


     HPC provides its employees with a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate in the plan and contribute up to 15% of their compensation, which is then invested in one or more investment funds. HPC matches up to 3% of an employee's contribution.

     HPFEL provides its Hong Kong based employees with a defined contribution retirement plan. All Hong Kong based employees of HPFEL and Esteem Industries Ltd. may contribute 5% of their compensation, with the Company contributing an additional 5% to 7 1/2% of an employee's compensation.

                             HOLMES PRODUCTS CORP.

     In addition, Hong Kong based employees of Raider Motor Corp. are entitled to join the defined contribution retirement plan maintained by Asco (an affiliated entity), which contains terms similar to those of the HPFEL plan.


     The Companies' contributions to these plans approximated $237,000, $223,000 and $277,000 in 1995, 1996 and 1997, respectively.


12. Business and Credit Concentrations and Geographic Data


     HPC sells its products to retailers throughout the United States and Canada, and to a lesser extent, Europe. Two customers accounted for approximately 14% and 12%, respectively, of total sales in 1995. These same two customers and a third accounted for approximately 18%, 12% and 10%, respectively, of total sales in 1996. These same three customers accounted for approximately 17%, 11% and 11%, respectively, of total sales in 1997. Accounts receivable due from the single largest of these customers amounted to 14% and 13% of total accounts receivable at December 31, 1996 and 1997, respectively. HPC has also entered into an agreement with an insurance company to purchase HPC's receivables from certain pre-determined customers, up to specified limits, if the customer defaults on payment. In exchange, HPC pays a monthly fee.


     Certain of HPC's retail customers have filed for bankruptcy protection during 1996 and 1997. Management continually monitors and evaluates the credit status of its customers, and adjusts sales terms as appropriate. The Companies maintain reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations. Management does not believe that the Companies are subject to any other unusual risks beyond the normal credit risk attendant to operating their business.



     Geographic Data
     As described further in Note 1, the Companies operate in a single product segment, consumer durable goods. The following information is summarized by geographic area:



                                                                                          Inter-area      Consolidated
                                            United States     Far East       Canada      Eliminations        Total
                                           --------------- ------------- ------------- ---------------- ---------------
Net sales to unaffiliated customers:
 Year ended December 31, 1995 ............  $173,501,000    $ 1,290,000   $3,341,000    $          --    $178,132,000
 Year ended December 31, 1996 ............   189,943,000      1,202,000    3,186,000               --     194,331,000
 Year ended December 31, 1997 ............   184,626,000      2,428,000    5,099,000               --     192,153,000
Net sales between geographic areas:
 Year ended December 31, 1995 ............            --     87,547,000           --      (87,547,000)             --
 Year ended December 31, 1996 ............            --     85,918,000           --      (85,918,000)             --
 Year ended December 31, 1997 ............            --     83,626,000           --      (83,626,000)             --
Income (loss) before income taxes
 and minority interest:
 Year ended December 31, 1995 ............     5,099,000      1,995,000      (67,000)        (657,000)      6,370,000
 Year ended December 31, 1996 ............     5,842,000      4,260,000     (109,000)        (577,000)      9,416,000
 Year ended December 31, 1997 ............      (715,000)     7,813,000      297,000       (1,127,000)      6,268,000
Identifiable assets:
 December 31, 1996 .......................    98,490,000     33,980,000    2,913,000       (7,097,000)    128,286,000

 December 31, 1997 .......................   104,911,000     32,621,000    3,966,000      (16,392,000)    125,106,000
   Corporate assets at December 31, 1997 .                                                                 10,059,000
                                                                                                         ------------
   Total assets at December 31, 1997 .....                                                               $135,165,000
                                                                                                         ============

                             HOLMES PRODUCTS CORP.

     Net sales in the United States include direct export sales to Europe.


     The Companies' manufacturing entities in China sell completed products to HPC in the United States at intercompany transfer prices which reflect management's estimate of amounts which would be charged by an unrelated third party. These sales are eliminated in consolidation.


     Inter-area eliminations of income before income taxes and minority interest and identifiable assets primarily represent the intercompany profit in ending inventory held by HPC. Inter-area eliminations of identifiable assets also include amounts owed by HPC to HPFEL and its subsidiaries for operating activities.



     Corporate assets at December 31, 1997 represent debt issuance costs associated with the Companies' senior subordinated notes and line of credit facility. As these borrowings support operations on a worldwide basis, these deferred costs have been excluded from the individual geographic areas. All of the Companies' other assets are used in the operations of individual entities in the different geographic areas. There were no unallocated corporate assets at December 31, 1996.


13. Commitments and Contingencies

     HPC is a party to several agreements to license certain technologies and products. These license agreements generally provide for royalties based on sales of the related products by HPC. Such royalties have not been material to date. In January 1998, HPC entered into an exclusive product development, licensing and distribution agreement with respect to certain metal technology. Under this agreement HPC has committed to pay minimum royalties of $200,000 per year, and to fund product development expenses at the rate of $30,000 per month through July 2002. If such minimum royalties are not paid after July 2002, the licenses will convert to a non-exclusive basis. Also in January 1998, HPC entered into an exclusive license and supply agreement for certain chemical additives. The agreement provides for a minimum annual royalty of $240,000, commencing in the first quarter that HPC products incorporating the licensed products are shipped. HPC has an annual minimum purchase obligation under this agreement of $100,000 in 1998 and $110,000 in 1999.

     The Companies are involved in litigation and are the subject of claims arising in the normal course of their business. Additionally, HPFEL has a contingent liability related to potential withholding taxes (and the surcharges thereon) on rent paid to the spouse of one of the directors (see Note 3). Although the individual has accepted responsibility for the payment of these taxes, the Company would be accountable for these tax payments in the event that the individual did not fulfill this obligation. These withholdings and surcharges amounted to $724,000 at December 31, 1997. In the opinion of management, based upon discussions with legal counsel, no existing litigation or claims will have a materially adverse effect on the Companies' financial position or results of operations and cash flows.

     The Companies have entered into employment agreements with several executives which expire on December 31, 2000, renewable for annual periods by mutual consent. These agreements provide that if employment is terminated without cause, the employees will receive severance payments of their respective salaries for the longer of 12 months or the remainder of the term, in the case of the Companies' president, or for 12 months, in the case of the other executives.


     Beginning July 1, 1997, Hong Kong is governed by the People's Republic of China. Management does not believe that this event will materially affect the Companies' financial position or results of operations and cash flows.



14. Distribution of Profit


     Amounts that can be distributed by HPFEL's subsidiaries in China are based on the financial regulations of China, which differ from accounting principles generally accepted in the United States. In particular, HPFEL's two Chinese incorporated subsidiaries, Dongguan Huixin Electrical Products Company, Ltd. and Dongguan Raider Motor Corp. Ltd., are deemed to be wholly owned foreign enterprises and, as such, Chinese laws and regulations

                             HOLMES PRODUCTS CORP.

require these companies to transfer to separate reserves a certain portion of after-tax profit each year for specific purposes. These purposes include enterprise expansion, repair and maintenance of fixed assets and staff welfare. These reserves are deemed to be non-distributable to the parent company.

     The amount to be transferred to the reserve fund must be at least 10% of the after-tax profit each year, determined in accordance with the financial regulations of China, up to a cumulative maximum of 50% of the entity's registered capital stock. Transfers to the staff welfare fund can be determined by management.


     Audited financial statements in accordance with the financial regulations of China are not yet available for either of these companies and, as such, the amounts to be set aside for enterprise expansion, repair and maintenance of fixed assets and other purposes and other adjustments which would affect the amounts distributable to the Companies' shareholders have not yet been finally determined; however, based upon draft financial statements through December 31, 1996, management plans to transfer $497,000 to the reserve fund.

     Consistent with standard practice in China, Dongguan Huixin Electrical Products Company, Ltd. and Dongguan Raider Motor Corp. Ltd. account for their staff welfare commitments on a monthly basis and the amounts involved are charged directly to the profit and loss account. Such expenses were not material in 1995, 1996 and 1997.

     The retained earnings (accumulated losses) of these companies, including earnings attributable to the former minority stockholders, on the basis of accounting principles generally accepted in the United States, are as follows:




                                                                     1996            1997
                                                               ---------------   -----------
Dongguan Raider Motor Corp. Ltd. ...........................   $4,812,000        $6,394,000
Dongguan Huixin Electrical Products Company, Ltd. ..........      (1,952,000)    554,000


     The currency of China, the reminbi, is not freely convertible and the ability of these subsidiaries to remit retained earnings to the parent company is dependent on their ability to generate foreign currency denominated earnings or to obtain government approval for the purchase of foreign currency.



15. Financial Instruments


     The Companies enter into various types of financial instruments in the normal course of business. Fair values are estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of perceived risk. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of year end or that will be realized in the future.



     Fair values for cash and cash equivalents, accounts receivable, other receivables, income taxes receivable, bank overdrafts, due from affiliates, trade acceptances payable, accounts payable, accrued expenses, accrued income taxes, loan payable to affiliate, due to affiliates and capital lease obligations approximate their carrying values at December 31, 1996 and 1997, due to their relatively short maturity. The fair values of the Companies' Notes and Line of Credit approximate their carrying values at December 31, 1997 because the interest rates on these borrowings approximate current market rates.


16. Condensed Consolidating Information

     The senior subordinated notes described in Note 7 were issued by HPC and are guaranteed by Holmes Manufacturing Corp. ("Manufacturing") and Holmes Air (Taiwan) Corp. ("Taiwan"), but are not guaranteed by HPC's other subsidiaries, HPFEL and Holmes Air (Canada) Corp. ("Canada"). The guarantor subsidiaries are wholly-owned by HPC, and the guarantees are full, unconditional and joint and several. The following condensed consolidating financial information presents the financial position, results of operations and cash flows of (i) HPC, as parent, as if it accounted for its subsidiaries on the equity method, (ii) Manufacturing and Taiwan, the guarantor subsidiaries, and (iii) HPFEL and Canada, the non-guarantor subsidiaries. There were no transactions between Manufacturing and Taiwan, or between HPFEL and Canada, during any of the periods presented. Separate financial statements of Manufacturing and Taiwan are not presented herein as management does not believe that such

                             HOLMES PRODUCTS CORP.

statements would be material to investors. Taiwan had no revenues or operations during the periods presented, and Manufacturing ceased operations in March 1997. As described in Note 14, certain of HPFEL's subsidiaries in China have restrictions on distributions to the parent company.

                             HOLMES PRODUCTS CORP.

                     CONDENSED CONSOLIDATING BALANCE SHEET

                               DECEMBER 31, 1996




                                                                     Guarantor    Non-Guarantor
                                                        Parent     Subsidiaries   Subsidiaries    Eliminations    Consolidated
                                                     ------------ -------------- -------------- ---------------- -------------
                                                                              (dollars in thousands)
Assets
Current Assets:
 Cash and cash equivalents .........................  $   1,284       $    --       $  3,178                       $   4,462
 Accounts receivable, net ..........................     30,795            --            800                          31,595
 Other receivables .................................         77            --             --                              77
 Inventories .......................................     48,562         2,385         12,537       $  (2,232)         61,252
 Prepaid expenses and other current assets .........        907            --            303                           1,210
 Deferred income taxes .............................      3,706            --             --                           3,706
 Income taxes receivable ...........................         --            --             --                              --
 Due from affiliates ...............................      5,202            --          7,253          (9,126)          3,329
                                                      ---------       -------       --------       ---------       ---------
   Total current assets ............................     90,533         2,385         24,071         (11,358)        105,631
                                                      ---------       -------       --------       ---------       ---------
Property and equipment, net ........................      9,129            15         12,148            (209)         21,083
Deferred income taxes ..............................        384            --             --                             384
Deposits and other assets ..........................        513             1            674                           1,188
Investment in consolidated subsidiaries ............      4,326            --             --          (4,326)             --
                                                      ---------       -------       --------       ---------       ---------
                                                      $ 104,885       $ 2,401       $ 36,893       $ (15,893)      $ 128,286
                                                      =========       =======       ========       =========       =========
Liabilities and Stockholders' Equity
Current Liabilities:
 Bank overdraft ....................................  $      42       $    --       $     --                       $      42
 Trade acceptances payable .........................     45,848            --          4,509                          50,357
 Current portion of capital lease obligations and
   other debt ......................................         --            --            356                             356
 Accounts payable ..................................      4,214            --          9,935                          14,149
 Accrued expenses ..................................      7,616            --          3,025                          10,641
 Accrued income taxes ..............................      1,419            --            830                           2,249
 Loan payable to affiliate .........................     23,000            --             --                          23,000
 Due to affiliates .................................      5,138         2,016          9,692       $  (9,126)          7,720
                                                      ---------       -------       --------       ---------       ---------
   Total current liabilities .......................     87,277         2,016         28,347          (9,126)        108,514
                                                      ---------       -------       --------       ---------       ---------
Capital lease obligations ..........................         --            --            737                             737
                                                      ---------       -------       --------                       ---------
Minority interest in net assets of majority-owned
 subsidiaries ......................................         --            --          1,327                           1,327
                                                      ---------       -------       --------                       ---------
Stockholders' equity:
 Common stock, no par value ........................        702             1             --                (1)          702
 Common stock, $1 par value.........................         --            --            100                             100
 Retained earnings .................................     16,906           384          6,382          (6,766)         16,906
                                                      ---------       -------       --------       -----------     ---------
   Total stockholders' equity ......................     17,608           385          6,482          (6,767)         17,708
                                                      ---------       -------       --------       -----------     ---------
                                                      $ 104,885       $ 2,401       $ 36,893       $ (15,893)      $ 128,286
                                                      =========       =======       ========       ===========     =========

                             HOLMES PRODUCTS CORP.

                     CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1997





                                                              Guarantor    Non-Guarantor
                                                  Parent    Subsidiaries   Subsidiaries   Eliminations   Consolidated
                                               ----------- -------------- -------------- -------------- -------------
                                                                       (dollars in thousands)
Assets
Current Assets:
 Cash and cash equivalents ...................  $   3,741        $--          $ 1,400                     $   5,141
 Accounts receivable, net ....................     36,720         --            1,327                        38,047
 Other receivables ...........................         55         --               --                            55
 Inventories .................................     47,592         --           11,433      $ (3,475)         55,550
 Prepaid expenses and other current assets ...        813         --              303                         1,116
 Deferred income taxes .......................      4,167         --               --                         4,167
 Income taxes receivable .....................        104         --               --                           104
 Due from affiliates .........................      5,426         89           10,605       (16,120)             --
                                                ---------        ---          -------      --------       ---------
   Total current assets ......................     98,618         89           25,068       (19,595)        104,180
                                                ---------        ---          -------      --------       ---------
Property and equipment, net ..................      8,607         --           11,093           (93)         19,607
Deferred income taxes ........................        638         --               --                           638
Deposits and other assets ....................     10,313          1              426                        10,740
Investment in consolidated subsidiaries ......     10,178         --               --       (10,178)             --
                                                ---------        ---          -------      --------       ---------
                                                $ 128,354        $90          $36,587      $(29,866)      $ 135,165
                                                =========        ===          =======      ========       =========
Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
 Current portion of capital lease obligations
   and other debt ............................  $      --        $--          $ 1,103                     $   1,103
 Accounts payable ............................      3,253         --           10,457                        13,710
 Accrued expenses ............................      6,898         --            2,927                         9,825
 Accrued income taxes ........................         --         --            1,298      $    (74)          1,224
 Due to affiliates ...........................     10,694         --            5,426       (16,120)             --
                                                ---------        ---          -------      --------       ---------
   Total current liabilities .................     20,845         --           21,211       (16,194)         25,862
                                                ---------        ---          -------      --------       ---------
Capital lease obligations ....................         --         --              792                           792
                                                ---------        ---          -------                     ---------
Line of credit ...............................     27,500         --            1,002                        28,502
                                                ---------        ---          -------                     ---------
Long-term debt ...............................    105,000         --               --                       105,000
                                                ---------        ---          -------                     ---------
Stockholders' equity (deficit):
 Common stock, no par value ..................     16,314          1               --              (1)       16,314
 Common stock, $1 par value...................         --         --              100          (100)             --
 Treasury stock ..............................    (62,058)        --               --                       (62,058)
 Retained earnings ...........................     20,753         89           13,482       (13,571)         20,753
                                                ---------        ---          -------      ----------     ---------
   Total stockholders' equity (deficit) ......    (24,991)        90           13,582       (13,672)        (24,991)
                                                ---------        ---          -------      ----------     ---------
                                                $ 128,354        $90          $36,587      $(29,866)      $ 135,165
                                                =========        ===          =======      ==========     =========

                             HOLMES PRODUCTS CORP.

                    CONDENSED CONSOLIDATING INCOME STATEMENT

                         YEAR ENDED DECEMBER 31, 1995



                                                              Guarantor    Non-Guarantor
                                                 Parent     Subsidiaries   Subsidiaries   Eliminations   Consolidated
                                              ------------ -------------- -------------- -------------- -------------
                                                                      (dollars in thousands)
Net sales ...................................  $ 163,318      $ 10,183       $ 92,178      $  (87,547)    $ 178,132
Cost of goods sold ..........................    133,377        9,990          84,970         (87,111)      141,226
                                               ---------      --------       --------      ----------     ---------
 Gross profit ...............................     29,941          193           7,208            (436)       36,906
                                               ---------      --------       --------      ----------     ---------
Operating expenses:
 Selling ....................................     12,207           --             468                        12,675
 General and administrative .................      5,589          196           4,040                         9,825
 Product development ........................      3,064           --              90                         3,154
                                               ---------      --------       --------      ----------     ---------
   Total operating expenses .................     20,860          196           4,598                        25,654
                                               ---------      --------       --------      ----------     ---------
   Operating profit (loss) ..................      9,081             (3)        2,610            (436)       11,252
                                               ---------      ----------     --------      ----------     ---------
Other income (expense):
 Other income, net ..........................         --           --             558            (221)          337
 Interest income ............................         10           --             201            (199)           12
 Interest expense ...........................      3,989           --           1,441            (199)        5,231
                                               ---------      ---------      --------      ----------     ---------
   Total other expense ......................      3,979           --             682             221         4,882
                                               ---------      ---------      --------      ----------     ---------
Income (loss) before income taxes, equity in
 income of consolidated subsidiaries and
 minority interest ..........................      5,102             (3)        1,928            (657)        6,370
Income tax expense ..........................      2,400           --             214                         2,614
                                               ---------      ---------      --------      -----------    ---------
Income (loss) before equity in income of
 consolidated subsidiaries and minority
 interest ...................................      2,702             (3)        1,714            (657)        3,756
Equity in income of consolidated subsidiaries        536           --              --            (536)           --
                                               ---------      ---------      --------      ----------     ---------
Income (loss) before minority interest ......      3,238             (3)        1,714          (1,193)        3,756
Minority interest in net income of majority-
 owned subsidiaries .........................         --           --             518                           518
                                               ---------      ---------      --------      ----------     ---------
   Net income (loss) ........................  $   3,238      $      (3)     $  1,196      $   (1,193)    $   3,238
                                               =========      =========      ========      ==========     =========

                             HOLMES PRODUCTS CORP.

                    CONDENSED CONSOLIDATING INCOME STATEMENT

                         YEAR ENDED DECEMBER 31, 1996



                                                                  Guarantor    Non-Guarantor
                                                     Parent     Subsidiaries   Subsidiaries   Eliminations   Consolidated
                                                  ------------ -------------- -------------- -------------- -------------
                                                                          (dollars in thousands)
Net sales .......................................  $ 182,992       $ 6,951       $ 90,306      $  (85,918)    $ 194,331
Cost of goods sold ..............................    146,648         6,864         77,778         (85,375)      145,915
                                                   ---------       -------       --------      ----------     ---------
 Gross profit ...................................     36,344            87         12,528            (543)       48,416
                                                   ---------       -------       --------      ----------     ---------
Operating expenses:
 Selling ........................................     12,735            --            490                        13,225
 General and administrative .....................      6,733            72          7,278                        14,083
 Product development ............................      5,454            --             66                         5,520
                                                   ---------       -------       --------      ----------     ---------
  Total operating expenses ......................     24,922            72          7,834                        32,828
                                                   ---------       -------       --------      ----------     ---------
  Operating profit ..............................     11,422            15          4,694            (543)       15,588
                                                   ---------       -------       --------      ----------     ---------
Other income (expense):
 Other income, net ..............................         --            --            353             (34)          319
 Interest income ................................         10            --            286            (217)           79
 Interest expense ...............................      5,605            --          1,182            (217)        6,570
                                                   ---------       -------       --------      ----------     ---------
  Total other expense ...........................      5,595            --            543              34         6,172
                                                   ---------       -------       --------      ----------     ---------
Income before income taxes, equity in income
 of consolidated subsidiaries and minority
 interest .......................................      5,827            15          4,151            (577)        9,416
Income tax expense ..............................      2,497            --            290                         2,787
                                                   ---------       -------       --------      ----------     ---------
Income before equity in income of
 consolidated subsidiaries and minority
 interest .......................................      3,330            15          3,861            (577)        6,629
Equity in income of consolidated subsidiaries....      2,891            --             --          (2,891)           --
                                                   ---------       -------       --------      ----------     ---------
Income before minority interest .................      6,221            15          3,861          (3,468)        6,629
Minority interest in net income of majority-
 owned subsidiaries .............................         --            --            408                           408
                                                   ---------       -------       --------      ----------     ---------
  Net income ....................................  $   6,221       $    15       $  3,453      $   (3,468)    $   6,221
                                                   =========       =======       ========      ==========     =========

                             HOLMES PRODUCTS CORP.

                    CONDENSED CONSOLIDATING INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1997

                                  (unaudited)





                                                             Guarantor    Non-Guarantor
                                                 Parent    Subsidiaries   Subsidiaries   Eliminations   Consolidated
                                              ----------- -------------- -------------- -------------- -------------
                                                                      (dollars in thousands)
Net sales ...................................  $183,386       $1,240        $91,153       $ (83,626)     $192,153
Cost of goods sold ..........................   143,584        1,244         74,425         (82,513)      136,740
                                               --------       ------        -------       ---------      --------
 Gross profit (loss) ........................    39,802           (4)        16,728          (1,113)       55,413
                                               --------       -------       -------       ---------      --------
Operating expenses:
 Selling ....................................    15,317          --             330                        15,647
 General and administrative .................    13,401          15           7,467                        20,883
 Product development ........................     5,348          --             115                         5,463
                                               --------       -------       -------       ---------      --------
   Total operating expenses .................    34,066          15           7,912                        41,993
                                               --------       -------       -------       ---------      --------
  Operating profit (loss) ...................     5,736         (19)          8,816          (1,113)       13,420
                                               --------       -------       -------       ---------      --------
Other income (expense):
 Other income, net ..........................        --          --             (42)            (14)          (56)
 Interest income ............................         8          --             310            (111)          207
 Interest expense ...........................     6,440          --             974            (111)        7,303
                                               --------       -------       -------       ---------      --------
   Total other expense ......................     6,432          --             706              14         7,152
                                               --------       -------       -------       ---------      --------
Income (loss) before income taxes, equity in
 income of consolidated subsidiaries and
 minority interest ..........................      (696)        (19)          8,110          (1,127)        6,268
Income tax expense ..........................     1,330          --             940             (74)        2,196
                                               --------       -------       -------       ---------      --------
Income (loss) before equity in income of
 consolidated subsidiaries and minority
 interest ...................................    (2,026)        (19)          7,170          (1,053)        4,072
Equity in income of consolidated subsidiaries     5,873          --              --          (5,873)           --
                                               --------       -------       -------       ---------      --------
Income (loss) before minority interest ......     3,847         (19)          7,170          (6,926)        4,072
Minority interest in net income of majority-
 owned subsidiaries .........................        --          --             225                           225
                                               --------       -------       -------       ---------      --------
  Net income (loss) .........................  $  3,847       $ (19)        $ 6,945       $  (6,926)     $  3,847
                                               ========       =======       =======       =========      ========

                             HOLMES PRODUCTS CORP.

               CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS




                                                                                Guarantor      Non-Guarantor
                                                                 Parent       Subsidiaries     Subsidiaries     Consolidated
                                                             -------------   --------------   --------------   -------------
                                                                                 (dollars in thousands)
Year Ended December 31, 1995
Net cash provided by (used for) operating activities......     $  (1,836)       $  (683)         $  8,043        $   5,524
                                                               ---------        -------          --------        ---------
Cash flows from investing activities:
 Purchases of property and equipment .....................        (6,347)            --            (3,359)          (9,706)
                                                               ---------        -------          --------        ---------
Cash flows from financing activities:
 Net borrowings from affiliate ...........................         6,000             --                --            6,000
 Principal payments on capital lease obligations .........            --             --               (28)             (28)
 Other net activity with Parent ..........................         1,395            683            (2,078)              --
                                                               ---------        -------          --------        ---------
   Net cash provided by (used for) financing
    activities ...........................................         7,395            683            (2,106)           5,972
                                                               ---------        -------          --------        ---------
Net increase (decrease) in cash and cash
 equivalents .............................................          (788)            --             2,578            1,790
Cash and cash equivalents, beginning of period ...........           886             --               692            1,578
                                                               ---------        -------          --------        ---------
Cash and cash equivalents, end of period .................     $      98        $    --          $  3,270        $   3,368
                                                               =========        =======          ========        =========
Year Ended December 31, 1996
Net cash provided by (used for) operating activities......     $  (1,578)       $   386          $  3,994        $   2,802
                                                               ---------        -------          --------        ---------
Cash flows from investing activities:
 Purchases of property and equipment .....................        (4,417)            --            (4,177)          (8,594)
                                                               ---------        -------          --------        ---------
Cash flows from financing activities:
 Net borrowings from affiliate ...........................         7,000             --                --            7,000
 Principal payments on capital lease obligations .........            --             --              (114)            (114)
 Other net activity with Parent ..........................           181           (386)              205               --
                                                               ---------        -------          --------        ---------
   Net cash provided by (used for) financing
    activities ...........................................         7,181           (386)               91            6,886
                                                               ---------        -------          --------        ---------
Net increase (decrease) in cash and cash
 equivalents .............................................         1,186             --               (92)           1,094
Cash and cash equivalents, beginning of period ...........            98             --             3,270            3,368
                                                               ---------        -------          --------        ---------
Cash and cash equivalents, end of period .................     $   1,284        $    --          $  3,178        $   4,462
                                                               =========        =======          ========        =========
Year Ended December 31, 1997
Net cash provided by (used for) operating activities .....     $ (45,543)       $   459          $ (1,289)       $ (46,373)
                                                               ---------        -------          --------        ---------
Cash flows from investing activities:
 Purchases of property and equipment .....................        (4,509)            --            (1,306)          (5,815)
 Purchase of minority interest ...........................            --             --              (451)            (451)
   Net cash used for investing activities ................        (4,509)            --            (1,757)          (6,266)
                                                               ---------        -------          --------        ---------
Cash flows from financing activities:
 Borrowings of long-term debt ............................        96,209             --                --           96,209
 Net borrowings on line of credit ........................        26,134             --             1,002           27,136
 Net repayments to affiliate .............................       (23,000)            --                --          (23,000)
 Principal payments on capital lease obligations .........            --             --              (481)            (481)
 Issuance of common stock ................................        15,512             --                --           15,512
 Purchase of treasury stock ..............................       (62,058)            --                --          (62,058)
 Other net activity with Parent ..........................          (288)          (459)              747               --
                                                               ---------        -------          --------        ---------
   Net cash provided by (used for) financing
    activities ...........................................        52,509           (459)            1,268           53,318
                                                               ---------        -------          --------        ---------
Net increase (decrease) in cash and cash
 equivalents .............................................         2,457             --            (1,778)             679
Cash and cash equivalents, beginning of period ...........         1,284             --             3,178            4,462
                                                               ---------        -------          --------        ---------
Cash and cash equivalents, end of period .................     $   3,741        $    --          $  1,400        $   5,141
                                                               =========        =======          ========        =========

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

================================================================================

  No dealer, salesperson or other person has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Initial Purchasers. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, other than the securities to which it relates, or any offer to buy the Exchange Notes in any jurisdiction where or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
                       --------------------------------
                               TABLE OF CONTENTS


                                                           Page
                                                        ---------
Prospectus Summary ..................................        1
Risk Factors ........................................       14
The Exchange Offer ..................................       20
The Transactions; Use of Proceeds ...................       28
Capitalization ......................................       30
Selected Financial Data .............................       31
Unaudited Pro Forma Condensed
   Financial Statements .............................       33
Management's Discussion and Analysis of
   Financial Condition and Results of Operations            36
Business ............................................       41
Management ..........................................       49
Share Ownership .....................................       53
Certain Transactions ................................       54
Description of Credit Facility ......................       55
Description of the Exchange Notes ...................       56
Plan of Distribution ................................       80
Certain United States Federal Tax Considerations
   for Non-United States Holders ....................       81
Legal Matters .......................................       83
Experts .............................................       83
Index to Consolidated Financial Statements ..........      F-1




[Holmes Logo]



                             Holmes Products Corp.



                               Offer to Exchange
                                 $105,000,000



                        9 7/8% Senior Subordinated Notes
                               due 2007, Series B
                                      for
                           9 7/8% Senior Subordinated
                                Notes due 2007



                       --------------------------------
                                   PROSPECTUS
                       --------------------------------

                               _________   , 1998

================================================================================

                                    PART II


Item 20. Indemnification of Directors and Officers.

     Article twelfth of the Company's by-laws provides that the Company, to the extent legally permissible, will indemnify any person serving or who has served as a director or officer of the Company against all liabilities and expenses reasonably incurred by such director or officer in connection with the defense or disposition of any action, suit or other proceeding in which the director or officer may be involved, while serving as, or by reason of being or having been, such a director or officer, except with respect to any matter as to which he or she is adjudicated to have not acted in good faith or not with the reasonable belief that an action was in the best interest of the Company.

     The Company maintains directors' and officers' liability insurance which may cover liabilities under the Act.


Item 21. Exhibits and Financial Statement Schedules.


     (a) Exhibits (All exhibits have been previously filed, except as noted.)




  Exhibit
   Number                                            Description
-----------   ----------------------------------------------------------------------------------------
   1.1        Purchase Agreement dated November 19, 1997 among Holmes Products Corp., BancBoston
              Securities Inc. and Lehman Brothers Inc.
   3.1        Articles of Organization (as amended) of Holmes Products Corp.
   3.2        Articles of Organization of Holmes Manufacturing Corp.
   3.3        Articles of Organization of Holmes Air (Taiwan) Corp.
   3.4        By-laws (as amended) of Holmes Products Corp.
   3.5        By-laws of Holmes Manufacturing Corp.
   3.6        By-laws of Holmes Air (Taiwan) Corp.
   4.1        Registration Rights Agreement dated November 26, 1997 among Holmes Products Corp.,
              Holmes Manufacturing Corp., Holmes Air (Taiwan) Corp., BancBoston Securities Inc. and
              Lehman Brothers Inc.
   4.2        Indenture dated November 26, 1997 among Holmes Products Corp., Holmes Manufacturing
              Corp., Holmes Air (Taiwan) Corp. and State Street Bank and Trust Company.
   4.3        Form of Notes -- (Included in Exhibit 4.2).
   4.4        Form of Guaranty -- (Included in Exhibit 4.2).
   5.1        Opinion of Posternak, Blankstein & Lund, L.L.P.
  10.1        Revolving Credit Agreement dated as of November 26, 1997 by and among Holmes Products
              Corp., Holmes Products (Far East) Limited, Esteem Industries Limited, Raider Motor
              Corporation, BankBoston, N.A., Lehman Brothers Inc. and other banks which may become a party thereto.
  10.2        Stock Purchase and Redemption Agreement dated as of October 27, 1997, as amended as of
              November 25, 1997, among Asco Investments Ltd., Jordan A. Kahn, Holmes Products Corp.,
              Holmes Products (Far East) Limited and Holmes Acquisition LLC.
  10.3        Stock Purchase Agreement dated as of October 27, 1997 among Jordan A. Kahn and Holmes
              Acquisition LLC.
  10.4        Executive Employment and Non-Competition Agreement dated November 26, 1997 among
              Holmes Products Corp. and Jordan A. Kahn.
  10.5        Executive Employment and Non-Competition Agreement dated November 26, 1997 among
              Holmes Products Corp. and Stanley Rosenzweig.
  10.6        Executive Employment and Non-Competition Agreement dated November 26, 1997 among
              Holmes Products Corp. and Gregory F. White.
  10.7        Employment Agreement dated November 26, 1997 among Holmes Products (Far East) Limited and (Tommy) Woon Fai Liu.
  10.8        Stockholders' Agreement dated November 26, 1997 among Holmes Products Corp. and certain stockholders thereof.
  10.9        Registration Rights Agreement dated November 26, 1997 among Holmes Products Corp. and certain stockholders thereof.

        Exhibit
         Number                                                    Description
-----------------------   ---------------------------------------------------------------------------------------------
           10.10          Holmes Products Corp. 1997 Stock Option Plan.
           10.11          Non-transferable Common Stock Purchase Warrant dated November 26, 1997 issued to
                          Pentland Group plc.
           12.1           Computation of Ratio of Earnings to Fixed Charges.
           21.1           Subsidiaries of Registrant.
          *23.1           Consent of Price Waterhouse LLP.
           23.2           Consent of Posternak, Blankstein & Lund, L.L.P. (included in Exhibit 5.1)
           24.1           Power of Attorney (included on signature pages hereto).
           25.1           Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of State Street Bank and Trust Company.
           27.1           Financial Data Schedule.
           99.1           Form of Letter of Transmittal.
           99.2           Form of Notice of Guaranteed Delivery.




     * Filed herewith

   (b) Financial Statement Schedules.


     For the years ended December 31, 1995, 1996 and 1997:



                                                                     Schedule II

                             Holmes Products Corp.
                       Valuation and Qualifying Accounts
                                 (in thousands)



                                                            Additions           Deductions
                                                     ----------------------- ---------------
                                         Balance at   Charged to    Charged      Write-off of    Balance
                                          Beginning    Costs and   to Other     Uncollectible   at End of
                                          of Period    Expenses    Accounts        Accounts      Period
                                        ------------ ------------ ----------   --------------- ----------
Allowance for doubtful accounts:
 Year ended December 31, 1995 .........    $  232       $1,404       --              $142        $1,494
 Year ended December 31, 1996 .........     1,494          505       --               886         1,113
 Year ended December 31, 1997 .........     1,113          330       --               984           459




                                                               Additions            Deductions
                                                     ----------------------------- -----------
                                                                          Net
                                                                       Operating        Net
                                         Balance at     Charged to       Losses      Operating    Balance
                                          Beginning       Income      without Tax      Losses    at End of
                                          of Period    Tax Expense    Benefit (1)     Utilized    Period
                                        ------------ --------------- -------------  ----------- ----------
Deferred tax valuation allowance:
 Year ended December 31, 1995 .........     $ 19              --          $505            --      $  524
 Year ended December 31, 1996 .........      524              --            --          $ 55         469
 Year ended December 31, 1997 .........      469        $  1,447(2)         --           469       1,447



(1) Based on the weight of available evidence existing at the time, management concluded that it was more likely than not that the Company would not be able to realize the benefit associated with the net operating losses being generated in certain tax jurisdictions during these periods. As the net operating losses were utilized, the Company reduced the related valuation allowance.
(2) The Company was subject to certain limitations on interest paid to or guaranteed by Pentland. See Note 9 of Notes to Consolidated Financial Statements.

Item 22 Undertakings.

     Each undersigned Registrant hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10 (b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this amendment to be signed on its behalf by the undersigned, hereunto duly authorized, in the Commonwealth of Massachusetts, on March 23, 1998.




                                              HOLMES PRODUCTS CORP.



                                              By: /s/ JORDAN A. KAHN

                                                 ------------------------------

                                                 Jordan A. Kahn, President and

                                                 Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the dates indicated.





         Signature                            Title                         Date
---------------------------   -------------------------------------   ---------------
/s/ JORDAN A. KAHN            President, Chief Executive Officer
-------------------------     and Director (Principal Executive
Jordan A. Kahn                Officer)                                March 23, 1998

/s/ DAVID DUSSEAULT           Chief Financial Officer (Principal
-------------------------     Financial and Accounting Officer)
David Dusseault                                                       March 23, 1998

              *               Chief Operating Officer and Director
-------------------------
Stanley Rosenzweig                                                    March 23, 1998

              *               Executive Vice President,
-------------------------     Sales and Marketing, and Director
Gregory F. White                                                      March 23, 1998

              *               Director
-------------------------
Richard K. Lubin                                                      March 23, 1998

              *               Director
-------------------------
Randy Peeler                                                          March 23, 1998

* By: /s/ JORDAN A. KAHN
-------------------------
  Jordan A. Kahn,
  Attorney-in-Fact


                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this amendment to be signed on its behalf by the undersigned, hereunto duly authorized, in the Commonwealth of Massachusetts, on March 23, 1998.





                                              HOLMES MANUFACTURING CORP.




                                              By: /s/ JORDAN A. KAHN

                                                 ------------------------------
                                                 Jordan A. Kahn, President



     Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following person in the stated capacity and on the date indicated.





         Signature                           Title                       Date
---------------------------   ----------------------------------   ---------------
/s/ JORDAN A. KAHN            President, Treasurer and Director
-------------------------    (Principal Executive, Financial
Jordan A. Kahn                and Accounting Officer)              March 23, 1998

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this amendment to be signed on its behalf by the undersigned, hereunto duly authorized, in the Commonwealth of Massachusetts, on March 23, 1998.





                                              HOLMES AIR (TAIWAN) CORP.



                                              By: /s/ JORDAN A. KAHN
                                                 ------------------------------
                                                 Jordan A. Kahn, President


     Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following person in the stated capacity and on the date indicated.




         Signature                           Title                       Date
---------------------------   ----------------------------------   ---------------
/s/ JORDAN A. KAHN            President, Treasurer and Director
-------------------------     (Principal Executive, Financial
Jordan A. Kahn                and Accounting Officer)              March 23, 1998